Exhibit 4.01

EXECUTION COPY

AMENDED AND RESTATED CREDIT AGREEMENT

among

FLEXTRONICS INTERNATIONAL LTD. and

DESIGNATED BORROWERS

and

THE LENDERS NAMED HEREIN

and

ABN AMRO BANK N.V.,

as Agent for the Lenders

and

THE BANK OF NOVA SCOTIA,

as Syndication Agent

and

BANK OF AMERICA, N.A.,

CITICORP USA, INC.,

DEUTSCHE BANK AG, NEW YORK BRANCH and

BNP PARIBAS,

as Co-Documentation Agents

and

CREDIT SUISSE, CAYMAN ISLANDS BRANCH,

MERRILL LYNCH CAPITAL CORPORATION and

SKANDINAVISKA ENSKILDA BANKEN AB,

as Senior Managing Agents

and

HSBC BANK USA, NATIONAL ASSOCIATION,

BARCLAYS BANK PLC,

KEYBANK NATIONAL ASSOCIATION,

ROYAL BANK OF CANADA and

UBS SECURITIES LLC,

as Managing Agents

and

ABN AMRO INCORPORATED,

as Lead Arranger and Sole Bookrunner

and

THE BANK OF NOVA SCOTIA,

as Co-Lead Arranger

May 27, 2005

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

SCHEDULES

Page
I	Lenders	S-1

II	Pricing Grid	S-31

3.01	Conditions Precedent	S-33

4.01(o)	Subsidiaries	S-36

4.01(s)	Exchange Controls	S-37

5.02(a)	Existing Secured Indebtedness	S-38

5.02(e)	Existing Investments	S-39

EXHIBITS

A	Notice of Borrowing	A-1

A-2	Notice of Increase or Decrease in Total Commitments	A-3

B	Form of Note	B-1

C	Form of Guaranty	C-1

D	Form of Assignment and Assumption	D-1

E	Form of Reaffirmation Agreement	E-1

iii

CREDIT AGREEMENT

THIS AMENDED AND RESTATED CREDIT AGREEMENT, dated as of May 27, 2005, is entered into by and among:

(1) FLEXTRONICS INTERNATIONAL LTD., a Singapore corporation (“FIL”) acting, subject to Paragraph 8.15 hereof, through its Hong Kong branch, and each of the Subsidiaries of FIL designated as borrowers from time to time, as approved by each Lender (as defined below), the Issuing Bank and Guarantors hereunder (such subsidiaries to be referred to herein collectively as “Designated Borrowers” and, together with FIL, the “Borrowers”);

(2) Each of the financial institutions from time to time listed in Schedule I hereto, as amended from time to time (such financial institutions to be referred to herein collectively as the “Lenders”);

(3) ABN AMRO BANK N.V. (“ABN AMRO”), as administrative agent for the Lenders (in such capacity, “Agent”);

(4) ABN AMRO INCORPORATED, as lead arranger and as sole bookrunner (in such capacities, the “Lead Arranger”);

(5) THE BANK OF NOVA SCOTIA, as co-lead arranger (in such capacity, the “Co-Lead Arranger”) and as syndication agent (in such capacity, the “Syndication Agent”);

(6) BANK OF AMERICA, N.A., CITICORP USA, INC., DEUTSCHE BANK AG, NEW YORK BRANCH and BNP PARIBAS, as co-documentation agents (collectively, in such capacity, the “Co-Documentation Agents”);

(7) CREDIT SUISSE, CAYMAN ISLANDS BRANCH, MERRILL LYNCH CAPITAL CORPORATION and SKANDINAVISKA ENSKILDA BANKEN AB, as senior managing agents (collectively, in such capacity, the “Senior Managing Agents”);

(8) HSBC BANK USA, NATIONAL ASSOCIATION, BARCLAYS BANK PLC, KEYBANK NATIONAL ASSOCIATION, ROYAL BANK OF CANADA and UBS SECURITIES LLC, as managing agents (collectively, in such capacity, the “Managing Agents”); and

(9) BANK OF AMERICA, N.A., as the issuer of letters of credit hereunder, (in such capacity, the “Issuing Bank”).

RECITALS

FIL has requested Lenders and Lenders have agreed, upon the terms and subject to the conditions set forth herein, to amend and restate the Existing FIL Credit Agreement in its entirety as provided herein.

AGREEMENT

NOW, THEREFORE, in consideration of the above Recitals and the mutual covenants herein contained, the parties hereto hereby agree as follows:

SECTION I. INTERPRETATION.

1.01. Definitions. Unless otherwise indicated in this Agreement or any other Credit Document, each term set forth below, when used in this Agreement or any other Credit Document, shall have the respective meaning given to that term below or in the provision of this Agreement or other document, instrument or agreement referenced below.

“ABN AMRO” shall have the meaning given to that term in clause (3) of the introductory paragraph hereof.

“Affiliate” shall mean, with respect to any Person, each other Person that (a) directly or indirectly, owns or controls, whether beneficially or as a trustee, guardian or other fiduciary, ten percent (10%) or more of any class of Equity Securities of such Person or (b) that controls, is controlled by or is under common control with such Person or any Affiliate of such Person; provided, however, that in no case shall Agent or any Lender be deemed to be an Affiliate of any Borrower or any of FIL’s Subsidiaries for purposes of this Agreement. For the purpose of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

“Agent” shall have the meaning given to that term in clause (3) of the introductory paragraph hereof.

“Agent’s Fee Letter” shall mean the letter agreement dated as of April 19, 2005 between FIL, FIUI and Agent.

“Agent’s Fees” shall have the meaning given to that term in Subparagraph 2.06(a) hereof.

“Agreement” shall mean this Amended and Restated Credit Agreement.

“Alternative Currency” shall mean any Currency (other than Dollars).

“Applicable Lending Office” shall mean, with respect to any Lender and any Borrowing, such Lender’s Lending Office.

“Applicable Margin” shall mean, with respect to any Borrowing at any time, the per annum margin which is determined pursuant to the Pricing Grid and added to the Base Rate or LIBO Rate, as the case may be, for such Borrowing; provided, however, that the Applicable Margin determined pursuant to the Pricing Grid shall be increased by two percent (2.00%) per annum on the date an Event of Default occurs and shall continue at such increased rate unless and until such Event of Default is cured or waived in accordance with this Agreement. The Applicable Margin shall be determined as provided in the Pricing Grid (subject to the proviso in the preceding sentence) and may change as provided in the Pricing Grid.

“Applicable Payment Office” shall have the meaning given to that term in Subparagraph 2.13(b).

“Applicable Rate Page” shall mean, with respect to any Currency at any time, the applicable Telerate Page on which appears the LIBO Rate for deposits in such currency at such time or, if no such page is then available, the applicable Reuters Screen Page on which such information then appears.

“Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignee Lender” shall have the meaning given to that term in Subparagraph 8.05(c) hereof.

“Assignment” shall have the meaning given to that term in Subparagraph 8.05(c) hereof.

“Assignment and Assumption” shall have the meaning given to that term in Subparagraph 8.05(c) hereof.

“Assignment Effective Date” shall have, with respect to each Assignment and Assumption, the meaning set forth therein.

“Assignor Lender” shall have the meaning given to that term in Subparagraph 8.05(c) hereof.

“Base Rate” shall mean, on any day, the greater of (a) the Prime Rate in effect on such date and (b) the Federal Funds Rate for such day plus one-half of one percent (0.50%).

“Base Rate Borrowing” shall mean any Borrowing consisting of Base Rate Loans.

“Base Rate Loan” shall mean any Loan bearing interest based upon the Base Rate.

“Borrowers” shall have the meaning given to that term in clause (1) of the introductory paragraph hereof.

“Borrowing” shall mean a borrowing consisting of all the Loans of the same Currency and Type (and same Interest Period if LIBOR Loans) made, converted or continued by Lenders on the same date. Any reference to a Borrowing shall include all the Loans constituting such Borrowing.

“Business Day” shall mean any day on which commercial banks are not authorized or required to close in San Francisco, California, New York, New York, or Chicago, Illinois, other than Saturday or Sunday, and (a) if such Business Day is related to a Borrowing consisting of LIBOR Loans in Dollars, dealings in Dollar deposits are carried out in the London interbank market and commercial banks are open for business in London or (b) if such Business Day is related to a Borrowing in an Alternative Currency, dealings in such Currency are carried out in the London interbank market and commercial banks are open for business in London.

“Capital Adequacy Requirement” shall have the meaning given to that term in Subparagraph 2.12(d) hereof.

“Capital Leases” shall mean any and all lease obligations that, in accordance with GAAP, are required to be capitalized on the books of a lessee.

“Change of Control” shall mean, with respect to FIL, (i) the acquisition after the date hereof by any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”)) of (A) beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Exchange Act) of fifty percent (50%) or more of the outstanding Equity Securities of FIL entitled to vote for members of the board of directors, or (B) all or substantially all of the assets of FIL; (ii) during any period of twelve (12) consecutive calendar months, individuals who are directors of FIL on the first day of such period (“Initial Directors”) and any directors of FIL who are specifically approved by two-thirds of the Initial Directors and previously-approved directors shall cease to constitute a majority of the board of directors of FIL before the end of such period; or (iii) any other event or condition constituting a “Change of Control” (or similar defined term) under any Subordinated Indenture shall occur or exist.

“Change of Law” shall have the meaning given to that term in Subparagraph 2.12(b) hereof.

“Closing Date” shall mean March 3, 2004.

“Co-Documentation Agents” shall have the meaning given to that term in clause (6) of the introductory paragraph hereof.

“Co-Lead Arranger” shall have the meaning given to that term in clause (5) of the introductory paragraph hereof.

“Combined Commitment” shall mean, with respect to any Lender under this Agreement at any time, the sum of (a) such Lender’s Commitment at such time and (b) such Lender’s “Commitment” as defined in the FIUI Credit Agreement at such time.

“Combined Proportionate Share” shall mean:

(a) With respect to any Lender under this Agreement or under the FIUI Credit Agreement at any time prior to the termination of the Commitments, the ratio (expressed as a percentage rounded to the eighth digit to the right of the decimal point) of (i) such Lender’s Combined Commitment at such time to (ii) the Combined Total Commitment at such time; and

(b) With respect to any Lender under this Agreement or under the FIUI Credit Agreement at any time after the termination of the Commitments, the ratio (expressed as a percentage rounded to the eighth digit to the right of the decimal point) of (i) the sum at such time of (A) the aggregate principal amount of all Loans owed to such Lender and outstanding at such time under this Agreement, (B) such Lender’s pro rata share of the aggregate amount available for drawing under all Letters of Credit outstanding at such time under this Agreement, (C) such Lender’s pro rata share of the aggregate amount of all Reimbursement Obligations outstanding at such time under this Agreement, (D) the aggregate principal amount of all Loans owed to such Lender and outstanding at such time under the FIUI Credit Agreement, (E) such Lender’s pro rata share of the aggregate amount available for drawing under all Letters of Credit outstanding at such time under the FIUI Credit Agreement and (F) such Lender’s pro rata share of the aggregate amount of all Reimbursement Obligations outstanding at such time under the FIUI Credit Agreement to (ii) the sum at such time of (A) the aggregate principal amount of all Loans outstanding at such time under this Agreement, (B) the aggregate amount available for drawing under all Letters of Credit outstanding at such time under this Agreement, (C) the aggregate amount of all Reimbursement Obligations outstanding at such time under this Agreement, (D) the aggregate principal amount of all Loans outstanding at such time under the FIUI Credit Agreement, (E) the aggregate amount available for drawing under all Letters of Credit outstanding at such time under the FIUI Credit Agreement and (F) the aggregate amount of all Reimbursement Obligations outstanding at such time under the FIUI Credit Agreement.

“Combined Total Commitment” shall mean the sum of (a) the Total Commitment and (b) the “Total Commitment” as defined in the FIUI Credit Agreement.

“Combined Required Lenders” shall mean, at any time, Lenders under this Agreement and Lenders under the FIUI Credit Agreement whose Combined Proportionate Shares equal or exceed fifty-one percent (51%) at such time, except at any time any Lender under this Agreement or under the FIUI Credit Agreement is a Defaulting Lender. (For the purposes of determining “Combined Required Lenders” at any time any Lender is a Defaulting Lender, the “Combined Proportionate Shares” of non-Defaulting Lenders shall be determined excluding from the Commitment the aggregate amounts of the Defaulting Lenders’ Commitments; and “Combined Required Lenders” shall mean non-Defaulting Lenders whose Combined Proportionate Shares as so determined then equal or exceed fifty-one percent (51%).)

“Commitment” shall mean, with respect to each Lender, the Dollar amount set forth under the caption “Commitment” opposite such Lender’s name on Part A of Schedule I, or, if changed, such Dollar amount as may be set forth for such Lender in the Register.

“Commitment Fees” shall have the meaning given to that term in Subparagraph 2.06(b) hereof.

“Commitment Fee Percentage” shall mean the per annum percentage which is used to calculate the Commitment Fees. The Commitment Fee Percentage shall be determined as provided in the Pricing Grid and may change as provided in the Pricing Grid.

“Compliance Certificate” shall have the meaning given to that term in Subparagraph 5.01(a)(iii) hereof.

“Consolidated Tangible Assets” shall mean, with respect to FIL, the aggregate amount of assets (determined on a consolidated basis and in accordance with GAAP) after deducting therefrom all goodwill, trade names, trademarks, patents, licenses, unamortized debt discount and expense, treasury stock and other like intangibles (in each case, determined on a consolidated basis and in accordance with GAAP).

“Contingent Obligation” shall mean, without duplication, with respect to any Person, (a) any Guaranty Obligation of that Person and (b) any direct or indirect obligation or liability, contingent or otherwise, of that Person (i) in respect of any Surety Instrument issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments or (ii) in respect to any Rate Contract that is not entered into in connection with a bona fide hedging operation that provides offsetting benefits to such Person. The amount of any Contingent Obligation shall (subject, in the case of Guaranty Obligations, to the last sentence of the definition of “Guaranty Obligation”) be deemed equal to the maximum reasonably anticipated liability in respect thereof (subject to reduction as the underlying liability so guaranteed is reduced from time to time), and shall, with respect to item (b)(ii) of this definition, be marked to market on a current basis.

“Contractual Obligation” of any Person shall mean, any indenture, note, lease, loan agreement, security, deed of trust, mortgage, security agreement, guaranty, instrument, contract, agreement or other form of contractual obligation or undertaking to which such Person is a party or by which such Person or any of its property is bound.

“Credit Documents” shall mean and include this Agreement, the LC Applications, the Notes, the Security Documents, the Agent’s Fee Letter, the FIUI Credit Documents, all other documents, instruments and agreements delivered to the Agent pursuant to Section III hereof and all other documents, instruments and agreements delivered by any Borrower, any Guarantor or any of FIL’s Subsidiaries to Agent or the Issuing Bank in connection with this Agreement on or after the Closing Date.

“Credit Event” shall mean (a) any Borrowing or (b) the issuance, amendment, renewal or extension of any Letter of Credit.

“Currencies” shall mean Dollars, United Kingdom pounds, Euros, Swedish krona and Japanese yen.

“Debt/EBITDA Ratio” shall mean, with respect to FIL for any period, the ratio, determined on a consolidated basis in accordance with GAAP, of:

(a) The total Indebtedness of FIL and its Subsidiaries on the last day of such period; provided, however, that in computing the foregoing sum, there shall be excluded therefrom any Indebtedness to the extent the proceeds of which are (i) legally segregated from FIL’s or such Subsidiaries’ other assets and (ii) either (A) only held in the form of cash or cash equivalents or (B) used by FIL or its Subsidiaries for any such purpose as may be approved in advance from time to time by the Required Lenders;

to

(b) EBITDA for such period.

“Default” shall mean an Event of Default or any event or circumstance not yet constituting an Event of Default which, with the giving of any notice or the lapse of any period of time or both, would become an Event of Default.

“Defaulted Amount” shall have the meaning given to that term in the definition of “Defaulting Lender” hereof.

“Defaulting Lender” shall mean a Lender which has failed to fund its portion of any Borrowing which it is required to fund under this Agreement (such amount, the “Defaulted Amount”) and has continued in such failure for three (3) Business Days after written notice from Agent, provided that any Defaulting Lender shall cease to be a Defaulting Lender upon (x) its funding the Defaulted Amount or (y) the termination of the Commitments.

“Designated Borrower” shall have the meaning given to that term in clause (1) of the introductory paragraph hereof.

“Dollar Equivalent” shall mean, as to any amount denominated in an Alternative Currency as of any date of determination, the amount of Dollars that would be required to purchase the amount of such Alternative Currency based upon the spot selling rate at which ABN AMRO’s (or, only for purposes of any Letter of Credit, the Issuing Bank’s) London office offers to sell such Alternative Currency for Dollars in the London foreign exchange market at approximately 11:00 a.m. London time on such date for delivery two (2) Business Days later.

“Dollars” and “$” shall mean, unless otherwise indicated, the lawful currency of the United States of America and, in relation to any payment under this Agreement, in same day or immediately available funds.

“Drawing Payment” shall have the meaning given to that term in Subparagraph 2.01(b)(iii)(A) hereof.

“EBITDA” shall mean, with respect to FIL for any consecutive four quarter-period, the sum, determined on a consolidated basis in accordance with GAAP, of the following:

(a) The net income or net loss of FIL for such period before provision for income taxes;

plus

(b) The sum (without duplication and to the extent deducted in calculating net income or loss in clause (a) above) of (i) all Interest Expense of FIL accruing during such period, (ii) all depreciation and amortization expenses of FIL accruing during such period and (iii) any other noncash charges incurred in such period (it being understood and agreed that the term “noncash charges” does not include charges which consist of, or require an accrual of or cash reserve for, anticipated cash charges in subsequent periods);

plus

(c) An amount, not to exceed One Hundred Million Dollars ($100,000,000) in any consecutive four-quarter period, equal to the sum (without duplication and to the extent deducted in calculating net income or loss in clause (a) above) of all one-time cash charges associated with (i) merger- or acquisition-related expenses (including, without limitation, legal fees, investment banking fees and other similar fees and expenses) and (ii) restructuring costs, in each case (A) paid in such period, (B) calculated in accordance with GAAP and (C) incurred by FIL or any of its Subsidiaries in connection with any merger, acquisition or restructuring entered into or consummated by FIL and any of its Subsidiaries which is otherwise permitted under this Agreement and the FIUI Credit Agreement; provided, however, that no one-time cash charges in connection with merger- or acquisition-related expenses shall be added to the calculation of EBITDA for purposes of Subparagraph 5.03(a) if FIL, in connection with any merger or acquisition to which such expenses relate, shall have adjusted EBITDA on a pro forma basis to give effect to such merger or acquisition as if such merger or acquisition had occurred as of the first day of such period as described in the next succeeding paragraph.

For purposes of Subparagraph 5.03(a) only (and not for purposes of Subparagraph 5.03(b)), if FIL or any of its Subsidiaries acquires (whether by purchase, merger, consolidation or otherwise) all or substantially all of the assets or property of any other Person, during any period in respect of which EBITDA is to be determined, such EBITDA may, in the sole discretion of FIL, be determined on a pro forma basis as if such acquisition occurred as of the first day of such period.

“Effective Date” shall mean May 27, 2005.

“Eligible Assignee” shall mean (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by (i) Agent, (ii) Issuing Bank, and (iii) unless an Event of Default has occurred under clause (a), (f) or (g) of Paragraph 6.01 and is continuing, FIL (each such approval not to be unreasonably withheld or delayed), provided that notwithstanding the foregoing, “Eligible Assignee” shall not include any Borrower or any Borrower’s Affiliates or Subsidiaries.

“Eligible Material Subsidiary” shall mean, at any time, any Material Subsidiary that is not then an Ineligible Material Subsidiary.

“Employee Benefit Plan” shall mean any employee benefit plan within the meaning of section 3(3) of ERISA maintained or contributed to by any Borrower, any Material Subsidiary or any ERISA Affiliate, other than a Multiemployer Plan.

“Environmental Laws” shall mean all the Governmental Rules and Contractual Obligations relating to the protection of human health and the environment, including those pertaining to the reporting, licensing, permitting, investigation or remediation of emissions, discharges, releases, or threatened releases of Hazardous Materials into the air, surface water, groundwater, or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling of, or exposure to, Hazardous Materials.

“Equity Securities” of any Person shall mean (a) all common stock, preferred stock, participations, shares, partnership interests, membership interests, beneficial interests in a trust or other equity interests in such Person (regardless of how designated and whether or not voting or non-voting) and (b) all warrants, options and other rights to acquire any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may from time to time be amended or supplemented, including any rules or regulations issued in connection therewith.

“ERISA Affiliate” shall mean any Person which is treated as a single employer with any Borrower or any Material Subsidiary under Section 414 of the IRC.

“Euro” shall mean the single currency of participating member states of the European Union.

“Event of Default” shall have the meaning given to that term in Paragraph 6.01 hereof.

“Excluded Taxes” shall mean all Taxes measured by or imposed upon the overall net income of any Lender or one of its Applicable Lending Offices and all franchise taxes imposed upon any Lender, in each case imposed (i) by the jurisdiction under the laws of which such Lender or one of its Applicable Lending Offices is organized or is located, or in which its principal executive office is located, or any nation within which such jurisdiction is located or any political subdivision thereof or (ii) by reason of any connection between the jurisdiction imposing such tax and such Lender or one of its Applicable Lending Offices other than a connection arising solely from such Lender having executed, delivered or performed its obligations under, or received payment under or enforced, this Agreement or any of the other Credit Documents.

“Existing FIL Credit Agreement” shall mean the Credit Agreement dated as of March 3, 2004, as amended, among FIL, the Designated Borrowers referred to therein, ABN AMRO and the other lending institutions, and ABN AMRO, as agent for itself and such other lending institutions.

“Existing FIUI Credit Agreement” shall mean the Credit Agreement dated as of March 3, 2004, as amended, among FIUI, ABN AMRO and the other lending institutions, and ABN AMRO, as agent for itself and such other lending institutions.

“Existing Secured Indebtedness” shall mean the secured Indebtedness existing on the Closing Date specified on Schedule 5.02(a).

“Federal Funds Rate” shall mean, for any day, the rate per annum set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Board (including any such successor publication, “H.15 (519)”) for such day opposite the caption “Federal Funds (Effective)”. If on any relevant day, such rate is not yet published in H.15 (519), the rate for such day shall be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Government Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any such successor publication, the “Composite 3:30 p.m. Quotations”) for such day under the caption “Federal Funds Effective Rate”. If on any relevant day, such rate is not yet published in either H.15 (519) or the Composite 3:30 p.m. Quotations, the rate for such day shall be the arithmetic mean, as determined by Agent, of the rates quoted to Agent for such day by three (3) Federal funds brokers of recognized standing selected by Agent for overnight federal funds transactions.

“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“FIL” shall have the meaning given to that term in clause (1) of the introductory paragraph hereof.

“Financial Statements” shall mean, with respect to any accounting period for any Person, statements of income, shareholders’ equity and cash flows of such Person for such period, and a balance sheet of such Person as of the end of such period, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year if such period is less than a full fiscal year or, if such period is a full fiscal year, corresponding figures from the preceding annual audit, all prepared in reasonable detail and in accordance with GAAP.

“FIUI” shall mean Flextronics International USA, Inc., a California corporation.

“FIUI Credit Agreement” shall mean the Amended and Restated Credit Agreement dated the date hereof among FIUI, as the borrower, each of the financial institutions from time to time party thereto and ABN AMRO, as agent, as amended, supplemented or otherwise modified from time to time.

“FIUI Credit Documents” shall mean the FIUI Credit Agreement and all agreements, documents and instruments delivered to the agent or any Lender under the FIUI Credit Agreement or Existing FIUI Credit Agreement.

“Fixed Charge Coverage Ratio” shall mean, with respect to FIL for any period, the ratio, determined on a consolidated basis in accordance with GAAP, of:

(a) EBITDA for such period;

to

(b) (x) The sum of (A) all Interest Expense of FIL for such period plus (B) the current portion of the long-term Indebtedness of FIL on the last day of such period (other than Loans outstanding under this Agreement and loans outstanding under the FIUI Credit Agreement) plus (C) for any period ending on or after May 27, 2009, seventy-five percent (75%) of the aggregate principal amount of (i) all Loans outstanding under this Agreement and (ii) all loans outstanding under the FIUI Credit Agreement;

minus

(y) All interest income earned by FIL during such period.

“Foreign Plan” shall mean any employee benefit plan maintained by any Borrower or any of its Subsidiaries which is mandated or governed by any Governmental Rule of any Governmental Authority other than the United States.

“Foreign Subsidiary” shall mean any Subsidiary of FIL that is organized under the laws of a jurisdiction other than the United States or a state thereof.

“Fund” shall mean any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” shall mean generally accepted accounting principles and practices as in effect in the United States of America from time to time, consistently applied, subject to Paragraph 1.02 hereof.

“Governmental Authority” shall mean any domestic or foreign national, state or local government, any political subdivision thereof, any department, agency, authority or bureau of any of the foregoing, or any other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the Federal Deposit Insurance Corporation, the Federal Reserve Board, the Comptroller of the Currency of the United States of America, any central bank or any comparable authority.

“Governmental Charges” shall mean, with respect to any Person, all levies, assessments, fees, claims or other charges imposed by any Governmental Authority upon such Person or any of its property or otherwise payable by such Person.

“Governmental Rule” shall mean any law, rule, regulation, ordinance, order, code interpretation, judgment, decree, directive, guidelines, policy or similar form of decision of any Governmental Authority.

“Guarantor” shall mean each Eligible Material Subsidiary and each other Subsidiary that has executed the Guaranty or otherwise become a party thereto.

“Guaranty” shall have the meaning given to that term in Subparagraph 2.15(a) hereof.

“Guaranty Obligation” shall mean, with respect to any Person, subject to the last sentence of this definition, any direct or indirect liability of that Person with respect to any indebtedness, lease, dividend, letter of credit or other obligation (other than endorsements of instruments for collection or deposits in the ordinary course of business) (the “primary obligations”) of another Person (the “primary obligor”), including any obligation of that Person, whether or not contingent, (a) to purchase, repurchase or otherwise acquire such primary obligations or any property constituting direct or indirect security therefor, (b) to advance or provide funds (i) for the payment or discharge of any such primary obligation, or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof. The amount of any Guaranty Obligation shall be deemed equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof (subject to reduction as the underlying liability so guaranteed is reduced from time to time); provided, however, that with respect to (1) any Guaranty Obligation by FIL or any of its Subsidiaries in respect of a primary obligation of FIL or any of its Subsidiaries and (2) any Guaranty Obligation of FIL or any of its Subsidiaries in respect of the primary obligation of a lessor in connection with a synthetic lease transaction entered into by FIL or any of its Subsidiaries, such Guaranty Obligation shall, in each case, be deemed to be equal to the maximum reasonably anticipated liability in respect thereof which shall be deemed to be limited to an amount that actually becomes past due from time to time with respect to such primary obligation.

“Hazardous Materials” shall mean all pollutants, contaminants and other materials, substances and wastes which are hazardous, toxic, caustic, harmful or dangerous to human health or the environment, including petroleum and petroleum products and byproducts, radioactive materials, asbestos and polychlorinated biphenyls.

“Indebtedness” of any Person shall mean, without duplication, the following (each, unless otherwise noted, determined in accordance with GAAP):

(a) All obligations of such Person evidenced by notes, bonds, debentures or other similar instruments and all other obligations of such Person for borrowed money (including obligations to repurchase receivables and other assets sold with recourse);

(b) All obligations of such Person for the deferred purchase price of property or services (including obligations under letters of credit and other credit facilities which secure or finance such purchase price, and the capitalized amount reported for income tax purposes with respect to obligations under “synthetic” leases but excluding accounts payable for property or services or the deferred purchase price of property to the extent due within one year);

(c) All obligations of such Person under conditional sale or other title retention agreements with respect to property (other than inventory) acquired by such Person (to the extent of the value of such property if the rights and remedies of the seller or lender under such agreement in the event of default are limited solely to repossession or sale of such property);

(d) All obligations of such Person as lessee under or with respect to Capital Leases;

(e) All Guaranty Obligations of such Person with respect to the Indebtedness of any other Person, and all other Contingent Obligations of such Person; and

(f) All obligations of other Persons of the types described in clauses (a) - (e) above to the extent secured by (or for which any holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien in any property (including accounts and contract rights) of such Person, even though such Person has not assumed or become liable for the payment of such obligations.

The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Ineligible Material Subsidiary” shall mean, at any time, any Material Subsidiary (a) that is then prohibited by any applicable Governmental Rule from acting as a Guarantor under the Guaranty, (b) that then would incur, or would cause FIL to incur, a significant increase in its tax liabilities or similar liabilities or obligations as a result of acting as a Guarantor under the Guaranty or (c) that is a Foreign Subsidiary as to which the representations and warranties set forth in Subparagraph 4.01(s) would not be true and correct were it to execute the Guaranty.

“Interest Expense” shall mean, with respect to any Person for any period, the sum, determined on a consolidated basis in accordance with GAAP, of (a) all interest expense of such Person during such period (including interest attributable to Capital Leases) plus (b) all fees in respect of outstanding letters of credit paid, accrued or scheduled for payment by such Person during such period.

“Interest Period” shall mean, with respect to any LIBOR Borrowing, the time period selected by the applicable Borrower pursuant to Subparagraph 2.02(c) which commences on the date of such Borrowing and ends on the last day of such time period, and thereafter, each subsequent time period selected by the applicable Borrower pursuant to Subparagraph 2.03(b)(ii).

“Investment” of any Person shall mean any loan or advance of funds by such Person to any other Person (other than advances to employees of such Person for moving and travel expenses, drawing accounts and similar expenditures in the ordinary course of business), any purchase or other acquisition of any Equity Securities or Indebtedness of any other Person, any capital contribution by such Person to or any other investment by such Person in any other Person (including any Guaranty Obligations of such Person and any indebtedness of such Person of the type described in clause (f) of the definition of “Indebtedness” on behalf of any other Person); provided, however, that Investments shall not include (a) accounts receivable or other indebtedness owed by customers of such Person which are current assets and arose from sales of inventory in the ordinary course of such Person’s business or (b) prepaid expenses of such Person incurred and prepaid in the ordinary course of business.

“IRC” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Issuing Bank” shall have the meaning given to that term in clause (9) of the introductory paragraph hereof.

“LC Application” shall have the meaning given to that term in Subparagraph 2.01(b)(ii) hereof.

“LC Issuance Fees” shall have the meaning given to that term in Subparagraph 2.06(c)(ii) hereof.

“LC Usage Fee Rate” shall mean with respect to any Letter of Credit as of any date of determination, the per annum rate for Letters of Credit determined pursuant to the Pricing Grid as such rate may change as provided in the Pricing Grid.

“LC Usage Fees” shall have the meaning given to that term in Subparagraph 2.06(c)(i) hereof.

“Lead Arranger” shall have the meaning given to that term in clause (4) of the introductory paragraph hereof.

“Lender” shall have the meaning given to that term in clause (2) of the introductory paragraph hereof. Where the context so permits, “Lenders” shall include the Issuing Bank and Lenders under the FIUI Credit Agreement.

“Lender Rate Contract” shall mean any Rate Contract entered into by any Borrower or any of FIL’s Subsidiaries with a Lender or its Affiliates with respect to Obligations arising under this Agreement.

“Lending Office” shall mean, with respect to any Lender and any Borrowing, (a) initially, such Lender’s office designated as such in Part B of Schedule I (or, in the case of any Lender which becomes a Lender by an assignment pursuant to Subparagraph 8.05(c), its office designated as such in the applicable Assignment and Assumption) and (b) subsequently, such other office or offices as such Lender may designate to Agent as the office at which such Lender’s Loans will thereafter be maintained and for the account of which all payments of principal of, and interest on, such Lender’s Loans will thereafter be made.

“Letter of Credit” shall mean any standby letter of credit or documentary letter of credit issued pursuant to this Agreement.

“LIBO Rate” shall mean, with respect to any Interest Period for any LIBOR Borrowing, a rate per annum equal to the quotient (rounded upward if necessary to the nearest 1/100 of one percent) of (a) the arithmetic mean of the rates per annum appearing on the Applicable Rate Page for the Currency of such Borrowing on the second Business Day prior to the first day of such Interest Period at or about 11:00 A.M. (London time) (for delivery of such Currency on the first day of such Interest Period) for a term comparable to such Interest Period, divided by (b) one minus any applicable Reserve Requirement in effect from time to time. If for any reason rates are not available as provided in clause (a) of the preceding sentence, the rate to be used in clause (a) shall be, at the Agent’s discretion, (i) the rate per annum at which deposits in the applicable Currency are offered to Agent in the London interbank market or (ii) the rate at which deposits in the applicable Currency are offered to Agent in, or by Agent to major banks in, any offshore interbank market selected by Agent, in each case on the second Business Day prior to the commencement of such Interest Period at or about 10:00 A.M. (New York City time) (for delivery on the first day of such Interest Period) for a term comparable to such Interest Period and in an amount approximately equal to the amount of the Loan to be made or funded by Agent as part of such Borrowing. The LIBO Rate shall be adjusted automatically as to all LIBOR Loans outstanding as of the effective date of any change in the Reserve Requirement.

“LIBOR Borrowing” shall mean any Borrowing consisting of LIBOR Loans.

“LIBOR Loan” shall mean any Loan bearing interest based upon the LIBO Rate.

“Lien” shall mean, with respect to any property or asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such property or asset or the income therefrom, including any agreement to provide any of the foregoing, (b) the interest of a vendor or a lessor under any conditional sale agreement, Capital Lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan” shall have the meaning given to that term in Subparagraph 2.01(a)(i) hereof.

“Loan Account” shall have the meaning given to that term in Subparagraph 2.09(a) hereof.

“Managing Agents” shall have the meaning given to that term in clause (8) of the introductory paragraph hereof.

“Margin Stock” shall have the meaning given to that term in Regulation U issued by the Federal Reserve Board.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, assets, operations or financial condition of any Borrower and FIL’s Subsidiaries, taken as a whole, (b) the ability of any Borrower to pay or perform its Obligations in accordance with the terms of this Agreement and the other Credit Documents, (c) the ability of the Guarantors (taken as a whole) to pay or perform the Obligations in accordance with the terms of this Agreement and the other Credit Documents or (d) the rights and remedies of Agent or any Lender under this Agreement, the other Credit Documents or any related document, instrument or agreement.

“Material Subsidiary” shall mean, at any time during any fiscal year of FIL, (a) any Subsidiary of FIL that (i) had revenues during the immediately preceding fiscal year equal to or greater than five percent

(5%) of the consolidated total revenues of FIL during such preceding year or (ii) held assets, excluding investments in Subsidiaries, on the last day of the immediately preceding fiscal year equal to or greater than ten percent (10%) of the consolidated total assets of FIL on such date, in each case as set forth or reflected in the audited Financial Statements provided pursuant to Subparagraph 5.01(a)(ii) hereof, (b) with respect to any Subsidiary of FIL added or created during such year, (i) any Subsidiary of FIL that had revenues, determined on a pro forma basis as of the most recent twelve months for which financial statements are available, greater than five percent (5%) of the consolidated total revenues of FIL during such preceding year or (ii) held assets, excluding investments in Subsidiaries, determined on a pro forma basis on the last day of the immediately preceding month equal to or greater than ten percent (10%) of the consolidated total assets of FIL (including the assets of such added or created Subsidiary or Subsidiaries) on such date.

“maturity” shall mean, with respect to any Loan, Reimbursement Obligation, interest, fee or other amount payable by any Borrower under this Agreement or the other Credit Documents, the date such Loan, Reimbursement Obligation, interest, fee or other amount becomes due, whether upon the stated maturity or due date, upon acceleration or otherwise.

“Maturity Date” shall mean May 27, 2010.

“Moody’s” shall mean Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.

“Multiemployer Plan” shall mean any multiemployer plan within the meaning of section 3(37) of ERISA maintained or contributed to by any Borrower, any Material Subsidiary or any ERISA Affiliate.

“Net Proceeds” shall mean, with respect to any issuance and sale of securities by any Person (a) the aggregate cash proceeds received by such Person from such sale less (b) the sum of (i) the actual amount of the reasonable fees and commissions payable to Persons other than such Person making the sale or any Affiliate of such Person and (ii) the reasonable legal expenses and other costs and expenses directly related to such sale that are to be paid by such Person.

“Non-Core Assets” shall mean those assets and businesses (including the Equity Securities of any Subsidiary engaged exclusively in such businesses) designated in good faith by FIL’s board of directors from time to time as “Non-Core Assets” and set forth in a certificate or certificates delivered by FIL to Agent of FIL’s chief financial officer to the effect that FIL’s board of directors has duly designated such assets and businesses as “Non-Core Assets” in good faith.

“Non-Excluded Taxes” shall mean all Taxes other than Excluded Taxes.

“Note” shall have the meaning given to that term in Subparagraph 2.09(b) hereof.

“Notice of Borrowing” shall have the meaning given to that term in Paragraph 2.02 hereof.

“Notice of Interest Period Selection” shall have the meaning given to that term in Subparagraph 2.03(b)(ii).

“Obligations” shall mean and include all loans, advances, debts, liabilities, and obligations, howsoever arising, owed by any Borrower individually or all Borrowers jointly and severally to Agent or any Lender of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising pursuant to the terms of this Agreement or any of the other Credit Documents, including all interest, fees, charges, expenses, attorneys’ fees and accountants’ fees chargeable to Borrowers or payable by Borrowers thereunder.

“Overnight Rate” shall mean, for any amount payable in an Alternative Currency on any day, the per annum interest rate at which overnight deposits in such Alternative Currency in an amount approximately equal to such amount would be offered for such day by ABN AMRO’s London Office to major banks in the London interbank market.

“Participant” shall have the meaning given to that term in Subparagraph 8.05(b) hereof.

“PBGC” shall mean the Pension Benefit Guaranty Corporation, or any successor thereto.

“Permitted Indebtedness” shall have the meaning given to that term in Subparagraph 5.02(a) hereof.

“Permitted Liens” shall have the meaning given to that term in Subparagraph 5.02(b) hereof.

“Person” shall mean and include an individual, a partnership, a corporation (including a business trust), a joint stock company, an unincorporated association, a limited liability company, a joint venture, a trust or other entity or a Governmental Authority.

“Pricing Grid” shall mean the pricing grid set forth on Schedule II and the accompanying explanation thereto.

“Pricing Level” shall mean either Level 1, Level 2, Level 3, or Level 4, which shall be determined as set forth in the Pricing Grid, as such Pricing Levels may change as provided in the Pricing Grid.

“Prime Rate” shall mean the per annum rate publicly announced by ABN AMRO from time to time at its Chicago office as its “prime rate.” The Prime Rate is determined by ABN AMRO from time to time as a means of pricing credit extensions to some customers and is neither directly tied to any external rate of interest or index nor necessarily the lowest rate of interest charged by ABN AMRO at any given time for any particular class of customers or credit extensions. Any change in the Base Rate resulting from a change in the Prime Rate shall become effective on the Business Day on which each change in the Prime Rate is announced as being effective.

“Proportionate Share” shall mean:

(a) With respect to any Lender at any time prior to the termination of the Commitments, the ratio (expressed as a percentage rounded to the eighth digit to the right of the decimal point) of (i) such Lender’s Commitments at such time to (ii) the Total Commitment at such time; and

(b) With respect to any Lender at any time after the termination of the Commitments, the ratio (expressed as a percentage rounded to the eighth digit to the right of the decimal point) of (i) the sum at such time of (A) the aggregate principal amount of all Loans owed to such Lender and outstanding at such time, (B) such Lender’s pro rata share of the aggregate amount available for drawing under all Letters of Credit outstanding at such time and (c) such Lender’s pro rata share of the aggregate amount of all Reimbursement Obligations outstanding at such time to (ii) the sum at such time of (A) the aggregate principal amount of all Loans outstanding at such time, (B) the aggregate amount available for drawing under all Letters of Credit outstanding at such time and (C) the aggregate amount of all Reimbursement Obligations outstanding at such time.

“Rate Contracts” shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of any Borrower or its Subsidiaries shall be a Rate Contract.

“Reaffirmation Agreement” shall mean the Reaffirmation Agreement, attached hereto as Exhibit E, among Agent, FIL and the other Reaffirming Parties (as defined therein), as amended, supplemented or otherwise modified from time to time.

“Register” shall have the meaning given to that term in Subparagraph 8.05(d) hereof.

“Reimbursement Obligation” shall have the meaning given to that term in Subparagraph 2.01(b)(iii)(C) hereof.

“Reimbursement Payment” shall have the meaning given to that term in Subparagraph 2.01(b)(iii)(B) hereof.

“Reportable Event” shall have the meaning given to that term in ERISA and applicable regulations thereunder.

“Required Lenders” shall mean, at any time, Lenders whose Proportionate Shares equal or exceed fifty-one percent (51%) at such time, except at any time any Lender is a Defaulting Lender. (For the purposes of determining “Required Lenders” at any time any Lender is a Defaulting Lender, the “Proportionate Shares” of non-Defaulting Lenders shall be determined excluding from the Commitment the aggregate amounts of the Defaulting Lenders’ Commitments, and “Required Lenders” shall mean non-Defaulting Lenders whose Proportionate Shares as so determined then equal or exceed fifty-one percent (51%).)

“Requirement of Law” applicable to any Person shall mean (a) the Articles or Certificate of Incorporation and By-laws, Partnership Agreement or other organizational or governing documents of such Person, (b) any Governmental Rule applicable to such Person, (c) any license, permit, approval or other authorization granted by any Governmental Authority to or for the benefit of such Person or (d) any judgment, decision or determination of any Governmental Authority or arbitrator, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserve Requirement” shall mean (a) with respect to any day in an Interest Period for any portion of a Borrowing in Dollars, the aggregate of the reserve requirement rates, if any (expressed as a decimal), in effect on such day for funding in Dollars maintained by commercial banks in the United States, (b) with respect to any day in an Interest Period for any portion of a Borrowing in United Kingdom pounds, the aggregate of the reserve requirement rates, if any (expressed as a decimal), in effect on such day for funding in United Kingdom pounds maintained by commercial banks which lend in United Kingdom pounds, (c) with respect to any day in an Interest Period for any portion of a Borrowing in Japanese yen, the aggregate of the reserve requirement rates, if any (expressed as a decimal), in effect on such day for funding in Japanese yen maintained by commercial banks which lend in Japanese yen, (d) with respect to any day in an Interest Period for any portion of a Borrowing in Swedish krona, the aggregate of the reserve requirement rates, if any (expressed as a decimal), in effect on such day for funding in Swedish krona maintained by commercial banks which lend in Swedish krona, or (e) with respect to any day in an Interest Period for any portion of a Borrowing in Euros, the aggregate of the reserve requirement rates, if any (expressed as a decimal), in effect on such day for funding in Euros maintained by commercial banks which lend in Euros. As used herein, the term “reserve requirement” shall include any basic, supplemental or emergency reserve requirements imposed on any Lender by any Governmental Authority.

“Responsible Officer” shall mean, with respect to any Borrower, such Borrower’s Chief Executive Officer, Chief Financial Officer, Treasurer, Vice President – Finance, Controller, Assistant Controller, Assistant Treasurer, Director of Treasury Operations, Corporate Secretary or any other officer of any Borrower designated from time to time by its Board of Directors to execute and deliver any document, instrument or agreement hereunder.

“S&P” shall mean Standard & Poor’s Rating Services, and any successor thereto that is a nationally recognized rating agency.

“Security Documents” shall mean and include (i) the Guaranty, (ii) the Reaffirmation Agreement and (iii) all other instruments, agreements, certificates, opinions and documents delivered to Agent or the Issuing Bank to secure the Obligations.

“Senior Debt Rating” shall mean with respect to FIL as of any date of determination, (i) the “Senior Implied Rating” of Moody’s and (ii) the “Corporate Credit Rating” of S&P.

“Senior Managing Agents” shall have the meaning given to that term in clause (7) of the introductory paragraph hereof.

“Significant Subsidiary” shall mean, at any time during any fiscal year of FIL, (a) any Subsidiary of FIL that (i) had revenues during the immediately preceding fiscal year equal to or greater than Ten Million Dollars ($10,000,000) or (ii) had net worth on the last day of the immediately preceding fiscal year equal to or greater than Ten Million Dollars ($10,000,000).

“Solvent” shall mean, with respect to any Person on any date, that on such date (a) the fair value of the property of such Person is greater than the fair value of the liabilities (including contingent, subordinated, matured and unliquidated liabilities) of such Person, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature and (c) such Person is not engaged in or about to engage in business or transactions for which such Person’s property would constitute an unreasonably small capital.

“Subordinated Indebtedness” shall mean Indebtedness of any Borrower or any Subsidiary of a Borrower that is subordinated to the Obligations.

“Subordinated Indenture” shall mean, collectively, (a) the Indenture dated as of June 29, 2000 by and between FIL and Chase Manhattan Bank and Trust Company, National Association with respect to up to $1,000,000,000 of 9 7/8% Senior Subordinated Notes due 2010, (b) the Indenture dated as of June 29, 2000 by and between FIL and Chase Manhattan Bank and Trust Company, National Association with respect to up to € 300,000,000 of 9 3/4% Senior Subordinated Notes due 2010, (c) the Indenture dated as of May 8, 2003 by and between FIL and J.P. Morgan Trust Company, National Association with respect to up to $400,000,000 of 6 1/2% Senior Subordinated Notes due 2013, (d) the Indenture dated as of August 5, 2003 by and between FIL and J.P. Morgan Trust Company, National Association with respect to up to $500,000,000 of 1% Convertible Subordinated Notes due 2010, (e) the Indenture dated as of November 17, 2004 by and between FIL and J.P. Morgan Trust Company, National Association with respect to up to $500,000,000 of 6 1/4% Senior Subordinated Notes due 2014 and (f) any other document, instrument or agreement evidencing Subordinated Indebtedness.

“Subsidiary” of any Person shall mean (a) any corporation of which more than 50% of the issued and outstanding Equity Securities having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries, (b) any partnership, joint venture, limited liability company or other association of which more than 50% of the equity interest having the power to vote, direct or control the management of such partnership, joint venture or other association is at the time owned and controlled by such Person, by such Person and one or more of the other Subsidiaries or by one or more of such Person’s other Subsidiaries or (c) any other Person included in the Financial Statements of such Person on a consolidated basis. (All references in this Agreement and the other Credit Documents to Subsidiaries of FIL shall, unless otherwise indicated, include any of the other Borrowers and their Subsidiaries.)

“Surety Instruments” shall mean all letters of credit (including standby and commercial), banker’s acceptances, bank guaranties, shipside bonds, surety bonds and similar instruments.

“Syndication Agent” shall have the meaning given to that term in clause (5) of the introductory paragraph hereof.

“Taxes” shall mean all present and future income, stamp, documentary and other taxes and duties, and all other levies, imposts, charges, fees, deductions and withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority.

“Total Assets” shall mean with respect to any date of determination, the total assets of FIL shown on FIL’s consolidated balance sheet in accordance with GAAP on the last day of the fiscal quarter prior to the date of determination.

“Total Commitment” shall mean, at any time, the sum at such time of Lenders’ Commitments. The Total Commitment as of the Effective Date is One Billion One Hundred Four Million, Five Hundred Forty-Five Thousand, Four Hundred Fifty-Four Dollars and Fifty-Five cents ($1,104,545,454.55).

“Type” shall mean, with respect to any Loan or any Borrowing at any time, the classification of such Loan or Borrowing by the type of interest rate it then bears, whether an interest rate based upon the Base Rate or LIBO Rate.

“Unused” shall mean:

(a) With respect to the Total Commitment at any time, the remainder of (i) the Total Commitment at such time minus (ii) the sum of the Dollar amount or Dollar Equivalent (as applicable) of (A) the aggregate principal amount of all Loans outstanding at such time, (B) the aggregate amount available for drawing under all Letters of Credit outstanding at such time and (C) the aggregate amount of all Reimbursement Obligations outstanding at such time (the sum of clause (ii) being referred to as the “Used Commitment”);

(b) With respect to the Combined Total Commitment at any time, the remainder of (i) the Combined Total Commitment at such time minus (ii) the sum of (A) the Used Commitment (as determined pursuant to clause (a) above) and (B) the “Used Commitment” as defined in the FIUI Credit Agreement.

“Used Commitment” shall have the meaning given to that term in clause (a) of the definition of “Unused” in Paragraph 1.01 hereof.

“Wholly-Owned Subsidiary” shall mean any Subsidiary of which more than 90% of the issued and outstanding Equity Interests are owned, directly or indirectly, by FIL.

1.02. GAAP. Unless otherwise indicated in this Agreement or any other Credit Document, all accounting terms used in this Agreement or any other Credit Document shall be construed, and all accounting and financial computations hereunder or thereunder shall be computed, in accordance with GAAP. If GAAP changes during the term of this Agreement such that any covenants contained herein would then be calculated in a different manner or with different components, Borrowers, Lenders and Agent agree to negotiate in good faith to amend this Agreement in such respects as are necessary to conform those covenants as criteria for evaluating the Borrowers’ financial condition to substantially the same criteria as were effective prior to such change in GAAP; provided, however, that, until Borrowers, Lenders and Agent so amend this Agreement, all such covenants shall be calculated in accordance with GAAP as in effect immediately prior to such change.

1.03. Headings. Headings in this Agreement and each of the other Credit Documents are for convenience of reference only and are not part of the substance hereof or thereof.

1.04. Plural Terms. All terms defined in this Agreement or any other Credit Document in the singular form shall have comparable meanings when used in the plural form and vice versa.

1.05. Governing Law. Unless otherwise expressly provided in any Credit Document, this Agreement and each of the other Credit Documents shall be governed by and construed in accordance with the laws of the State of New York.

1.06. English Language. This Agreement and the other Credit Documents are executed and shall be construed in the English language. All instruments, agreements, certificates, opinions and other documents to be furnished or communications to be given or made under this Agreement or any other Credit Document shall be in the English language.

1.07. Construction. This Agreement is the result of negotiations among, and has been reviewed by, Borrowers, each Lender, Agent and their respective counsel. Accordingly, this Agreement shall be deemed to be the product of all parties hereto, and no ambiguity shall be construed in favor of or against any Borrower, any Lender or Agent.

1.08. Entire Agreement. This Agreement and each of the other Credit Documents, taken together, constitute and contain the entire agreement of Borrowers, Lenders and Agent and supersede any and all prior agreements, negotiations, correspondence, understandings and communications among the parties, whether written or oral, respecting the subject matter hereof (excluding the Agent’s Fee Letter, including the reimbursement and indemnification obligations therein).

1.09. Calculation of Interest and Fees. All calculations of interest and fees under this Agreement and the other Credit Documents for any period (a) shall include the first day of such period and exclude the last day of such period and (b) shall be calculated on the basis of a year of 360 days for actual days elapsed, except that during any period any Loan bears interest based upon the Prime Rate, such interest shall be calculated on the basis of a year of 365 or 366 days, as appropriate, for actual days elapsed.

1.10. References.

(a) References in this Agreement to “Recitals,” “Sections,” “Paragraphs,” “Subparagraphs,” “Exhibits” and “Schedules” are to recitals, sections, paragraphs, subparagraphs, exhibits and schedules in and to this Agreement unless otherwise indicated.

(b) References in this Agreement or any other Credit Document to any document, instrument or agreement (i) shall include all exhibits, schedules and other attachments thereto, (ii) shall include all documents, instruments or agreements issued or executed in replacement thereof if such replacement is permitted hereby, and (iii) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified and supplemented from time to time and in effect at any given time if such amendment, modification or supplement is permitted hereby.

(c) References in this Agreement or any other Credit Document to any Governmental Rule (i) shall include any successor Governmental Rule, (ii) shall include all rules and regulations promulgated under such Governmental Rule (or any successor Governmental Rule), and (iii) shall mean such Governmental Rule (or successor Governmental Rule) and such rules and regulations, as amended, modified, codified or reenacted from time to time and in effect at any given time.

(d) References in this Agreement or any other Credit Document to any Person in a particular capacity (i) shall include any permitted successors to and assigns of such Person in that capacity and (ii) shall exclude such Person individually or in any other capacity.

1.11. Other Interpretive Provisions. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement or any other Credit Document shall refer to this Agreement or such other Credit Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Credit Document, as the case may be. The words “include” and “including” and words of similar import when used in this Agreement or any other Credit Document shall not be construed to be limiting or exclusive. In the event of any inconsistency between the terms of this Agreement and the terms of any other Credit Document, the terms of this Agreement shall govern.

SECTION II. CREDIT FACILITIES.

2.01. Loans and Letters of Credit.

(a) Loans.

(i) Availability. Subject to the terms and conditions of this Agreement (including the amount limitations set forth in Paragraph 2.05), each Lender severally agrees to advance to any Borrower from time to time during the period from and including the Effective Date to but excluding the Maturity Date its pro rata share of such revolving loans in Currencies as any Borrower may request (individually, a “Loan”); provided, however, that no Lender shall have any obligation to make a requested Loan if, after giving effect to such Loan, the Dollar amount or Dollar Equivalent (as applicable) on the date such Loan is to be made of (i) such Lender’s Loans then outstanding plus (ii) such Lender’s Proportionate Share of the aggregate amount available for drawing under all Letters of Credit outstanding at such time plus (iii) such Lender’s Proportionate Share of the aggregate amount of all Reimbursement Obligations outstanding at such time would exceed such Lender’s Commitment at such time. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder. The Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required. All Loans shall be made on a pro rata basis by Lenders in accordance with their respective Proportionate Shares, with each Borrowing to be comprised of a Loan made by each Lender equal to such Lender’s Proportionate Share of such Borrowing. Except as otherwise provided herein, Borrowers may borrow, repay and reborrow Loans until the Maturity Date.

(ii) Scheduled Payments. Borrowers shall repay the principal amount of the Loans in full on the Maturity Date. Borrowers shall pay accrued interest on the unpaid principal amount of each Loan in arrears (A) in the case of a Base Rate Loan, on the last Business Day of the month of each March, June, September and December, (B) in the case of a LIBOR Loan, on the last day of each Interest Period therefor (and, if any such Interest Period is equal to or longer than three (3) months, every three (3) months), and (C) in the case of all Loans, upon prepayment (to the extent thereof) and at maturity.

(b) Letter of Credit Subfacility.

(i) Availability. Subject to the terms and conditions of this Agreement (including the amount limitations set forth in Paragraph 2.05), Issuing Bank agrees to issue on behalf of Borrowers from time to time during the period beginning on the Closing Date and ending on the date that is thirty (30) days prior to the Maturity Date such Letters of Credit as any Borrower may request under this Subparagraph 2.01(b); provided, however, as follows:

(A) The aggregate amount available for drawing under all Letters of Credit at any time outstanding shall not exceed the lesser of (i) the Total Commitment and (ii) the Dollar amount or Dollar Equivalent (as applicable) of One Hundred Twenty-Five Million Dollars ($125,000,000);

(B) Each Letter of Credit shall be an irrevocable standby letter of credit or documentary letter of credit in Dollars or an Alternative Currency;

(C) Each Letter of Credit shall expire on or prior to the date that is one year after the date of its issuance; provided, however, that in no event shall any Letter of Credit expire later than the date that is thirty (30) days prior to the Maturity Date);

(D) Each Letter of Credit shall be in a form reasonably acceptable to Issuing Bank; and

(E) The issuing bank shall not be under any obligation to issue any Letter of Credit if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purports to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which the Issuing Bank in good faith deems material to it.

Except as otherwise provided herein, Borrowers may request Letters of Credit, cause or allow Letters of Credit to expire and request additional Letters of Credit until the date that is thirty (30) days prior to the Maturity Date. The amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

(ii) LC Application. A Borrower shall request a Letter of Credit by delivering to Agent and Issuing Bank an irrevocable written application in a form reasonably acceptable to Issuing Bank, appropriately completed (an “LC Application”), which specifies, among other things:

(A) The available amount of the requested Letter of Credit (which amount available (1) shall be equal to the maximum amount which may over time be drawn under the Letter of Credit and (2) shall not be less than One Million Dollars ($1,000,000) (or the Dollar Equivalent thereof)), and the Currency of such requested Letter of Credit;

(B) The name and address of the beneficiary of the requested Letter of Credit;

(C) The expiration date of the requested Letter of Credit;

(D) The documentary conditions for drawing under the requested Letter of Credit;

(E) The date of issuance for the requested Letter of Credit, which shall be a Business Day; and

(F) The applicable Borrower for such Letter of Credit.

The applicable Borrower shall give each LC Application to Issuing Bank at least two (2) Business Days before the proposed date of issuance of the requested Letter of Credit. Each LC Application shall be delivered by first-class mail or facsimile to Agent and Issuing Bank at their respective offices or facsimile numbers and during the hours specified in Paragraph 8.01; provided, however, that the applicable Borrower shall promptly deliver to Issuing Bank the original of any LC Application initially delivered by facsimile. Agent shall promptly notify each Lender of the contents of each LC Application. In the event of any conflict between the terms of this Agreement and the terms of any LC Application or any agreement (other than any Letter of Credit) related thereto (including terms with respect to fees and covenants), the terms of this Agreement shall control.

(iii) Disbursement and Reimbursement.

(A) Disbursement. Issuing Bank shall notify the applicable Borrower and Agent promptly upon receipt by Issuing Bank of the presentment of any demand for payment under any Letter of Credit, together with notice of the amount of such payment and the date such payment is to be made. Subject to the terms and provisions of such Letter of Credit and applicable law, Issuing Bank shall make such payment (a “Drawing Payment”) to the appropriate beneficiary. Upon payment by Issuing Bank of each Drawing Payment, the remaining available amount under such Letter of Credit (if any) shall be reduced by the amount of such payment.

(B) Time of Reimbursement. On the day each Drawing Payment is to be made by Issuing Bank, Borrowers shall make or cause to be made to Agent, for the benefit of Issuing Bank, a payment in the amount of such Drawing Payment (a “Reimbursement Payment”); provided, however, that if the requesting Borrower does not receive notice from Issuing Bank by 10:00 a.m. (California time) that a Reimbursement Payment is due, such Reimbursement Payment (together with interest thereon accruing at the Federal Funds Rate from and including the date such Drawing Payment is made but excluding the next succeeding Business Day) shall instead be due on the next succeeding Business Day after the requesting Borrower receives such notice, provided that Borrowers shall make such Reimbursement Payment to, or cause such Reimbursement Payment to be made to, Agent for the benefit of the Lenders if, prior to the time such Reimbursement Payment is made, Issuing Bank has notified the applicable Borrower that it has requested the Lenders pursuant to Subparagraph 2.01(b)(iv) to pay to Agent, for the benefit of Issuing Bank, their respective Proportionate Shares of the Drawing Payment made by Issuing Bank. If any such Reimbursement Payment is made to Agent, Agent shall promptly pay to each Lender which has paid its Proportionate Share of the Drawing Payment, such Lender’s Proportionate Share of the Reimbursement Payment and shall promptly pay to Issuing Bank the balance of such Reimbursement Payment.

(C) Reimbursement Obligation Absolute. The obligation of Borrowers to reimburse Issuing Bank or the Lenders, as the case may be, for Drawing Payments (such obligation, together with the obligation to pay interest thereon, to be referred to herein collectively as a “Reimbursement Obligation”) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under and without regard to any circumstances, including, (1) the passage of the Maturity Date, (2) any lack of validity or enforceability of any of the Credit Documents, (3) the existence of any claim, set-off, defense or other right which Borrowers may have at any time against any beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such beneficiary or transferee may be acting), Issuing Bank, Agent, any other Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or in the other Credit Documents, or in any unrelated transaction, (4) any breach of contract or dispute between Borrowers, any beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such beneficiary or transferee may be acting), Issuing Bank, any Agent, any Lender or any other Person, (5) any demand, statement or other document presented under any

Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, (6) payment by Issuing Bank under any Letter of Credit against presentation of a demand for payment which does not comply with the terms of such Letter of Credit, (7) any non-application or misapplication by any beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such beneficiary or transferee may be acting) of the proceeds of any drawing under such Letter of Credit, (8) any delay, extension of time, renewal, compromise or other indulgence or modification granted or agreed to by Issuing Bank, Agent or any Lender, with or without notice to or approval by Borrowers, with respect to Borrowers’ indebtedness under this Agreement or (9) any other act or omission to act or delay of any kind of the Issuing Bank, Agent, any Lender or any other person, in any other event or circumstance whatsoever, whether or not similar to any of the foregoing that might, but for the provisions of this Subparagraph 2.01(b)(iii)(C), constitute a legal or equitable discharge of, or provide a right of set-off against, Borrowers’ respective obligations hereunder; provided, however, that this Subparagraph 2.01(b)(iii)(C) shall not abrogate any right which Borrowers may have to seek to enjoin any drawing under any Letter of Credit or to recover damages from Issuing Bank pursuant to Subparagraph 2.01(b)(v).

(iv) Lender Participations; Loan Funding.

(A) Participation Agreement. Each Lender severally, unconditionally and irrevocably agrees with Issuing Bank to participate in the extension of credit arising from the issuance of each Letter of Credit in an amount equal to such Lender’s Proportionate Share of the stated amount of such Letter of Credit from time to time, and the issuance of each Letter of Credit shall be deemed a confirmation by Issuing Bank of such participation in such amount.

(B) Participation Funding. Issuing Bank may request the Lenders to fund their participations in Letters of Credit by paying to Agent, for the benefit of Issuing Bank, all or any portion of any Drawing Payment made or to be made by Issuing Bank under any Letter of Credit. Issuing Bank shall make such a request by delivering to Agent (with a copy to Borrowers), at any time after the drawing for which such payment is requested has been made upon Issuing Bank, a written request for such payment which specifies the amount of such Drawing Payment and the date on which such Drawing Payment is to be made or was made; provided, however, that Issuing Bank shall not request the Lenders to make any payment under this Subparagraph 2.01(b)(iv) in connection with any portion of a Drawing Payment for which Issuing Bank has been reimbursed in full from a Reimbursement Payment by Borrowers unless such Reimbursement Payment has been thereafter recovered by Borrowers or any other Person. Agent shall promptly notify each Lender of the contents of each such request and of such Lender’s Proportionate Share of the applicable portion of such Drawing Payment. Promptly following receipt of such notice from Agent, each Lender shall pay to Agent, for the benefit of Issuing Bank, such Lender’s Proportionate Share of the applicable portion of such Drawing Payment.

(C) Funding Through Loans. If, at any time prior to the Maturity Date, any Reimbursement Obligations are outstanding, Agent may or, upon the written request of Issuing Bank (if one or more Borrowers is not then the subject of a bankruptcy proceeding), shall (subject to the terms and conditions of this Subparagraph 2.01(b)(iv)), initiate a Borrowing in an amount not exceeding the aggregate amount of such outstanding Reimbursement Obligations and use the proceeds of such Borrowing to repay all or a portion of such Reimbursement Obligations. Agent shall initiate such a Borrowing by delivering to each Lender (with a copy to the applicable Borrower) a written notice which specifies the aggregate amount of outstanding Reimbursement

Obligations, the amount of the Borrowing (which initially shall consist of Base Rate Loans), the date of such Borrowing and the amount of the Loan to be made by such Lender as part of such Borrowing. Each Lender shall make available to Agent funds in the amount of its Loan as provided in Subparagraph 2.10(a). After receipt of such funds, Agent shall promptly disburse such funds to Issuing Bank and the Lenders, as appropriate, in payment of the outstanding Reimbursement Obligations.

(D) Obligations Absolute. Each Lender’s obligations to fund its participations under this Subparagraph 2.01(b)(iv) shall be absolute, unconditional and irrevocable and shall not be affected by (1) the passage of the Maturity Date, (2) the occurrence or existence of any Default, (3) any failure to satisfy any condition set forth in Section III, (4) any event or condition which might have a Material Adverse Effect, (5) the failure of any other Lender to make any payment under this Subparagraph 2.01(b)(iv), (6) any right of offset, abatement, withholding or reduction which such Lender may have against Issuing Bank, Agent, any Lender or any Borrower, (7) any event, circumstance or condition set forth in Subparagraph 2.01(b)(iii) or Subparagraph 2.01(b)(v), or (8) any other event, circumstance or condition whatsoever, whether or not similar to any of the foregoing; provided, however, that nothing in this Subparagraph 2.01(b)(iv) shall prejudice any right which any Lender may have against Issuing Bank for any action by Issuing Bank which constitutes gross negligence or willful misconduct.

(v) Liability of Issuing Bank, Etc. Provided that Issuing Bank has used reasonable care in examining all documents presented to it in connection with a demand on any Letter of Credit, Borrowers agree that none of Issuing Bank, Agent or any Lender (nor any of their respective directors, officers or employees) shall be liable or responsible for (A) the use which may be made of any Letter of Credit or for any acts or omissions of any beneficiary or transferee thereof in connection therewith; (B) any reference which may be made to this Agreement or to any Letter of Credit in any agreements, instruments or other documents relating to obligations secured by such Letter of Credit; (C) the validity, sufficiency or genuineness of documents, or of any endorsement(s) thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged or any statement therein prove to be untrue or inaccurate in any respect whatsoever; (D) payment by Issuing Bank against presentation of documents which do not comply with the terms of any Letter of Credit, including failure of any documents to bear any reference or adequate reference to any Letter of Credit; or (E) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except only that Issuing Bank shall be liable to Borrowers for acts or events described in clauses (A) through (E) above, to the extent, but only to the extent, of any damages suffered by Borrowers (excluding consequential damages) which Borrowers prove were caused by (1) Issuing Bank’s willful misconduct or gross negligence in determining whether a drawing made under any Letter of Credit complies with the terms and conditions therefor stated in such Letter of Credit or (2) Issuing Bank’s willful misconduct or gross negligence in failing to pay under any Letter of Credit after a drawing by the beneficiary thereof strictly complying with the terms and conditions of such Letter of Credit. Without limiting the foregoing, Issuing Bank may accept a drawing that appears on its face to be in order, without responsibility for further investigation. The determination of whether a drawing has been made under any Letter of Credit on or prior to its expiration or whether a drawing made under any Letter of Credit is in proper and sufficient form shall be made by Issuing Bank in its sole discretion, which determination shall be conclusive and binding upon Borrowers to the extent permitted by law. The parties hereto expressly agree that, in the absence of willful misconduct or gross negligence by the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised reasonable care. Borrowers hereby waive any right to object to any payment made under any Letter of Credit with regard to a drawing that is in the form provided in such Letter of Credit but which varies with respect to punctuation, capitalization, spelling or similar matters of form.

(vi) Reports of Issuing Bank. Issuing Bank shall, if requested by Agent or any Lender, provide to Agent on a monthly basis such information regarding the Letters of Credit as Agent may reasonably request, including the Letters of Credit outstanding, the stated amounts of outstanding Letters of Credit, the expiration dates of outstanding Letters of Credit, the names of the beneficiaries of outstanding Letters of Credit, the amounts of unpaid Reimbursement Obligations and the amounts and times of Drawing Payments and Reimbursement Payments. Upon request by any Lender, Agent shall provide such information to the Lenders.

(vii) Resignation or Removal of Issuing Bank. Issuing Bank may resign at any time by giving thirty (30) days prior written notice thereof to Borrowers and Lenders, and Issuing Bank may be removed at any time with or without cause by written agreement among Borrowers, Agent and the successor Issuing Bank; provided, however, that Borrowers shall have no right to approve a successor Issuing Bank if a Default has occurred and is continuing. If no successor Issuing Bank shall have been so appointed and shall have accepted such appointment within thirty (30) days of after the retiring Issuing Bank gives notice of its resignation, then the retiring Issuing Bank may, on behalf of Lenders and Agent, appoint a successor Issuing Bank, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of any appointment as Issuing Bank hereunder, Agent shall notify Lenders of such successor Issuing Bank, which shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Issuing Bank. At the time any such replacement shall become effective, Borrowers shall pay all unpaid fees and expenses accrued for the account of the retiring Issuing Bank pursuant to Subparagraphs 2.06(c)(ii) and (iii). After the replacement of the retiring Issuing Bank, the retiring Issuing Bank shall remain a party hereto and shall continue to have all rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but it shall not be required to issue additional Letters of Credit.

2.02. Notice of Borrowing. A Borrower shall request a Borrowing by delivering to Agent an irrevocable written notice in the form of Exhibit A, appropriately completed (a “Notice of Borrowing”), which specifies, among other things:

(a) The Currency and principal amount of such Borrowing, which shall be in the minimum Dollar amount or Dollar Equivalent of Five Million Dollars ($5,000,000) or an integral multiple of One Million Dollars ($1,000,000) in excess thereof, provided that Borrowings may be in an aggregate amount that is equal to the entire amount of the Unused Commitments;

(b) Whether such requested Borrowing is to consist of Base Rate Loans or LIBOR Loans;

(c) If such Borrowing is to consist of LIBOR Loans, the initial Interest Period selected by the applicable Borrower for such Borrowing in accordance with Subparagraph 2.03(b)(i);

(d) The date of such Borrowing, which shall be a Business Day; and

(e) The applicable Borrower for such Borrowing.

The applicable Borrower shall give each Notice of Borrowing to Agent at least four (4) Business Days before the date of the requested Borrowing in the case of a Borrowing in an Alternative Currency, at least three (3) Business Days before the date of the requested Borrowing in the case of a Borrowing consisting of LIBOR Loans in Dollars and at least one (1) Business Day before the date of the requested Borrowing in the case of a Borrowing in Dollars consisting of Base Rate Loans. Each Notice of Borrowing shall be signed by a Responsible Officer of the applicable Borrower and delivered by first-class mail or facsimile to Agent at the office or facsimile number and during the hours specified in Paragraph 8.01; provided, however, that the applicable Borrower shall promptly deliver to Agent the original of any Notice of Borrowing initially delivered by facsimile. Agent shall promptly notify each Lender of the contents of each Notice of Borrowing.

2.03. Interest.

(a) Interest Rates. Borrowers shall pay interest on the unpaid principal amount of each Loan from the date of such Loan until the maturity thereof, at one of the following rates per annum:

(i) During such periods as any Loan is a Base Rate Loan, at a rate per annum on such Loan equal to the Base Rate plus the Applicable Margin therefor, such rate to change from time to time as the Applicable Margin or Base Rate shall change; and

(ii) During such periods as any Loan is a LIBOR Loan, at a rate per annum on such Loan equal at all times during each Interest Period for such Loan to the LIBO Rate for such Interest Period plus the Applicable Margin therefor, such rate to change from time to time as the Applicable Margin shall change.

All Loans in each Borrowing shall, at any given time prior to maturity, bear interest at one, and only one, of the above rates. Only Borrowings in Dollars may be Base Rate Loans. Each LIBOR Loan Borrowing shall be in a minimum amount of Five Million Dollars ($5,000,000) and an integral multiple of One Million Dollars ($1,000,000) in excess thereof.

(b) Terms.

(i) LIBOR Loan Interest Periods. The initial and each subsequent Interest Period selected by a Borrower for any Borrowing consisting of LIBOR Loans shall be one (1), two (2), three (3) or six (6) months; provided, however, that (A) any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such next Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day, (B) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month, and (C) no Interest Period for a Borrowing shall end after the Maturity Date.

(ii) Notice of Interest Period Selection. The applicable Borrower shall notify Agent by an irrevocable written notice in a form acceptable to Agent, appropriately completed (a “Notice of Interest Period Selection”), at least four (4) Business Days prior to the last day of each Interest Period for any Borrowing in an Alternative Currency and at least three (3) Business Days prior to the last day of each Interest Period for a Borrowing in Dollars consisting of LIBOR Loans of the Interest Period selected by such Borrower for the next succeeding Interest Period for such Borrowing. Each Notice of Interest Period Selection shall be given by first-class mail or facsimile to the office or the facsimile number and during the hours specified in Paragraph 8.01; provided, however, that the applicable Borrower shall promptly deliver to Agent the original of any Notice of Interest Period Selection initially delivered by facsimile. If any Borrower fails to notify Agent of the next Interest Period for a Borrowing in accordance with this Subparagraph 2.03(b)(ii), the next Interest Period for such Borrowing shall be one (1) month, and if no Currency is specified, then the Borrowing shall be deemed to continue in the same Currency as the existing Loan. Agent shall promptly notify each Lender of the contents of each Notice of Interest Period Selection.

(iii) Conversion of Borrowings. Each Borrowing initially shall be of the type specified in the applicable Notice of Borrowing and, in the case of a LIBOR Loan, shall have an initial Interest Period as specified in such Notice of Borrowing. Thereafter, the applicable Borrower may elect to convert such Borrowing to a different type or to continue such Borrowing and, in the case of a LIBOR Loan, may elect Interest Periods therefor, all as provided in this Paragraph 2.03. The applicable Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. Notwithstanding any contrary provision of this Agreement, (A) in no event shall any Borrower be permitted to convert a Loan in one Currency into a Loan of a different Currency (as opposed to repaying such Loan and thereafter obtaining a new Loan) and (B) if an Event of Default has occurred and is continuing and Agent, at the written request of the Required Lenders, so notifies Borrowers, then (1) no outstanding Borrowing may be converted to or continued as a Borrowing consisting of LIBOR Loans in Dollars, (2) unless repaid, each Borrowing consisting of LIBOR Loans in Dollars shall be converted to a Borrowing consisting of Base Rate Loans in Dollars at the end of the Interest Period applicable thereto and (3) unless repaid, each Borrowing consisting of LIBOR Loans in an Alternative Currency shall be continued as a Borrowing consisting of LIBOR Loans in an Alternative Currency with an Interest Period of one month’s duration.

2.04. Purpose. Borrowers shall use the proceeds of the Loans for their respective working capital and general corporate needs (including capital expenditures).

2.05. Amount Limitations, Commitment Reductions, Etc.

(a) Commitment Limitations. The Dollar amount or Dollar Equivalent (as applicable) of the aggregate principal amount of all Loans outstanding plus the aggregate Dollar amount or Dollar Equivalent (as applicable) available for drawing under all Letters of Credit outstanding at such time plus the aggregate Dollar amount or Dollar Equivalent (as applicable) of all Reimbursement Obligations outstanding at such time shall not exceed the Total Commitment at such time.

(b) Determination of Dollar Equivalent. For the purposes of applying the amount limitations set forth in Subparagraph 2.05(a) and calculating the Unused Total Commitment and the available amount under the Letter of Credit subfacility and for all other purposes herein, the Dollar Equivalent of each Loan and Letter of Credit in an Alternative Currency shall be determined by Agent on the date of such Loan or Letter of Credit, on the last day of each month and, if an Event of Default has occurred and is continuing, at any other time determined by Agent, and the Dollar Equivalent of such Loan and Letter of Credit at any time shall be the Dollar Equivalent most recently so determined by Agent. Each such determination by Agent shall, in the absence of manifest error, be conclusive and binding on the parties hereto.

(c) Reduction or Cancellation of Commitments. Upon five (5) Business Days prior written notice to Agent, FIL may permanently reduce the Total Commitment by the Dollar amount or Dollar Equivalent (as applicable) amount of Five Million Dollars ($5,000,000) or integral multiples in excess thereof, or cancel the Total Commitment in its entirety; provided, however, that:

(i) FIL may not reduce the Total Commitment prior to the Maturity Date, if, after giving effect to such reduction, the Dollar Amount or Dollar Equivalent (as applicable) of the aggregate principal amount of all Loans then outstanding plus the aggregate amount available for drawing under all Letters of Credit outstanding at such time plus the aggregate amount of all Reimbursement Obligations outstanding at such time would exceed the Total Commitment; and

(ii) FIL may not cancel the Total Commitment prior to the Maturity Date, if, after giving effect to such cancellation, any Loan, Reimbursement Obligation or Letter of Credit would then remain outstanding.

Unless sooner terminated pursuant to this Agreement, the Commitments shall terminate on the Maturity Date.

(d) Effect of Commitment Reductions. From the effective date of any reduction of the Total Commitment, the Commitment Fees payable pursuant to Subparagraph 2.06(b) shall be computed on the basis of the Total Commitment as so reduced. Once reduced or canceled (except as set forth in

Subparagraph 2.05(e)), the Total Commitment may not be increased or reinstated without the prior written consent of all Lenders. Any reduction of the Total Commitment shall be applied ratably to reduce each Lender’s Commitment in accordance with Subparagraph 2.11(a)(i). Any increase in the Total Commitment shall be pursuant to Subparagraph 2.05(e) and shall be applied to increase each Lender’s Commitment pro rata according to such Lender’s Proportionate Share as determined in accordance with Subparagraph (a) of the definition of such term.

(e) Increases and Decreases in Commitments. Upon five (5) Business Days prior written notice to the Lenders and Agent in the form attached hereto as Exhibit A-2 or another form acceptable to Agent, the Borrowers may (without the consent of any Lender or the Agent) increase or decrease the Total Commitment by Five Million Dollars ($5,000,000) or integral multiples thereof by reallocating between “Commitments” under the FIUI Credit Agreement and “Commitments” under this Agreement; provided, however that:

(i) any increase (or decrease) in the Total Commitment pursuant to this Subparagraph 2.05(e) shall automatically result in (and be subject to) a corresponding decrease (or increase) in the “Total Commitment” under the FIUI Credit Agreement;

(ii) any increase (or decrease) in a Lender’s Commitment pursuant to this Subparagraph 2.05(e) shall automatically result in (and be subject to) a corresponding decrease (or increase) in such Lender’s “Commitment” under the FIUI Credit Agreement;

(iii) the Combined Total Commitment shall not exceed One Billion Three Hundred Fifty Million Dollars ($1,350,000,000) as permanently reduced pursuant to Subparagraph 2.05(c) of this Agreement and Subparagraph 2.05(b) of the FIUI Credit Agreement;

(iv) each Lender’s Combined Commitment shall not exceed the amount set forth under the caption “Combined Commitment” in Part A of Schedule I, as permanently reduced pursuant to Subparagraph 2.05(c) of this Agreement and Subparagraph 2.05(b) of the FIUI Credit Agreement;

(v) Borrowers may not reduce the Total Commitment prior to the Maturity Date if, after giving effect to such reduction, the Dollar amount or Dollar Equivalent of the aggregate principal amount of all Loans then outstanding plus the aggregate amount available for drawing under all Letters of Credit plus the aggregate amount of all Reimbursement Obligations outstanding at such time would exceed the Total Commitment; and

(vi) no Default or Event of Default under this Agreement and no “Default” or “Event of Default” under the FIUI Credit Agreement has occurred and is continuing or would result from such increase or decrease in the Total Commitment.

2.06. Fees.

(a) Agent’s Fee. Borrowers shall pay to Agent, for its own account, agent’s fees and other compensation in the amounts and at the times set forth in the Agent’s Fee Letter (the “Agent’s Fees”).

(b) Commitment Fees. Borrowers shall pay to Agent, for the ratable benefit of Lenders as provided in Subparagraph 2.11(a)(v), commitment fees in Dollars (the “Commitment Fees”) equal to the Commitment Fee Percentage of the daily average Unused amount of the Total Commitment for the period beginning on the Effective Date and ending on the Maturity Date.

Borrowers shall pay the Commitment Fees in arrears on the last day of each March, June, September and December (commencing June 30, 2005) and on the Maturity Date (or if any portion of the Total Commitment is cancelled on a date prior to the Maturity Date, on such prior date).

(c) Letter of Credit Fees.

(i) Letter of Credit Usage Fees. Borrowers shall pay to Agent, for the ratable benefit of the Lenders as provided in Subparagraph 2.11(a)(v), nonrefundable letter of credit fees for the Letters of Credit (the “LC Usage Fees”) equal to the greater of (A) the applicable LC Usage Fee Rate (as such rate changes from time to time) on the daily average available amount of each Letter of Credit for the period beginning on the date such Letter of Credit is issued and ending on the date such Letter of Credit expires and (B) Five Hundred Dollars ($500). Borrowers shall pay the LC Usage Fees quarterly in arrears on the last day in each March, June, September and December (commencing June 30, 2005) and on the date the last Letter of Credit expires (or if a demand for payment is made on the last outstanding Letter of Credit on a date prior to the date the last Letter of Credit expires, on such date).

(ii) Letter of Credit Issuance Fees. Borrowers shall pay to Agent, for the sole benefit of Issuing Bank, nonrefundable issuance fees for the Letters of Credit (the “LC Issuance Fees”) equal to the greater of (A) 1/8th of one percent (0.125%) per annum on the daily average undrawn amount of each Letter of Credit for the period beginning on the date such Letter of Credit is issued and ending on the date such Letter of Credit expires and (B) one hundred fifty dollars ($150). Borrowers shall pay the LC Issuance Fees for each Letter of Credit quarterly in arrears on the last day in each March, June, September and December (commencing June 30, 2005) and on the date the last Letter of Credit expires (or if a demand for payment is made on the last outstanding Letter of Credit on a date prior to the date the last Letter of Credit expires, on such prior date).

(iii) Other Letter of Credit Fees. In addition to the LC Usage Fees and the LC Issuance Fees, Borrowers shall pay to Agent, for the sole benefit of Issuing Bank, other standard fees of Issuing Bank for drawings under, transfers of and amendments to any Letter of Credit and other administrative actions performed by Issuing Bank in connection with any Letter of Credit, payable at such times and in such amounts as are consistent with Issuing Bank’s standard fee policy at the time of such amendment or other action.

(iv) Utilization Fee. For each day on which the sum of (i) the Used Commitment and (ii) the “Used Commitment” as defined in the FIUI Credit Agreement is equal to or greater than 33% of the Combined Total Commitment on such day (and for each day after the day on which the Total Commitment terminates) but Used Commitments remain outstanding (the “Early Termination Date”), Borrowers agree to pay to Agent, in Dollars, for the account of each Lender, a utilization fee, which shall accrue at the rate under the column “Utilization Fee” on Schedule II on the daily amount of the Used Commitment, to be paid to the Lenders based on each Lender’s Proportionate Share. Accrued utilization fees shall be payable in arrears (x) on the last day of March, June, September and December of each year (commencing June 30, 2005), (y) on any date prior to the Maturity Date on which the Total Commitment terminates and there are no outstanding Used Commitments and (z) on the Maturity Date, provided that any utilization fees accruing after the Maturity Date or the Early Termination Date shall be payable on demand. All utilization fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

2.07. Prepayments.

(a) Terms of all Prepayments. Upon the prepayment of any Loan (whether such prepayment is an optional prepayment under Subparagraph 2.07(b), a mandatory prepayment required by Subparagraph 2.07(c) or a mandatory prepayment required by any other provision of this Agreement or the other Credit Documents, including a prepayment upon acceleration), the applicable Borrower shall pay to the Lender that made such Loan (i) all accrued interest to the date of such prepayment on the amount prepaid and (ii) if such prepayment is the prepayment of a LIBOR Loan on a day other than the last day of an Interest Period for such LIBOR Loan, all amounts payable to such Lender pursuant to Paragraph 2.14.

(b) Optional Prepayments. At its option, any Borrower may prepay, in whole or in part, any Borrowing made to it, provided that:

(i) Such Borrower delivers to Agent prior written notice of such prepayment, which notice shall be delivered (A) not less than four (4) Business Days prior to the prepayment of any Borrowing consisting of LIBOR Loans in an Alternative Currency, (B) not less than three (3), Business Days prior to the prepayment of any Borrowing consisting of LIBOR Loans in Dollars, and (C) not less than one (1) Business Day prior to any prepayment of a Base Rate Borrowing; and

(ii) Any prepayment in part shall be in a minimum aggregate principal amount equal to the Dollar amount or Dollar Equivalent (as applicable) of Five Million Dollars ($5,000,000) or an integral multiple of One Million Dollars ($1,000,000) in excess thereof, provided that prepayments may be in an aggregate amount that is equal to the aggregate amount of all Borrowings outstanding.

(c) Mandatory Prepayments. If, at any time, the aggregate Dollar amount or Dollar Equivalent of the principal amount of all Loans then outstanding plus the aggregate amount available for drawing under all Letters of Credit outstanding at such time plus the aggregate amount of all Reimbursement Obligations outstanding at such time exceeds any limitations set forth in Subparagraphs 2.05(a), Borrowers shall immediately (A) prepay Loans then outstanding and/or pay any Reimbursement Obligations then outstanding to the extent necessary to eliminate such excess and (B) to the extent any excess still remains, provide to Agent cash collateral in the amount of such excess. Agent shall hold any such cash in a non-interest bearing account as collateral for the Obligations. Borrowers hereby grant to Agent for the benefit of the Lenders, a security interest in any such funds and in any such account.

(d) Application of Prepayments. All prepayments of Borrowings shall, to the extent possible, be applied to prepay the Base Rate Borrowings or LIBOR Borrowings designated by the applicable Borrower(s).

2.08. Other Payment Terms.

(a) Place and Manner.

(i) Borrowers shall make all payments due to each Lender or Agent hereunder by payments to Agent at Agent’s New York office located at the address specified in Paragraph 8.01, with each such payment due to a Lender to be for the account of such Lender.

(ii) Borrowers shall make all payments hereunder in the lawful Currency required by Subparagraph 2.08(c) and in same day or immediately available funds and without deduction or offset not later than 2:00 p.m. New York City time and on the date due. Agent shall promptly disburse to each Lender each payment received by Agent for the account of such Lender.

(b) Date. Whenever any payment due hereunder shall fall due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of interest or fees, as the case may be; provided, however, that payment of interest on LIBOR Loans shall be made on the last day of the applicable Interest Period (as specified in Subparagraph 2.03(b)(i)).

(c) Currency of Payment.

(i) Borrowers shall pay principal of, interest on and all other amounts related to each Borrowing or Reimbursement Payment in the Currency of such Borrowing or Reimbursement Payment, as applicable. Borrowers shall pay Commitment Fees and all other amounts payable under this Agreement and the other Credit Documents in Dollars. If, for any reason, any Borrower is prohibited by any Governmental Rule from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in Dollars in an amount equal to the Dollar Equivalent of such Alternative Currency as determined by Agent.

(ii) If any amounts required to be paid by Borrowers under this Agreement, any other Credit Document or any order, judgment or award given or rendered in relation hereto or thereto has to be converted from the currency (the “first currency”) in which the same is payable hereunder or thereunder into another currency (the “second currency”) for the purpose of (A) making or filing a claim or proof against Borrowers with any Governmental Authority, (B) obtaining an order or judgment in any court or other tribunal or (C) enforcing any order or judgment given or made in relation hereto, Borrowers shall, to the fullest extent permitted by law, indemnify and hold harmless each of the Persons to whom such amounts are payable from and against any loss suffered as a result of any discrepancy between (1) the rate of exchange used for such purpose to convert the amounts in question from the first currency into the second currency and (2) the rate or rates of exchange at which such Person may, using reasonable efforts in the ordinary course of business, purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof. The foregoing indemnity shall constitute a separate obligation of Borrowers distinct from their other obligations hereunder and shall survive the giving or making of any judgment or order in relation to all or any of such obligations. The obligations of Borrowers under this Subparagraph 2.08(c) shall survive the payment and performance of the Obligations and the termination of this Agreement.

(d) Late Payments. If any amount required to be paid by any Borrower under this Agreement or the other Credit Documents (including principal or interest payable on any Loan, any Reimbursement Payments or interest thereon, any fees or other amounts) remains unpaid after such amount is due, such Borrower shall pay interest on the aggregate, outstanding balance of such amount from the date due until such amount is paid in full at a per annum rate equal to (i) in the case any amount payable in Dollars, the Base Rate plus two percent (2.00%), such rate to change from time to time as the Base Rate shall change, and (ii) in the case of any amount payable in an Alternative Currency, the Overnight Rate for such amount plus three percent (3.00%), such rate to change from time to time as the Overnight Rate shall change.

(e) Application of Payments. All payments hereunder shall be applied first to unpaid fees, costs and expenses then due and payable under this Agreement or the other Credit Documents, second to accrued interest then due and payable under this Agreement or the other Credit Documents and finally to reduce the principal amount of outstanding Loans and unpaid Reimbursement Obligations.

(f) Failure to Pay Agent. Unless Agent shall have received notice from a Borrower at least one (1) Business Day prior to the date on which any payment is due to Lenders hereunder that such Borrower will not make such payment in full, Agent shall be entitled to assume that such Borrower has made or will make such payment in full to Agent on such date and Agent may, in reliance upon such assumption, cause to be paid to the applicable Lenders on such due date an amount equal to the amount then due such Lenders. If and to the extent such Borrower shall not have so made such payment in full to Agent, each such Lender shall repay to Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to Agent, at a per annum rate equal to (i) the Federal Funds Rate for any amount in Dollars or (ii) the Overnight Rate for the first three (3) days and the Overnight Rate plus one percent (1%) thereafter for any amount in an Alternative Currency. A certificate of Agent submitted to any Lender with respect to any amount owing by such Lender under this Subparagraph 2.08(f) shall constitute prima facie evidence of such amount.

2.09. Loan Accounts; Notes.

(a) Loan Accounts. The obligation of each Borrower to repay the Loans made to it by each Lender and to pay interest thereon at the rates provided herein shall be evidenced by an account or accounts maintained by such Lender on its books (individually, a “Loan Account”), except that any Lender may request that its Loans be evidenced by a note or notes pursuant to Subparagraph 2.09(b). Each Lender shall record in its Loan Accounts (i) the date, amount and Currency of each Loan made by such Lender, (ii) the interest rates applicable to each such Loan thereof and the effective dates of all changes thereto, (iii) the Interest Period for each LIBOR Loan, (iv) the date, amount and Currency of each principal and interest payment on each Loan and (v) such other information as such Lender may determine is necessary for the computation of principal and interest payable to it by each Borrower hereunder; provided, however, that any failure by a Lender to make, or any error by any Lender in making, any such notation shall not affect Borrowers’ Obligations hereunder. The Loan Accounts shall constitute prima facie evidence of the matters noted therein.

(b) Notes. If any Lender so requests, such Lender’s Loans shall be evidenced by promissory notes in the form of Exhibit B (individually, a “Note”), which shall be (i) payable to the order of such Lender and (ii) otherwise appropriately completed.

2.10. Loan Funding.

(a) Lender Funding and Disbursements to Borrowers. Each Lender shall, before 2:00 p.m. (New York City time) on the date of each Borrowing, make available to Agent at Agent’s New York office specified in Paragraph 8.01, in immediately available funds, such Lender’s applicable Proportionate Share of such Borrowing. After Agent’s receipt of such funds and upon satisfaction of the applicable conditions set forth in Section III, Agent shall promptly disburse such funds to the applicable Borrower no later than 4:00 p.m. (New York City time) in immediately available funds. Agent shall disburse the proceeds of each Borrowing as directed by the applicable Borrower in the applicable Notice of Borrowing.

(b) Lender Failure to Fund. Unless Agent shall have received notice from a Lender prior to the date of a Borrowing that such Lender will not make available to Agent such Lender’s Proportionate Share of such Borrowing, Agent shall be entitled to assume that such Lender has made or will make such amount available to Agent on the date of such Borrowing in accordance with Subparagraph 2.10(a), and Agent may on such date, in reliance upon such assumption, disburse or otherwise credit to the applicable Borrower a corresponding amount. If any Lender does not make the amount of its applicable Proportionate Share of a Borrowing available to Agent on or prior to the date of such Borrowing, such Lender shall pay to Agent, on demand, interest which shall accrue on such amount from the date of such Borrowing until such amount is paid to Agent at rates equal to (i) the Federal Funds Rate for any amount in Dollars or (ii) the Overnight Rate plus one percent (1%) for any amount in an Alternative Currency. A certificate of Agent submitted to any Lender with respect to any amount owing by such Lender under this Subparagraph 2.10(b) shall constitute prima facie evidence of such amount. If the amount of any Lender’s applicable Proportionate Share of any Borrowing is not paid to Agent by such Lender within three (3) Business Days after the date of such Borrowing, the applicable Borrower shall repay such amount to Agent, on demand, together with interest thereon, for each day from the date such amount was disbursed to such Borrower until the date such amount is repaid to Agent, at the interest rate applicable at the time to the Loans comprising such Borrowing.

(c) Lenders’ Obligations Several. The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation hereunder to make its Loan as part of such Borrowing, but no Lender shall be obligated in any way to make any Loan which another Lender has failed or refused to make or otherwise be in any way responsible for the failure or refusal of any other Lender to make any Loan required to be made by such other Lender.

2.11. Pro Rata Treatment.

(a) Borrowings, Commitment Reductions, Etc. Except as otherwise provided herein:

(i) Each Borrowing, each participation in each Letter of Credit and reduction of the Total Commitment shall be made or shared among Lenders pro rata according to their respective Proportionate Shares;

(ii) Each payment of principal on Loans in any Borrowing shall be shared among Lenders which made or funded the Loans in such Borrowing pro rata according to the respective unpaid principal amounts of such Loans then owed to such Lenders;

(iii) Each payment of interest on Loans in any Borrowing shall be shared among Lenders which made or funded the Loans in such Borrowing pro rata according to (A) the respective unpaid principal amounts of such Loans then owed to such Lenders so made or funded by such Lenders and (B) the dates on which such Lenders so made or funded such Loans;

(iv) Each Reimbursement Payment shall be shared among the Lenders (including Issuing Bank) which made or funded the applicable Drawing Payment pro rata according to the respective amounts of such Drawing Payment so made or funded by such Lenders;

(v) Each payment of Commitment Fees and LC Usage Fees shall be shared among Lenders (except for Defaulting Lenders but including, with respect to LC Usage Fees, Issuing Bank in its capacity as a Lender) pro rata according to their respective Proportionate Shares;

(vi) Each payment of interest (other than interest on Loans) shall be shared among Lenders and Agent owed the amount upon which such interest accrues pro rata according to (A) the respective amounts so owed such Lenders and Agent and (B) the dates on which such amounts became owing to such Lenders and Agent; and

(vii) All other payments under this Agreement and the other Credit Documents shall be for the benefit of the Person or Persons specified.

(b) Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Loan owed to it as part of any Borrowing in excess of its ratable share of payments on account of all Loans in such Borrowing obtained by all applicable Lenders entitled to such payments or Reimbursement Obligations, such Lender shall forthwith purchase from such other Lenders such participations in their Loans or Reimbursement Obligations as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase shall be rescinded and each other applicable Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such other Lender’s ratable share (according to the proportion of (i) the amount of such other Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Each Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to Subparagraph 8.05(b) may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation.

2.12. Change of Circumstances.

(a) Inability to Obtain Funds, Determine Rates, Etc. If, on or before the first day of any Interest Period for any LIBOR Borrowing in any Currency, Agent shall determine (which determination shall be conclusive and binding upon Borrowers absent manifest error) that (i) funds in the Currency of such Borrowing are not readily available in the amounts necessary for such Borrowing in the London interbank market, (ii) the LIBO Rate for such Interest Period for such Borrowing cannot be adequately and reasonably determined due to other circumstances affecting the London interbank market or (iii) the rate of interest for such Borrowing does not adequately and fairly reflect the cost to Lenders of making or maintaining such Borrowing, Agent shall immediately give notice of such condition to the applicable Borrower(s) and the applicable Lenders. After the giving of any such notice and until Agent shall otherwise notify the applicable Borrower(s) that the circumstances giving rise to such condition no longer exist, such Borrowers’ right to obtain, continue or convert to Borrowings in the affected Currency shall be suspended. Any LIBOR Borrowings in the affected Currency outstanding at the commencement of any such suspension shall be repaid at the end of the then current Interest Period for such Borrowings unless such suspension has then ended.

(b) Illegality. If, after the date of this Agreement, the adoption of any Governmental Rule, any change in any Governmental Rule or the application or requirements thereof (whether such change occurs in accordance with the terms of such Governmental Rule as enacted, as a result of amendment or otherwise), any change in the interpretation or administration of any Governmental Rule by any Governmental Authority, or compliance by any Lender with any request or directive (whether or not having the force of law) of any Governmental Authority (a “Change of Law”) shall make it unlawful or impossible for any Lender to make or maintain any LIBOR Loan in any Currency, such Lender shall immediately notify Agent and the applicable Borrower(s) of such Change of Law. Upon receipt of such notice, (i) any applicable Borrower’s right to obtain, continue or convert to LIBOR Loans in the affected Currency shall be suspended until such time as Agent shall notify such Borrower(s) and the applicable Lenders that the circumstances giving rise to such suspension no longer exist, and (ii) such Borrower(s) shall, if so requested by such Lender, immediately repay such LIBOR Loans in the affected Currency if such Lender shall notify such Borrower(s) that such Lender may not lawfully continue to fund and maintain such LIBOR Loans. Any prepayment of LIBOR Loans made pursuant to the preceding sentence prior to the last day of an Interest Period for such LIBOR Loans shall be deemed a prepayment thereof for purposes of Paragraph 2.14.

(c) Increased Costs. If, after the date of this Agreement, any Change of Law:

(i) Shall subject any Lender to any tax, duty or other charge with respect to any LIBOR Loan, or shall change the basis of taxation of payments by any Borrower to any such Lender on such a LIBOR Loan, or in respect to such a LIBOR Loan, under this Agreement (except for changes in the rate of taxation on the overall net income of such Lender imposed by its jurisdiction of incorporation, the jurisdiction of its Applicable Lending Office, or a jurisdiction in which such Participant is doing business without regard to the transactions contemplated by this Agreement); or

(ii) Shall impose, modify or hold applicable any reserve (excluding any Reserve Requirement or other reserve to the extent included in the calculation of the LIBO Rate for any Loans), special deposit or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances or loans by, or any other acquisition of funds by any Lender for any LIBOR Loan; or

(iii) Shall impose on any Lender any other condition related to any LIBOR Loan, any Letter of Credit or such Lender’s Commitments;

And the effect of any of the foregoing is to increase the cost to such Lender of making, continuing or maintaining any such LIBOR Loan, any Letter of Credit or its Commitments or to reduce any amount receivable by such Lender hereunder; then Borrowers shall from time to time, within ten (10) Business Days after demand by such Lender, pay to such Lender additional amounts sufficient to reimburse such Lender for such increased costs or to compensate such Lender for such reduced amounts; provided, however, that Borrowers shall have no obligation to make any payment to any demanding party under this Subparagraph 2.12(c) on account of any such increased costs or reduced amounts unless Borrowers receive notice of such increased costs or reduced amounts from the demanding party within twelve (12) months after such increased costs or reduced amounts have been incurred or realized accompanied by a certificate executed by an officer of the applicable Lender setting forth in reasonable detail the basis and calculation of the amount of such increased costs or reduced amounts, which certificate shall constitute prima facie evidence of such costs or amounts. The obligations of Borrowers under this Subparagraph 2.12(c) shall survive the payment and performance of the Obligations and the termination of this Agreement.

(d) Capital Requirements. If, after the date of this Agreement, any Lender determines that (i) any Change of Law affects the amount of capital required or expected to be maintained by such Lender or any Person controlling such Lender (a “Capital Adequacy Requirement”) and (ii) the amount of capital maintained by such Lender or such Person which is attributable to or based upon the Loans, the Letters of Credit, the Commitments or this Agreement must be increased as a result of such Capital Adequacy Requirement (taking into account such Lender’s or such Person’s policies with respect to capital adequacy), Borrowers shall pay to such Lender or such Person, within ten (10) Business Days after demand of such Lender, such amounts as such Lender or such Person shall determine are necessary to compensate such Lender or such Person for the increased costs to such Lender or such Person of such increased capital; provided, however, that Borrowers shall have no obligation to make any payment to any demanding party under this Subparagraph 2.12(d) on account of any such increased costs unless Borrowers receive notice of such increased costs from the demanding party within twelve (12) months after such increased costs have been incurred or realized accompanied by a certificate executed by an officer of the applicable Lender setting forth in reasonable detail the basis and calculation of the amount of such increased costs, which certificate shall constitute prima facie evidence of such costs. The obligations of Borrowers under this Subparagraph 2.12(d) shall survive the payment and performance of the Obligations and the termination of this Agreement.

(e) Mitigation. Any Lender which becomes aware of (i) any Change of Law which will make it unlawful or impossible for such Lender to make or maintain any LIBOR Loan or (ii) any Change of Law or other event or condition which will obligate Borrowers to pay any amount pursuant to Subparagraph 2.12(c) or Subparagraph 2.12(d) shall notify Borrowers and Agent thereof as promptly as practical. If any Lender has given notice of any such Change of Law or other event or condition and thereafter becomes aware that such Change of Law or other event or condition has ceased to exist, such Lender shall notify Borrowers and Agent thereof as promptly as practical. Each Lender affected by any Change of Law which makes it unlawful or impossible for such Lender to make or maintain any LIBOR Loan or to which Borrowers are obligated to pay any amount pursuant to Subparagraph 2.12(c) or Subparagraph 2.12(d) shall use reasonable commercial efforts (including changing the jurisdiction of its Applicable Lending Offices) to avoid the effect of such Change of Law or to avoid or materially reduce any amounts which Borrowers are obligated to pay pursuant to Subparagraph 2.12(c) or Subparagraph 2.12(d) if, in the reasonable opinion of such Lender, such efforts would not be disadvantageous to such Lender or contrary to such Lender’s normal banking practices.

2.13. Taxes on Payments.

(a) Payments Free of Taxes. All payments made by Borrowers under this Agreement and the other Credit Documents shall be made free and clear of, and, except as provided herein, without deduction or withholding for or on account of, Non-Excluded Taxes. If any Non-Excluded Taxes are required to be withheld from any amounts payable to Agent or any Lender hereunder or under the other Credit Documents, the amounts so payable to Agent or such Lender shall be increased to the extent necessary to yield to Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement and the other Credit Documents. Whenever any Non-Excluded Taxes are payable by Borrowers, as promptly as possible thereafter, Borrowers shall send to Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by Borrowers showing payment thereof. If Borrowers fail to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to Agent the required receipts or other required documentary evidence, Borrowers shall indemnify Agent and Lenders for any taxes (including interest or penalties) that may become payable by Agent or any Lender as a result of any such failure. The obligations of Borrowers under this Paragraph 2.13 (i) shall be subject to the indemnification provisions contained in Paragraph 8.03 and (ii) shall survive the payment and performance of the Obligations and the termination of this Agreement.

(b) Withholding Exemption Certificates. Each Borrower may from time to time, by written notice to the Agent and each Lender, designate an office from which payments under this Agreement shall be made (an “Applicable Payment Office”). FIL’s Applicable Payment Office shall be deemed to be in Hong Kong unless otherwise designated in writing by FIL. If a Borrower other than FIL does not designate an Applicable Payment Office, such Borrower’s Applicable Payment Office shall be deemed to be located in the jurisdiction in which such Borrower is organized. On or prior to the Effective Date (or, with respect to any Lender which is not a party to this Agreement on the Effective Date, on or prior to the date any other Lender becomes a Lender hereunder), each Lender which is not organized under the laws of the jurisdiction of a Borrower’s Applicable Payment Office shall notify the applicable Borrower whether such Lender is entitled to receive payments on its Loans under this Agreement from such Borrower’s Applicable Payment Office for the account of such Lender’s Lending Office without deduction or withholding of any income taxes (or with reduced deduction or withholding of any such taxes) imposed by the jurisdiction of such Borrower’s Applicable Payment Office. If such Lender is so entitled, it shall promptly deliver to such Borrower and/or any other appropriate person(s) such certificates, forms and/or other documents as it may lawfully provide certifying that such Lender is entitled to receive such payments without deduction or withholding of taxes (or with reduced deduction or withholding of any such taxes) as such Borrower shall reasonably request to establish such fact. If, after the Effective Date, any Borrower designates an Applicable Payment Office that is different than such Borrower’s then existing Applicable Payment Office, each Lender which is not organized under the laws of the jurisdiction of such new Applicable Payment Office shall, as soon as practicable and in any event within thirty (30) days of such designation (or if not practicable within such period, then as soon as practicable thereafter but in any event within a period of sixty (60) days of such designation), notify the applicable Borrower whether such Lender is entitled to receive payments on its Loans under this Agreement from such Borrower’s new Applicable Payment Office for the account of such Lender’s Lending Office without deduction or withholding of any income taxes (or with reduced deduction or withholding of any such taxes) imposed by the jurisdiction of such Borrower’s new Applicable Payment Office and promptly deliver to such Borrower and/or any other appropriate person(s) such certificates, forms, and/or other documents as it may lawfully provide certifying that such Lender is entitled to receive such payments without deduction or withholding of taxes (or with reduced deduction or withholding of any such taxes) as such Borrower shall reasonably request to establish such fact. Each such Lender further agrees (i) promptly to notify the applicable Borrower(s) and Agent of any change of circumstances (including any change in any treaty, law or regulation or any change of such Lender’s Applicable Lending Office) which would prevent such Lender from receiving such payments hereunder without any deduction or withholding of such taxes (or with reduced deduction or withholding of any such taxes) and (ii) if such Lender is still legally entitled to do so, then on or before the date that any certificate, form and/or other documents delivered by such Lender under this Subparagraph 2.13(b) expires or otherwise becomes inapplicable, to deliver to the applicable Borrower(s) and Agent new certificate(s), form(s) and/or other documents, certifying that such Lender is entitled to receive such payments under this Agreement without deduction or withholding of such taxes (or with reduced deduction or withholding of any such taxes). If any Lender that may lawfully provide such certification fails to provide to Agent and the applicable Borrower pursuant to this Subparagraph 2.13(b) (or, in the case of a Participant, Subparagraph 8.05(b)) any notifications, certificates or other evidence required by this provision, such Lender shall not be entitled to any indemnification under Subparagraph 2.13(a) for any Non-Excluded Taxes imposed on such Lender primarily as a result of such failure. Notwithstanding the foregoing, if such Lender is not entitled to receive payments on its Loans without deduction or withholding of taxes (or with reduced deduction or withholding of any such taxes) and cannot lawfully provide any such form, it shall continue to be entitled to the benefits of Subparagraph 2.13(a).

(c) Mitigation. If Agent or any Lender claims any additional amounts to be payable to it pursuant to this Paragraph 2.13, such Person shall provide to the appropriate Person(s) (or, with respect to any claim made by any Lender then a party to this Agreement as a result of the designation of a new Applicable Payment Office by any Borrower, such Person shall use reasonable commercial efforts to file) to the extent it may lawfully do so any certificate, forms, and/or other documents reasonably requested in writing by the applicable Borrower certifying that such Lender is entitled to receive a reduced rate of withholding if it is in fact so entitled or to change the jurisdiction of an Applicable Lending Office if the making of such a filing or such change in the jurisdiction of an Applicable Lending Office would avoid the need for or materially reduce the amount of any such additional amounts which may thereafter accrue and if, in the sole discretion of such Person, in the case of a change in the jurisdiction of an Applicable Lending Office, such change would not be disadvantageous to such Person or contrary to such Person’s normal banking practices. Borrowers hereby agree to pay all reasonable documented costs and expenses incurred by the Lender in connection with any action taken pursuant to this Subparagraph 2.13(c). If Agent or any Lender that may lawfully do so does not provide the requisite certificate(s), form(s), or other document(s) or change the jurisdiction of its Applicable Lending Office, if not determined to be disadvantageous in its sole discretion, then Borrowers shall not be obligated to pay any additional amounts that arise from such Agent or Lender’s failure to comply with this Subparagraph 2.13(c).

(d) Tax Returns. Nothing contained in this Paragraph 2.13 or Paragraph 8.03 shall require Agent, any Lender or any of their respective Affiliates to make available any of its tax returns (or any other information relating to its taxes which it deems to be confidential) to any Borrower or any other Person.

(e) Lender Rate Contracts. Nothing contained in this Paragraph 2.13 shall override or supercede any term or provision of any Lender Rate Contract regarding withholding taxes relating to Rate Contracts.

2.14. Funding Loss Indemnification. If any of the Borrowers shall (a) repay, prepay or convert any LIBOR Loan on any day other than the last day of an Interest Period therefor (whether a scheduled payment, an optional prepayment or conversion, a mandatory prepayment or conversion, a payment upon acceleration or otherwise), (b) fail to borrow any LIBOR Loan after delivering the Notice of Borrowing therefor to Agent (whether as a result of the failure to satisfy any applicable conditions or otherwise), (c) pursuant to Paragraph 2.16, cause the replacement of any Lender that has made or maintained any LIBOR Loan or (d) fail to pay when due any principal or interest on any LIBOR Loan, Borrowers shall, within ten (10) Business Days after demand of such Lender, reimburse such Lender for and hold such Lender harmless from all reasonable break funding costs and losses incurred by such Lender as a result of such repayment, prepayment, conversion or failure; provided, however, that Borrowers shall have no obligation to make any payment to any demanding party under this Paragraph 2.14 on account of any such costs or losses unless Borrowers receive notice of such costs or losses from the demanding party within twelve (12) months after such costs or losses have been incurred or realized. Borrowers understand that such costs and losses may include losses incurred by a Lender as a result of funding and other contracts entered into by such Lender to fund a LIBOR Loan. Each Lender demanding payment under this Paragraph 2.14 shall deliver to Borrowers, with a copy to Agent, a certificate of an officer of such demanding party setting forth the amount of costs and losses for which demand is made, which certificate shall set forth in reasonable detail the calculation of the amount demanded. Such a certificate so delivered to Borrowers shall constitute prima facie evidence of such costs and losses. The obligations of Borrowers under this Paragraph 2.14 shall survive the payment and performance of the Obligations and the termination of this Agreement.

2.15. Security.

(a) Guaranties, Etc. The Obligations are secured by a Guaranty in the form of Exhibit C (the “Guaranty”), duly executed by all Eligible Material Subsidiaries and other Subsidiaries of FIL that have executed the Guaranty or otherwise elected to become a party thereto, with such changes thereto as may be appropriate based on the law of the applicable jurisdictions. In addition, on the Effective Date, FIL shall deliver, or cause to be delivered, to Agent, (A) favorable written opinions, addressed to Agent for the benefit of the Lenders, covering such legal matters as Agent and the Lenders may reasonably request and otherwise in form and substance satisfactory to Agent and the Lenders, from counsel for each of the above-referenced Subsidiaries, (B) the Reaffirmation Agreement, duly executed by the parties thereto and (C) such other instruments, agreements, certificates and documents as Agent may reasonably request to secure, maintain, protect and evidence the obligations of such Subsidiary under the Guaranty.

(b) Changes in Material Subsidiaries.

(i) If, at any time after the Closing Date, any Subsidiary of FIL that is not a Guarantor under the Guaranty shall become an Eligible Material Subsidiary, FIL promptly shall deliver, or cause to be delivered, to Agent, within sixty (60) days of becoming aware of any such event, (A) a Subsidiary Joinder in the form of Attachment 1 to the Guaranty, appropriately completed and duly executed by such Subsidiary, and (B) such other instruments, agreements, certificates, opinions and documents as Agent may reasonably request to secure, maintain, protect and evidence the obligations of such Subsidiary under the Guaranty.

(ii) If, at any time after the Closing Date, any Subsidiary of FIL that is a Guarantor under the Guaranty shall cease to be, or shall not have become, an Eligible Material Subsidiary by an action or circumstance not otherwise prohibited by this Agreement, Agent shall, if requested by FIL, release such Subsidiary from its obligations under the Guaranty.

(c) Further Assurances. Borrowers shall deliver, and shall cause the Guarantors to deliver, to Agent such other guaranties, guaranty supplements and other instruments, agreements, certificates, opinions and documents as Agent and any Lender may reasonably request to implement the provisions of Subparagraphs 2.15(a) and (b) and otherwise to establish, maintain, protect and evidence the rights provided to Agent, for the benefit of Agents and Lenders, pursuant to the Security Documents. Borrowers shall fully cooperate with Agent and Lenders and perform all additional acts reasonably requested by Agent or any Lender to effect the purposes of this Paragraph 2.15. Without limiting the generality of the foregoing, FIL covenants and agrees that it will ensure that the Subsidiaries that have executed and delivered the Guaranty pursuant to the Existing FIL Credit Agreement and Existing FIUI Credit Agreement will have revenues or assets that constitute at least (i) 53% of consolidated total revenues of FIL or (ii) 60% of consolidated total assets of FIL, respectively, during each fiscal year of FIL, as reflected on the most recently delivered annual audited Financial Statements for FIL.

2.16. Replacement of Lenders. If any Lender shall (a) become a Defaulting Lender more than one (1) time in a period of twelve (12) consecutive months, (b) continue as a Defaulting Lender for more than three (3) Business Days at any time, (c) suspend its obligation to make or maintain LIBOR Loans in any Currency pursuant to Subparagraph 2.12(b) for a reason which is not applicable to any other Lender or (d) demand any payment under Subparagraph 2.12(a), 2.12(c) or 2.12(d) for a reason which is not applicable to any other Lender, then Agent may (or upon the written request of Borrowers, shall) replace such Lender (the “affected Lender”), or cause such affected Lender to be replaced, with another lender (the “replacement Lender”) satisfying the requirements of an Assignee Lender under Subparagraph 8.05(c), by having the affected Lender sell and assign all of its rights and obligations under this Agreement and the other Credit Documents to the replacement Lender pursuant to Subparagraph 8.05(c); provided, however, that if Borrowers seek to exercise such right, they must do so within sixty (60) days after any Borrower first knows or should have known of the occurrence of the event or events giving rise to such right, and neither Agent nor any Lender shall have any obligation to identify or locate a replacement Lender for Borrowers; and provided, further, that no Lender shall be replaced under this Agreement unless such Lender is also replaced under the FIUI Credit Agreement. Upon receipt by any affected Lender of a written notice from Agent stating that Agent is exercising the replacement right set forth in this Paragraph 2.16, (a) such affected Lender shall sell and assign all of its rights and obligations under this Agreement and the other Credit Documents to the replacement Lender pursuant to an Assignment and Assumption and Subparagraph 8.05(c) for a purchase price equal to the sum of the principal amount of the affected Lender’s Loans so sold and assigned, all accrued and unpaid interest thereon and its ratable share of all fees to which it is entitled and (b) Borrowers shall pay any amounts owed to such Lender by Borrowers under this Agreement.

SECTION III. CONDITIONS PRECEDENT.

3.01. Conditions Precedent. The effectiveness of this Agreement is subject to receipt by Agent, on or prior to the Effective Date, of each item listed in Schedule 3.01, each in form and substance satisfactory to Agent and each Lender, and with sufficient copies for, Agent and each Lender.

3.02. Conditions Precedent to Each Credit Event. The occurrence of each Credit Event is subject to the further conditions that:

(a) The applicable Borrower(s) shall have delivered to Agent (and Issuing Bank, in the case of an LC Application) the Notice of Borrowing or LC Application, as the case may be, for such Credit Event in accordance with this Agreement; and

(b) On the date such Credit Event is to occur and after giving effect to such Credit Event, the following shall be true and correct:

(i) The representations and warranties of Borrowers and their Subsidiaries set forth in Paragraph 4.01 and in the other Credit Documents are true and correct in all material respects as if made on such date (except for representations and warranties expressly made as of a specified date, which shall be true as of such date); and

(ii) No Default has occurred and is continuing or will result from such Credit Event.

The submission by any of the Borrowers to Agent of each Notice of Borrowing and each LC Application shall be deemed to be a representation and warranty by such Borrower that each of the statements set forth above in this Subparagraph 3.02(b) is true and correct as of the date of such notice.

3.03. Covenant to Deliver. Borrowers expressly agree that the occurrence of any such Credit Event prior to the receipt by Agent of any such item (and Issuing Bank in the case of an LC Application) shall not constitute a waiver by Agent or any Lender of Borrowers’ obligation to deliver such item.

3.04. Conditions Precedent to Adding Designated Borrower. The obligations of the applicable Lenders to make Loans to any Designated Borrower or issue any Letters of Credit on behalf of any Designated Borrower are subject to, on or prior to the date of such designation, the following: (a) receipt by Agent of each item listed in Schedule 3.01 with respect to such Designated Borrower, each in form and substance satisfactory to Agent and each Lender, and with sufficient copies for, Agent and each Lender, (b) execution of an amendment to this Agreement by each of the parties hereto, whereby Designated Borrower shall agree to be bound by all of the terms herein and shall designate its initial Applicable Payment Office, (c) written approval by all Lenders and Guarantors party to this Agreement and any of the Credit Documents as to the designation of the Designated Borrower, and (d) execution by Designated Borrower and FIL of a Subsidiary Joinder to the Guaranty, substantially in the form of Attachment 1 to Exhibit C hereto.

SECTION IV. REPRESENTATIONS AND WARRANTIES.

4.01. Borrowers’ Representations and Warranties. In order to induce Agent and Lenders to enter into this Agreement, Borrowers hereby represent and warrant to Agent and Lenders as follows:

(a) Due Incorporation, Qualification, etc. Each of the Borrowers and their Subsidiaries (i) is a corporation duly organized, validly existing and, in any jurisdiction in which such legal concept is applicable, in good standing under the laws of its jurisdiction of organization, (ii) has the power and authority to own, lease and operate its properties and carry on its business as now conducted and (iii) is duly qualified and licensed to do business as a foreign corporation or branch in each jurisdiction where the failure to be so qualified or licensed is reasonably and substantially likely (alone or in the aggregate) to have a Material Adverse Effect.

(b) Authority. The execution, delivery and performance by each of the Borrowers and each Guarantor of each Credit Document executed, or to be executed, by such Person and the consummation of the transactions contemplated thereby (i) are within the power of such Person and (ii) have been duly authorized by all necessary actions on the part of such Person.

(c) Enforceability. Each Credit Document executed, or to be executed, by each of the Borrowers and each Guarantor has been, or will be, duly executed and delivered by such Person and constitutes, or when executed will constitute, a legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(d) Non-Contravention. The execution and delivery by each of the Borrowers and each Guarantor of the Credit Documents executed by such Person and the performance and consummation of the transactions contemplated thereby do not (i) violate any Requirement of Law applicable to such Person, (ii) violate any provision of, or result in the breach or the acceleration of, or entitle any other Person to accelerate (whether after the giving of notice or lapse of time or both), any Contractual Obligation of such Person or (iii) result in the creation or imposition of any Lien (or the obligation to create or impose any Lien) upon any property, asset or revenue of such Person.

(e) Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or other Person (including the shareholders of any Person) is required in connection with the execution and delivery of the Credit Documents executed by each of the Borrowers and each Guarantor and the performance or consummation of the transactions contemplated thereby, except such as (i) have been made or obtained and are in full force and effect or (ii) are being made or obtained in a timely manner and once made or obtained will be in full force and effect.

(f) No Violation or Default. Neither any Borrower, nor any Guarantor nor any of FIL’s Subsidiaries is in violation of or in default with respect to (i) any Requirement of Law applicable to such Person or (ii) any Contractual Obligation of such Person, where, in each case or in the aggregate, such violation or default is reasonably and substantially likely to have a Material Adverse Effect. Without limiting the generality of the foregoing, neither any Borrower, nor any Guarantor nor any of FIL’s Subsidiaries (i) has violated any Environmental Laws, (ii) to the knowledge of any Borrower, any Guarantor or any of FIL’s Subsidiaries, has any liability under any Environmental Laws or (iii) has received notice or other communication of an investigation or, to the knowledge of any Borrower, any Guarantor or any of FIL’s Subsidiaries, is under investigation by any Governmental Authority having authority to enforce Environmental Laws, where such violation, liability or investigation is reasonably and substantially likely (alone or in the aggregate) to have a Material Adverse Effect. No Default has occurred and is continuing.

(g) Litigation. No actions (including derivative actions), suits, proceedings or investigations are pending or, to the knowledge of any Borrower, threatened against any Borrower, any Guarantor or any of FIL’s Subsidiaries at law or in equity in any court or before any other Governmental Authority which (i) based upon the written advice of such Person’s outside legal counsel, is reasonably likely to be determined adversely and if so adversely determined is reasonably and substantially likely (alone or in the aggregate) to have a Material Adverse Effect or (ii) seeks to enjoin, either directly or indirectly, the execution, delivery or performance by any Borrower or any Guarantor of the Credit Documents or the transactions contemplated thereby.

(h) Title; Possession Under Leases. Each Borrower, each Guarantor and each of FIL’s Subsidiaries own and have good and indefeasible title, or a valid leasehold interest in, all their respective material properties and assets as reflected in the most recent Financial Statements delivered to Agent (except those assets and properties disposed of in the ordinary course of business or otherwise in compliance with this Agreement since the date of such Financial Statements) and all respective material assets and properties acquired by such Borrower, each Guarantor and FIL’s Subsidiaries since such date (except those disposed of in the ordinary course of business or otherwise in compliance with this Agreement). Such assets and properties are subject to no Lien, except for Permitted Liens.

(i) Financial Statements. The Financial Statements of FIL and its Subsidiaries which have been delivered to Agent, (i) are in accordance with the books and records of FIL and its Subsidiaries, which have been maintained in accordance with good business practice, (ii) have been prepared in conformity with GAAP and (iii) fairly present in all material respects the financial conditions and results of operations of FIL and its Subsidiaries as of the date thereof and for the period covered thereby. Neither FIL nor any of its Subsidiaries has any Contingent Obligations, liability for taxes or other outstanding obligations which are material in the aggregate, except as disclosed or reflected in the Financial Statements of FIL dated December 31, 2004, furnished by FIL to Agent prior to the date hereof, or in the Financial Statements delivered to Agent pursuant to (i) or (ii) of Subparagraph 5.01(a), or except as permitted under Section V of this Agreement.

(j) Employee Benefit Plans.

(i) Based on the latest valuation of each Employee Benefit Plan that any Borrower or any ERISA Affiliate maintains or contributes to, or has any obligation under (which occurred within twelve months of the date of this representation), the aggregate benefit liabilities of such plan within the meaning of section 4001 of ERISA did not materially exceed the aggregate value of the assets of such plan. Neither any Borrower nor any ERISA Affiliate has any material liability with respect to any post-retirement benefit under any Employee Benefit Plan which is a welfare plan (as defined in section 3(1) of ERISA), other than liability for health plan continuation coverage described in Part 6 of Title I(B) of ERISA, which liability for health plan contribution coverage is not reasonably and substantially likely (alone or in the aggregate) to have a Material Adverse Effect.

(ii) Each Employee Benefit Plan complies, in both form and operation, in all material respects, with its terms, ERISA and the IRC, and no condition exists or event has occurred with respect to any such plan which would result in the incurrence by any Borrower or any ERISA Affiliate of any material liability, fine or penalty. Each Employee Benefit Plan, related trust agreement, arrangement and commitment of any Borrower or any ERISA Affiliate is legally valid and binding and is in all material respects in full force and effect. No Employee Benefit Plan is being audited or investigated by any government agency or is subject to any pending or threatened claim or suit. Neither any Borrower nor any ERISA Affiliate nor, to the knowledge or any Borrower, any fiduciary of any Employee Benefit Plan has engaged in a prohibited transaction under section 406 of ERISA or section 4975 of the IRC.

(iii) Neither any Borrower nor any ERISA Affiliate contributes to or has any material contingent obligations to any Multiemployer Plan. Neither any Borrower nor any ERISA Affiliate has incurred any material liability (including secondary liability) to any Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan under section 4201 of ERISA or as a result of a sale of assets described in section 4204 of ERISA. Neither any Borrower nor any ERISA Affiliate has been notified that any Multiemployer Plan is in reorganization or insolvent under and within the meaning of section 4241 or section 4245 of ERISA or that any Multiemployer Plan intends to terminate or has been terminated under section 4041A of ERISA.

(iv) All employer and employee contributions required by any applicable Governmental Rule in connection with all Foreign Plans have been made, or, if applicable, accrued, in all material respects, in accordance with the country-specific or other applicable accounting practices. The fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient, except to the extent that is not reasonably and substantially likely (alone or in the aggregate) to have a Material Adverse Effect, to procure or provide for the accrued benefit obligations, as of the date hereof, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Plan, which actuarial assumptions are commercially reasonable. Each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable Governmental Authorities except to the extent that is not reasonably and substantially likely (alone or in the aggregate) to have a Material Adverse Effect. Each Foreign Plan reasonably complies in all material respects with all applicable Governmental Rules.

(k) Other Regulations. No Borrower or any Material Subsidiary is subject to regulation under the Investment Company Act of 1940, the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code or any other Governmental Rule that limits its ability to incur Indebtedness.

(l) Patent and Other Rights. Each Borrower and each of FIL’s Subsidiaries own, license or otherwise have the full right to use, under validly existing agreements, without known conflict with any rights of others, all patents, licenses, trademarks, trade names, trade secrets, service marks, copyrights and all rights with respect thereto, which are required to conduct their businesses as now conducted, except such patents, licenses, trademarks, trade names, trade secrets, service marks, copyrights and all rights with respect thereto which if not validly owned or used would not be reasonably and substantially likely (alone or in the aggregate) to have a Material Adverse Effect.

(m) Governmental Charges. Each Borrower and each of FIL’s Subsidiaries have filed or caused to be filed all material tax returns, reports and declarations which are required to be filed by them. Each Borrower and each of FIL’s Subsidiaries have paid, or made provision for the payment of, all taxes and other Governmental Charges which have or may have become due pursuant to said returns or otherwise and all other indebtedness, except such Governmental Charges or indebtedness, if any, which are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided or which are not reasonably and substantially likely (alone or in the aggregate) to have a Material Adverse Effect if unpaid.

(n) Margin Stock. No Borrower owns any Margin Stock which, in the aggregate, would constitute a substantial part of the assets of such Borrower, and no proceeds of any Loan and no Letter of Credit will be used to purchase or carry, directly or indirectly, any Margin Stock or to extend credit, directly or indirectly, to any Person for the purpose of purchasing or carrying any Margin Stock.

(o) Subsidiaries, Etc. Schedule 4.01(o) (on the Effective Date as of March 31, 2005 and as thereafter updated on a quarterly basis by Borrowers in a written notice to Agent no later than the date set forth in Subparagraph 5.01(a)(vi)) sets forth each of FIL’s Significant Subsidiaries and Material Subsidiaries (together with certain other Subsidiaries), its jurisdiction of organization, the percentages of shares owned directly or indirectly by FIL and whether FIL owns such shares directly or, if not, the Subsidiary of FIL that owns such shares.

(p) Solvency, Etc. Each of the Borrowers, each Guarantor and each Material Subsidiary is Solvent and, after the execution and delivery of the Credit Documents and the consummation of the transactions contemplated thereby, will be Solvent.

(q) Senior Debt. Borrowers have taken all actions necessary for the Obligations to constitute “Designated Senior Debt” for the purposes of and as defined in the Subordinated Indenture.

(r) No Withholding, Etc. Except as otherwise disclosed by a Borrower to the Agent from time to time, no Borrower has actual knowledge of any requirement under any Governmental Rule to make any deduction or withholding of any nature whatsoever from any payment required to be made by any Borrowers hereunder or under any other Credit Document. Neither this Agreement nor any of the other Credit Documents is subject to any registration or stamp tax or any other similar or like taxes payable in any relevant jurisdiction.

(s) Foreign Subsidiaries.

(i) No Immunities, etc. Each Foreign Subsidiary that is a Borrower or Guarantor is subject to civil and commercial law with respect to its obligations under this Agreement and the other Credit Documents, and the execution, delivery and performance by each such Foreign Subsidiary of this Agreement and the other Credit Documents constitute and will constitute private and commercial acts and not public or governmental acts. Neither such Foreign Subsidiary nor any of its property, whether or not held for its own account, has any immunity (sovereign or other similar immunity) from any suit or proceeding, from jurisdiction of any court or, if applicable in the relevant jurisdiction, from set-off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or other similar immunity) under laws of the jurisdiction in which such Foreign Subsidiary is organized and existing in respect of its obligations under this Agreement and the other Credit Documents. Each such Foreign Subsidiary has waived every immunity (sovereign or otherwise) to which it or any of its properties would otherwise be entitled from any legal action, suit or proceeding, from jurisdiction of any court and from set-off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) under the laws of the jurisdiction in which such Foreign Subsidiary is organized and existing in respect of its obligations under this Agreement and the other Credit Documents. The waiver by each such Foreign Subsidiary described in the immediately preceding sentence is the legal, valid and binding obligation of such Foreign Subsidiary.

(ii) No Recordation Necessary. This Agreement and each of the other Credit Documents executed by a Foreign Subsidiary is in proper legal form under the law of the jurisdiction in which such Foreign Subsidiary is organized and existing for the enforcement hereof or thereof against such Foreign Subsidiary under the law of such jurisdiction, and to ensure the legality, validity, enforceability, priority or admissibility in evidence of this Agreement and such other Credit Documents. It is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of this Agreement or any other Credit Document executed by a Foreign Subsidiary that this Agreement, any other Credit Document or any other document be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which such Foreign Subsidiary is organized and existing or that any registration charge or stamp or similar tax be paid on or in respect of this Agreement, any other Credit Document or any other document, except for any such filing, registration or recording, or execution or notarization, as has been made or is not required to be made until this Agreement, any other Credit Document or any other document is sought to be enforced and for any charge or tax as has been timely paid.

(iii) Exchange Controls. The execution, delivery and performance by each Borrower of this Agreement and each of the other Credit Documents executed by a Foreign Subsidiary is, under applicable foreign exchange control regulations of the jurisdiction in which each such Borrower or Foreign Subsidiary is organized and existing, not subject to any notification or authorization except (A) such as have been made or obtained or (B) such as cannot be made or obtained until a later date and are listed on Schedule 4.01(s) hereto (provided any notification or authorization described in this clause (B) shall be made or obtained as soon as is reasonably practicable).

(t) No Material Adverse Effect. No event has occurred and no condition exists which, alone or in the aggregate, (i) has had (and continues to have) or (ii) is reasonably and substantially likely to have a Material Adverse Effect.

(u) Accuracy of Information Furnished. The Credit Documents and the other certificates, statements and information (excluding projections) furnished to Agent or any Lender in writing by or on behalf of Borrowers, the Guarantors and FIL’s Subsidiaries in connection with the Credit Documents and the transactions contemplated thereby, taken as a whole, do not contain and will not contain any untrue statement of a material fact and do not omit and will not omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All projections have been based upon reasonable assumptions and represent, as of their respective dates of presentations, Borrowers’ best estimates of the future performance of Borrowers, the Guarantors and FIL’s Subsidiaries.

4.02. Reaffirmation. Each Borrower shall be deemed to have reaffirmed, for the benefit of the Lenders and Agent, each representation and warranty contained in Paragraph 4.01 on and as of the date of each Credit Event (except for representations and warranties expressly made as of a specified date, which shall be true as of such date).

SECTION V. COVENANTS.

5.01. Affirmative Covenants. Until the termination of this Agreement and the satisfaction in full by Borrowers of all Obligations, Borrowers will comply, and will cause compliance by each Subsidiary, with the following affirmative covenants, unless Required Lenders shall otherwise consent in writing:

(a) Financial Statements, Reports, etc. Each Borrower shall furnish to Agent the following, each in such form and such detail as Agent or the Required Lenders shall reasonably request:

(i) As soon as available and in no event later than fifty-five (55) days after the last day of each fiscal quarter of FIL, a copy of the Financial Statements of FIL and its Subsidiaries (prepared on a consolidated basis) for such quarter and for the fiscal year to date, certified by the chief executive officer, chief operating officer, chief financial officer, treasurer, assistant treasurer, controller or senior vice president of finance of FIL to present fairly in all material respects the financial condition, results of operations and other information reflected therein and to have been prepared in accordance with GAAP (subject to normal year-end audit adjustments);

(ii) As soon as available and in no event later than one hundred (100) days after the close of each fiscal year of FIL, (A) copies of the audited Financial Statements of FIL (prepared on a consolidated and consolidating basis) for such year, audited by independent certified public accountants of recognized national standing reasonably acceptable to Agent, (B) copies of the unqualified opinions (or qualified opinions (other than a “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit) reasonably acceptable to Agent) of such accountants and (C) if available from such accountants, certificates of such accountants to Agent stating that in making the examination necessary for their opinion they have reviewed this Agreement and have obtained no knowledge of any Default which has occurred and is continuing, or if, in the opinion of such accountants, a Default has occurred and is continuing, a statement as to the nature thereof;

(iii) Contemporaneously with the quarterly and year-end Financial Statements required by the foregoing clauses (i) and (ii), a compliance certificate of the chief executive officer, chief operating officer, chief financial officer, treasurer, assistant treasurer, controller or senior vice president of finance of FIL (a “Compliance Certificate”) that (A) states that no Default has occurred and is continuing, or, if any such Default has occurred and is continuing, a statement as to the nature thereof and what action FIL proposes to take with respect thereto, and (B) sets forth, for the quarter or year covered by such Financial Statements or as of the last day of such quarter or year (as the case may be), the calculation of the financial ratios and tests provided in Paragraph 5.03;

(iv) As soon as possible and in no event later than five (5) Business Days after any officer of such Borrower knows of the occurrence or existence of (A) any Reportable Event under any Employee Benefit Plan or Multiemployer Plan, (B) any actual or threatened litigation or suits against any Borrower or any of FIL’s Subsidiaries involving potential monetary damages payable by any Borrower or FIL’s Subsidiaries of (x) Ten Million Dollars ($10,000,000) or more alone or

(y) Twenty Million Dollars ($20,000,000) or more in the aggregate, (C) any other event or condition which is reasonably and substantially likely (alone or in the aggregate) to have a Material Adverse Effect, (D) any Default or (E) any event of the type described in Subparagraph 6.01(f) or (g) with respect to any Subsidiary, so long as such Subsidiary is determined at the time of such event to be a Significant Subsidiary, the statement of the chief executive officer, chief operating officer, chief financial officer, treasurer, assistant treasurer, controller or senior vice president of finance of such Borrower setting forth details of such event, condition or Default and the action which such Borrower proposes to take with respect thereto;

(v) As soon as available and in no event later than five (5) Business Days after they are sent, made available or filed, copies of (A) all registration statements and reports filed by any of the Borrowers or any of FIL’s Subsidiaries with the United States Securities and Exchange Commission (including all 10-Q, 10-K and 8-K reports) and (B) all reports, proxy statements and financial statements sent or made available by any of the Borrowers or any of FIL’s Subsidiaries to its security holders;

(vi) As soon as possible and in no event later than (A) fifty-five (55) days after the last day of each fiscal quarter (or one hundred (100) days in the case of the last fiscal quarter of each fiscal year), written notice of any new Significant Subsidiary acquired or established during such quarter or any other change in the information set forth in Schedule 4.01(o) during such quarter and (B) ten (10) days after the date that any entity becomes a Material Subsidiary, written notice setting forth each Subsidiary of FIL that has become a Material Subsidiary and indicating for each such new Material Subsidiary whether such Material Subsidiary is an Eligible Material Subsidiary or Ineligible Material Subsidiary;

(vii) As soon as available and in no event later than five (5) Business Days after any Borrower changes its legal name or the address of its chief executive office, written notice setting forth such Borrower’s new legal name and/or new address; and

(viii) Such other instruments, agreements, certificates, opinions, statements, documents and information relating to the operations or condition (financial or otherwise) of such Borrower or FIL’s Subsidiaries, and compliance by such Borrower with the terms of this Agreement and the other Credit Documents as Agent on behalf of itself or one or more Lenders may from time to time reasonably request.

In lieu of furnishing to Agent hard copies of the quarterly Financial Statements described in clause (i) above and the annual Financial Statements and auditor’s report described in clauses (ii)(A) and (ii)(B) above and the other documents referred to in clause (v) above, FIL may make such documents available to Lenders by posting such documents on its website located at www.flextronics.com and through the United States Securities and Exchange Commission’s EDGAR system (“EDGAR”) or by transmitting such documents electronically to Lenders. FIL shall provide to any Lender hard copies of such documents upon request if such Lender does not have access to FIL’s website or EDGAR.

(b) Books and Records. Each Borrower and FIL’s Subsidiaries shall at all times keep proper books of record and account which shall be complete and correct in all material respects in accordance with GAAP.

(c) Inspections. Each Borrower and FIL’s Subsidiaries shall permit Agent and each Lender, or any agent or representative thereof, upon reasonable notice and during normal business hours, to visit and inspect any of the properties and offices of such Borrower and FIL’s Subsidiaries, to examine the books and records of such Borrower and FIL’s Subsidiaries and make copies thereof and to discuss the affairs, finances and business of such Borrower and FIL’s Subsidiaries with, and to be advised as to the same by, their officers, auditors and accountants, all at such times and intervals as Agent or any Lender may reasonably request (which visits and inspections shall be at the expense of Agent or such Lender unless a Default has occurred and is continuing).

(d) Insurance. Each Borrower and FIL’s Subsidiaries shall (i) carry and maintain insurance of the types and in the amounts customarily carried from time to time during the term of this Agreement by others engaged in substantially the same business as such Person and operating in the same geographic area as such Person, including fire, public liability, property damage and worker’s compensation, (ii) carry and maintain each policy for such insurance with financially sound insurers and (iii) deliver to Agent from time to time, as Agent may request, schedules setting forth all insurance then in effect.

(e) Taxes, Governmental Charges and Other Indebtedness. Each Borrower and FIL’s Subsidiaries shall promptly pay and discharge when due (i) all taxes and other Governmental Charges prior to the date upon which penalties accrue thereon, (ii) all indebtedness which, if unpaid, could become a Lien upon the property of such Borrower or FIL’s Subsidiaries and (iii) subject to any subordination provisions applicable thereto, all other Indebtedness, which in each case or in the aggregate, if unpaid, is reasonably and substantially likely to have a Material Adverse Effect, except such taxes, Governmental Charges or Indebtedness as may in good faith be contested or disputed, or for which arrangements for deferred payment have been made, provided that in each such case appropriate reserves are maintained in accordance with GAAP.

(f) Use of Proceeds. Each Borrower shall use the proceeds of the Loans and Letters of Credit only for the purposes set forth in Section II. No Borrower shall use any part of the proceeds of any Loan or any Letter of Credit, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock or for the purpose of purchasing or carrying or trading in any securities under such circumstances as to involve such Borrower, any Lender or Agent in a violation of Regulations T, U or X issued by the Federal Reserve Board.

(g) General Business Operations. Each of the Borrowers and FIL’s Subsidiaries shall (i) preserve and maintain its corporate existence and all of its rights, privileges and franchises reasonably necessary to the conduct of its business, (ii) conduct its business activities in compliance with all Requirements of Law and Contractual Obligations applicable to such Person and (iii) keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted, except, in each case, where any failure is not reasonably and substantially likely (alone or in the aggregate) to have a Material Adverse Effect.

(h) Pari Passu Ranking. Each Borrower shall take, or cause to be taken, all actions necessary to ensure that the Obligations of such Borrower are and continue to rank at least pari passu in right of payment with all other unsecured and unsubordinated Indebtedness of such Borrower.

(i) Designated Senior Debt. Borrowers shall take all additional actions that may be necessary for the Obligations to continue at all times to constitute “Designated Senior Debt” or otherwise to be entitled to all the benefits of being “senior debt” under each Subordinated Indenture for so long as any Indebtedness shall be outstanding under any such Subordinated Indenture.

(j) Patriot Act. Promptly following a request therefor, each Borrower shall provide all documentation and other information that a Lender reasonably requests in order to comply with such Lender’s ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (known as the USA Patriot Act), provided that any Lender requesting documentation or other information under this Subparagraph 5.01(j) shall provide any relevant supporting documentation reasonably requested by any Borrower responding to such request.

5.02. Negative Covenants. Until the termination of this Agreement and the satisfaction in full by Borrowers of all Obligations, Borrowers will comply, and will cause compliance, with the following negative covenants, unless Required Lenders shall otherwise consent in writing:

(a) Indebtedness. None of the Borrowers or any of FIL’s Subsidiaries shall create, incur, assume or permit to exist any Indebtedness except for the following (“Permitted Indebtedness”):

(i) Indebtedness created under the Credit Documents;

(ii) Indebtedness that is not secured by a Lien in any asset or property of any of the Borrowers or any of FIL’s Subsidiaries;

(iii) (A) Indebtedness under Capital Leases or under purchase money loans incurred by Borrowers or any of FIL’s Subsidiaries to finance the acquisition, construction, development or improvement by such Person of real property, fixtures, inventory or equipment or other tangible assets, provided that in each case (1) such Indebtedness is incurred by such Person at the time of, or not later than one hundred twenty (120) days after, the acquisition by such Person of the property so financed and (2) such Indebtedness does not exceed the purchase price of the property (or the cost of constructing, developing or improving the same) so financed, and (B) Indebtedness under initial or successive refinancings of any such Capital Leases or purchase money loans, provided that the principal amount of any such refinancing does not exceed the principal amount of the Indebtedness being refinanced;

(iv) Existing Secured Indebtedness, together with initial or successive refinancings thereof, provided that (A) the principal amount of any such refinancing does not exceed the principal amount of the Indebtedness being refinanced (except to the extent necessary to pay fees, expenses, underwriting discounts and prepayment penalties in connection therewith) and (B) the other terms and provisions of any such refinancing with respect to maturity, redemption, prepayment, default and subordination are no less favorable in any material respect to Lenders than the Indebtedness being refinanced;

(v) Indebtedness of any Borrower or Guarantor to any other Borrower or any Eligible Material Subsidiary or Indebtedness of any Eligible Material Subsidiary to any Borrower or any other Eligible Material Subsidiary or any Guarantor, in each case to the extent otherwise permitted pursuant to Subparagraph 5.02(e) and Subparagraph 5.02(i); and

(vi) Other Indebtedness that is secured by a Lien on any assets or property of any of the Borrowers or any of FIL’s Subsidiaries, provided that the aggregate principal amount of all secured Indebtedness (other than Existing Secured Indebtedness or Indebtedness secured by cash or cash equivalents to the extent such cash or cash equivalents are proceeds of such Indebtedness) and secured Rate Contracts (whether or not constituting “Indebtedness”) outstanding during any fiscal quarter of FIL does not exceed the greater of (i) Seven Hundred Fifty Million Dollars ($750,000,000) or (ii) ten percent (10%) of Consolidated Tangible Assets on the last day of the immediately preceding fiscal quarter, and provided, further, that for purposes of this Subparagraph 5.02(a)(vi) only, the “principal amount” of the obligations of any Person in respect of any Rate Contract at any time shall be in the maximum aggregate amount (giving effect to any netting agreements), if any, that such Person would be required to pay if such Rate Contract were terminated at such time.

(b) Liens. None of the Borrowers or any of FIL’s Subsidiaries shall create, incur, assume or permit to exist any Lien on or with respect to any of their assets or property of any character, whether now owned or hereafter acquired, except for the following Liens (“Permitted Liens”):

(i) Liens that secure only Indebtedness which constitutes Permitted Indebtedness under clauses (iii) (but only to the extent such Liens are on the assets so financed, the proceeds thereof and any improvements thereon), (iv), (v) or (vi) of Subparagraph 5.02(a) and Liens that secure Rate Contracts that do not constitute Indebtedness, provided that the aggregate principal amount of Indebtedness that constitutes Permitted Indebtedness under clause (vi) of

Subparagraph 5.02(a) and secured Rate Contracts that do not constitute Indebtedness shall not exceed the amount set forth in Subparagraph 5.02(a)(vi);

(ii) Liens in favor of any of the Borrowers, any Eligible Material Subsidiary or any Guarantor on all or part of the assets of Subsidiaries of any Borrower, any Eligible Material Subsidiary or any Guarantor securing Indebtedness owing by Subsidiaries of any of the Borrowers, Eligible Material Subsidiary or any Guarantor, as the case may be, to any of the Borrowers or to such other Eligible Material Subsidiary or Guarantor;

(iii) Liens to secure taxes, assessments and other government charges in respect of obligations not overdue or Liens on properties to secure claims for labor, material or supplies in respect of obligations not overdue (taking into account applicable grace periods) or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP so long as such Liens are not being foreclosed;

(iv) deposits or pledges made in connection with, or to secure payment of, workmen’s compensation, unemployment insurance, old age pensions or other social security obligations and good faith deposits in connection with tenders, contracts or leases to which any Borrower or any of FIL’s Subsidiaries is a party or deposits or pledges to secure, or in lieu of, surety, penalty or appeal bonds, performance bonds or other similar obligations;

(v) Liens of carriers, landlords, warehousemen, mechanics and materialmen, and other like Liens on properties which would not have a Material Adverse Effect and are in respect of obligations not overdue (taking into account applicable grace periods), or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP so long as such Liens are not being foreclosed;

(vi) encumbrances on real property consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in the title thereto, landlord’s or lessor’s or lessee’s Liens under leases to which a Borrower or any of FIL’s Subsidiaries is a party (including “synthetic” leases), and other minor Liens or encumbrances none of which interferes materially with the use of the property, in each case which do not individually or in the aggregate have a Material Adverse Effect;

(vii) Liens in favor of the Agent for the benefit of the Lenders and the Agent under the Credit Documents;

(viii) Liens in favor of the agent for the benefit of the lenders and the agent under the FIUI Credit Documents;

(ix) Liens arising out of cash management, netting or set off arrangements made between banks or financial institutions and FIL or any of its Subsidiaries in the ordinary course of business, or over any asset held with a clearing house, or other Liens comprising rights of set-off arising by operation of law or by agreement;

(x) Liens securing Indebtedness or other obligations on cash or cash equivalents to the extent such cash or cash equivalents represent proceeds from such Indebtedness or other obligations;

(xi) rights of third parties in equipment or inventory consigned to or by, or otherwise owned by such third party and which is being stored on property owned or leased by, a Borrower or any of FIL’s Subsidiaries;

(xii) Liens created pursuant to attachment, garnishee orders or other process in connection with pre-judgment court proceedings;

(xiii) precautionary Liens over assets securitized in connection with any securitized transaction permitted under Subparagraph 5.02 (c);

(xiv) the interest of a licensor under any license of intellectual property in the ordinary course of business;

(xv) Liens on assets pursuant to merger agreements, stock or asset purchase agreements and similar purchase agreements in respect of the disposition of such assets; and

(xvi) options, put and call arrangements, rights of first refusal and similar rights and customary reciprocal easements and other rights of use relating to Investments in joint ventures, partnerships and the like, or relating to ownership of undivided interests in assets subject to a joint ownership or similar agreement.

(c) Asset Dispositions. None of the Borrowers or any of FIL’s Subsidiaries shall sell, lease, transfer or otherwise dispose of any of their assets or property, whether now owned or hereafter acquired, except for (i) assets or property sold, leased, transferred or otherwise disposed of in the ordinary course of business for fair market value, (ii) sales of accounts receivable in securitization or financing transactions, provided that the aggregate net proceeds received or net outstanding balance owed by any Borrower or any of FIL’s Subsidiaries in respect of any sales of accounts receivable in any fiscal quarter of FIL shall not exceed thirty percent (30%) of the aggregate amount of accounts receivable originated by FIL and its Subsidiaries during such fiscal quarter, (iii) sales or transfers of duplicative or excess assets existing as a result of transactions otherwise permitted pursuant to Subparagraph 5.02(d), provided that the aggregate amount of any such duplicative assets sold or transferred in any fiscal year does not exceed five percent (5%) of all fixed assets (net of depreciation) held by FIL and its Subsidiaries as of the end of the immediately preceding fiscal quarter, (iv) sales or transfers of damaged, obsolete or worn out assets and scrap, in each case in the ordinary course of business, (v) sales or transfers of assets or property to any Borrower or any Subsidiary of FIL from any other Borrower or Subsidiary of FIL, (vi) assets sold and leasedback by FIL or its Subsidiaries in the ordinary course of business, (vii) dispositions of Investments permitted under Subparagraph 5.02(e) (other than Investments permitted under Subparagraph 5.02(e)(ix)) for a purchase price that is not less than fair market value of the Investments being sold, (viii) Non-Core Assets for fair market value, (ix) assets or Investments not constituting Non-Core Assets for fair market value in an aggregate amount not to exceed in any fiscal year ten percent (10%) of the total assets of FIL and its Subsidiaries at the end of the immediately preceding fiscal quarter, (x) dividends or distributions paid by FIL in Equity Securities of a Subsidiary or Subsidiaries the aggregate value of which shall not exceed in any consecutive four-quarter period one percent (1%) of the total assets of FIL and its Subsidiaries at the end of the immediately preceding fiscal quarter, provided, that for purposes of this Clause (x), the aggregate value of any such dividend or distribution shall be equal to an amount equal to the product of (A) the value of the assets of such Subsidiary (as shown on the financial statements of FIL most recently delivered pursuant to Subparagraph 5.01(a)(i) or 5.01(a)(ii)) and (B) the percentage of the Equity Securities in such Subsidiary that were paid in such dividend or distribution.

(d) Mergers, Acquisitions, Etc. None of the Borrowers or any of FIL’s Subsidiaries shall consolidate with or merge into any other Person or permit any other Person to merge into them (in each case other than in connection with a transaction permitted under Subparagraphs 5.02(c)(vii), 5.02(c)(viii) or 5.02(c)(ix)), acquire any Person as a new Subsidiary or acquire all or substantially all of the assets of any other Person, except for the following:

(i) Borrowers and FIL’s Subsidiaries may merge with each other and with any other Person permitted to be acquired as a new Subsidiary under clause (d)(ii) below, provided that (A) (1) in any such merger involving any Borrower, such Borrower is the surviving corporation and

(2) in any such merger involving a Guarantor, the surviving corporation becomes a Guarantor and (B) in each case, no Default has occurred and is continuing on the date of, or will result after giving effect to, any such merger; and

(ii) Borrowers and FIL’s Subsidiaries may acquire any Person as a new Subsidiary or of all or substantially all of the assets of any Person, provided that:

(A) No Default has occurred and is continuing on the date of, or will result after giving effect to, any such acquisition;

(B) Such Person is not primarily engaged in any business substantially different from (1) the present business of the acquiring Borrower or Subsidiary or (2) any business reasonably related thereto; and

(C) In the case of an acquisition of a Person as a new Subsidiary, Borrowers or FIL’s Subsidiaries possess the power to direct or cause the direction of the management and policies of such Person.

(e) Investments. None of the Borrowers or any of FIL’s Subsidiaries shall make any Investment except for the following:

(i) Investments permitted by the investment policy of FIL set forth in Schedule 5.02(e) or, if any changes to the investment policy of FIL are hereafter duly approved by the Board of Directors of FIL, in any subsequent investment policy which is the most recent investment policy delivered by FIL to Agent with a certificate of FIL’s chief financial officer to the effect that such investment policy has been duly approved by FIL’s Board of Directors and is then in effect;

(ii) Investments (x) listed in Schedule 5.02(e) or (y) in Wholly-Owned Subsidiaries, in each case existing or committed on the Effective Date;

(iii) Investments received by Borrowers and FIL’s Subsidiaries in connection with the bankruptcy or reorganization of customers and suppliers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(iv) Investments by Borrowers, the Material Subsidiaries and the Guarantors directly or indirectly in each other;

(v) Investments consisting of loans to employees and officers for travel, housing, relocation and other similar expenses incurred in the ordinary course of business;

(vi) Investments of Borrowers and FIL’s Subsidiaries in interest rate protection, currency swap and foreign exchange arrangements, provided that all such arrangements are entered into in connection with bona fide hedging operations and not for speculation;

(vii) Deposit accounts;

(viii) Investments permitted by Subparagraph 5.02(d);

(ix) Other Investments, provided that:

(A) No Default has occurred and is continuing on the date of, or will result after giving effect to, any such Investment; and

(B) The aggregate consideration paid by Borrowers and FIL’s Subsidiaries for all such Investments pursuant to this clause (ix) in any fiscal year (without duplication) does not exceed the sum of (1) ten percent (10%) of the total assets of FIL and its Subsidiaries at the end of the immediately preceding fiscal quarter, plus (2) seventy-five percent (75%) of the Net Proceeds received from the issuance by FIL of any Equity Securities of the type described in clause (a) of the definition of “Equity Securities” during calendar year 2001 or thereafter.

(f) Dividends, Redemptions, Etc. None of the Borrowers or any of FIL’s Subsidiaries shall (i) pay any dividends or make any distributions (whether in cash, securities or other property) on its Equity Securities, including any payment to a sinking fund or similar deposit, (ii) purchase, redeem, retire, defease, cancel, terminate, or otherwise acquire for value any of its Equity Securities, (iii) return any capital to any holder of its Equity Securities as such or (iv) make any distribution of assets, Equity Securities, obligations, cash or securities to any holder of its Equity Securities as such, or set apart any sum for any such purpose, except as follows:

(i) Any of the Borrowers or any of FIL’s Subsidiaries may pay dividends on its capital stock payable (A) in such Person’s own capital stock or (B) in the capital stock of other Subsidiaries solely to the extent permitted by Subparagraph 5.02(c)(x);

(ii) Any Subsidiary of FIL may pay dividends to or repurchase its capital stock from such Subsidiary’s parent; and

(iii) FIL may pay dividends on its capital stock payable in cash or repurchase its capital stock for cash, provided that, in each case, no Default has occurred and is continuing on the date of, or will result after giving effect to, any such payment or repurchase.

(g) Change in Business. None of the Borrowers or any of FIL’s Subsidiaries shall engage to any material extent, either directly or indirectly, in any business substantially different from (i) their present business or (ii) any business reasonably related thereto.

(h) Employee Benefit Plans.

(i) None of the Borrowers or any ERISA Affiliate shall (A) adopt or institute any Employee Benefit Plan that is an employee pension benefit plan within the meaning of section 3(2) of ERISA, (B) take any action which will result in the partial or complete withdrawal, within the meanings of sections 4203 and 4205 of ERISA, from a Multiemployer Plan, (C) engage or permit any Person to engage in any transaction prohibited by section 406 of ERISA or section 4975 of the IRC involving any Employee Benefit Plan or Multiemployer Plan which would subject any Borrower or any ERISA Affiliate to any tax, penalty or other liability including a liability to indemnify, (D) incur or allow to exist any accumulated funding deficiency (within the meaning of section 412 of the IRC or section 302 of ERISA), (E) fail to make full payment when due of all amounts due as contributions to any Employee Benefit Plan or Multiemployer Plan, (F) fail to comply with the requirements of section 4980B of the IRC or Part 6 of Title I(B) of ERISA, or (G) adopt any amendment to any Employee Benefit Plan which would require the posting of security pursuant to section 401(a)(29) of the IRC, where singly or cumulatively, the above would be reasonably and substantially likely to have a Material Adverse Effect.

(ii) None of the Borrowers or any of FIL’s Subsidiaries shall (A) engage in any transaction prohibited by any Governmental Rule applicable to any Foreign Plan, (B) fail to make full payment when due of all amounts due as contributions to any Foreign Plan or (C) otherwise fail to comply with the requirements of any Governmental Rule applicable to any Foreign Plan, where singly or cumulatively, the above would be reasonably and substantially likely to have a Material Adverse Effect.

(i) Transactions With Affiliates. None of the Borrowers or any of FIL’s Subsidiaries shall enter into any Contractual Obligation with any Affiliate (other than one of the Borrowers or one of its Subsidiaries) or engage in any other transaction with any such Affiliate except (A) upon terms at least as favorable to such Borrower or such Subsidiary as an arms-length transaction with unaffiliated Persons, except as disclosed or reflected in the Financial Statements of FIL dated December 31, 2004, furnished by FIL to Agent prior to the date hereof, or in the Financial Statements delivered to Agent pursuant to clause (i) or (ii) of Subparagraph 5.01(a), or (B) in connection with transactions made pursuant to Subparagraphs 5.02(d) or 5.02(e).

(j) Accounting Changes. None of the Borrowers or any of FIL’s Subsidiaries shall change (i) their fiscal year (currently April 1 through March 31) or (ii) their accounting practices except (A) as required by GAAP or (B) as permitted by GAAP, if such Person receives the prior written consent of Agent.

(k) Burdensome Contractual Obligations. None of the Borrowers or any of FIL’s Subsidiaries will enter into any Contractual Obligation (excluding this Agreement and the other Credit Documents) that restricts the ability of any wholly-owned Subsidiary of FIL or any other Subsidiary of FIL that had revenues during the immediately preceding fiscal year equal to or greater than Twenty-Five Million Dollars ($25,000,000) or net worth on the last day of the immediately preceding fiscal year equal to or greater than Twenty-Five Million Dollars ($25,000,000), to pay or make dividends or distributions in cash or kind, to make loans, advances or other payments of whatsoever nature or to make transfers or distributions of all or any part of their assets to any of the Borrowers or to any Subsidiary of such Subsidiary; provided, however, that the foregoing shall not apply to (i) restrictions or conditions imposed by any Governmental Rule, (ii) customary restrictions and conditions (A) contained in licenses, leases and franchise agreements or (B) relating to the sale of a Subsidiary pending such sale so long as such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is otherwise permitted hereunder and (iii) restrictions or conditions imposed by agreements governing (A) Existing Secured Indebtedness (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition) or (B) Indebtedness of a Person acquired by any of the Borrowers or any of FIL’s Subsidiaries as permitted by this Agreement, provided that the exception in this clause (B) shall not apply to restrictions or conditions imposed by agreements governing Indebtedness of a Person to the extent such Person is or becomes a Material Subsidiary.

(l) Senior Debt. None of the Borrowers or any of FIL’s Subsidiaries will designate or permit to exist any other Indebtedness as “Designated Senior Debt” for the purposes of and as defined in each Subordinated Indenture, other than the Obligations arising under this Agreement and the other Credit Documents and obligations arising under facilities providing at least Fifty Million Dollars ($50,000,000) in the aggregate of loans or other debt or synthetic lease financing.

5.03. Financial Covenants. Until the termination of this Agreement and the satisfaction in full by Borrowers of all Obligations, Borrowers will comply, and will cause compliance, with the following financial covenants, unless Required Lenders shall otherwise consent in writing:

(a) Debt/EBITDA Ratio. FIL shall not permit its Debt/EBITDA Ratio as of the last day of any fiscal quarter to exceed 3.50:1.00.

(b) Fixed Charge Coverage Ratio. FIL shall not permit its Fixed Charge Coverage Ratio to be less than 1.50 to 1.00 for any consecutive four-quarter period ending on the last day of any fiscal quarter.

SECTION VI. DEFAULT.

6.01. Events of Default. The occurrence or existence of any one or more of the following shall constitute an “Event of Default” hereunder:

(a) Non-Payment. Any Borrower shall (i) fail to pay when due any principal of any Loan or any Reimbursement Payment or (ii) except at the Maturity Date, when no grace period shall apply, fail to pay within five (5) Business Days after the same becomes due any interest, fee or other payment required under the terms of this Agreement or any of the other Credit Documents; or

(b) Specific Defaults. Any Borrower or any of FIL’s Subsidiaries shall fail to observe or perform any covenant, obligation, condition or agreement set forth in Paragraph 5.02 or Paragraph 5.03; or

(c) Other Defaults. Any Borrower or any of FIL’s Subsidiaries shall fail to observe or perform any other covenant, obligation, condition or agreement contained in this Agreement or the other Credit Documents and such failure shall continue for thirty (30) Business Days after the earlier of (i) any Borrower’s written acknowledgement of such failure and (ii) Agent’s or any Lender’s written notice to Borrowers of such failure; provided, however, that in the event that such failure cannot reasonably be cured within such thirty (30) day period, and such failure relates to the observance or performance of any of the covenants, obligations, conditions or agreements contained in Subparagraph 4.01(f) hereof with respect to Hazardous Materials or any Environmental Laws or any judgment, consent decree, settlement or compromise in respect of any claim based thereon, it shall not constitute an Event of Default hereunder so long as Borrowers shall have commenced to cure such failure within such thirty (30) day period and shall thereafter diligently pursue such cure to completion, and provided, further, that such failure shall in all events be cured within one hundred and eighty days (180) days after Agent’s or such Lender’s written notice thereof; or

(d) Representations and Warranties. Any representation or warranty or written certificate, information or other statement (financial or otherwise) made or furnished by or on behalf of any Borrower to Agent or any Lender in or in connection with this Agreement or any of the other Credit Documents, or as an inducement to Agent or any Lender to enter into this Agreement, shall be false, incorrect, incomplete or misleading in any material respect when made (or deemed made) or furnished and either (i) Agent or any Lender has delivered to Borrowers written notice thereof and such representation, warranty, certificate, information or other statement cannot be remedied or (ii) such representation, warranty, certificate, information or other statement continues to be false, incorrect, incomplete or misleading in any material respect thirty (30) days after the earlier of (A) any Borrower’s written acknowledgement that such representation, warranty, certificate, information or other statement was false, incorrect, incomplete or misleading in any material respect and (B) Agent’s or any Lender’s written notice to Borrowers that such representation, warranty, certificate, information or other statement was false, incorrect, incomplete or misleading in any material respect; or

(e) Cross-Default. (i) Any Borrower, any Guarantor or any Material Subsidiary shall fail to make any payment on account of any Indebtedness of such Person (other than the Obligations) when due (whether at scheduled maturity, by required prepayment, upon acceleration or otherwise) and such failure shall continue beyond any period of grace provided with respect thereto, if the amount of such Indebtedness exceeds Fifty Million Dollars ($50,000,000) or the effect of such failure is to cause, or permit the holder or holders thereof to cause, Indebtedness of any Borrower, any Guarantor and any Material Subsidiary (other than the Obligations) in an aggregate amount exceeding Fifty Million Dollars ($50,000,000) to become due (whether at scheduled maturity, by required prepayment, upon acceleration or otherwise); or (ii) any Borrower, any Guarantor or any Material Subsidiary shall otherwise fail to observe or perform any agreement, term or condition contained in any agreement or instrument relating to any Indebtedness of such Person (other than the Obligations), or any other event shall occur or condition shall exist, if the effect of such failure, event or condition is to cause, or permit the holder or holders thereof to cause, Indebtedness of any Borrower, any Guarantor and any Material Subsidiary (other than the Obligations) in an aggregate amount exceeding Fifty Million Dollars ($50,000,000) to become due (and/or to be secured by cash collateral other than cash collateral obligations not arising from an event of default under any agreement or instrument relating to Indebtedness incurred in connection with a synthetic lease transaction or letters of credit); or

(f) Insolvency, Voluntary Proceedings. Any Borrower or any Significant Subsidiary shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) be unable, or admit in writing its inability, to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) become insolvent (as such term may be defined or interpreted under any applicable statute), (v) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vi) take any action for the purpose of effecting any of the foregoing; or FIL, any Designated Borrower or any Material Subsidiary shall be dissolved or liquidated in full or in part; or

(g) Involuntary Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of any Borrower or any Significant Subsidiary or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to any Borrower or any Significant Subsidiary or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within sixty (60) days of commencement; or

(h) Judgments. (i) One or more judgments, orders, decrees or arbitration awards requiring Borrowers and/or FIL’s Subsidiaries to pay an aggregate amount of Fifty Million Dollars ($50,000,000) or more (exclusive of amounts covered by insurance issued by an insurer not an Affiliate of Borrowers and otherwise satisfying the requirements set forth in Subparagraph 5.01(d) to which the insurer does not dispute coverage) shall be rendered against Borrowers and/or FIL’s Subsidiaries in connection with any single or related series of transactions, incidents or circumstances and the same shall not be satisfied, vacated or stayed for a period of sixty (60) consecutive days, (ii) any judgment, writ, assessment, warrant of attachment, tax lien or execution or similar process shall be issued or levied against a substantial part of the property of any Borrower or any of FIL’s Subsidiaries and the same shall not be released, stayed, vacated or otherwise dismissed within sixty (60) days after issue or levy or (iii) any other judgments, orders, decrees, arbitration awards, writs, assessments, warrants of attachment, tax liens or executions or similar processes which, alone or in the aggregate, are reasonably and substantially likely to have a Material Adverse Effect are rendered, issued or levied; or

(i) Credit Documents. Any Credit Document or any material term thereof shall cease to be, or be asserted by any Borrower or any Guarantor not to be, a legal, valid and binding obligation of any Borrower or any Guarantor enforceable in accordance with its terms; or

(j) Employee Benefit Plans. Any Reportable Event which constitutes grounds for the termination of any Employee Benefit Plan by the PBGC or for the appointment of a trustee by the PBGC to administer any Employee Benefit Plan shall occur, or any Employee Benefit Plan shall be terminated within the meaning of Title IV of ERISA or a trustee shall be appointed by the PBGC to administer any Employee Benefit Plan; or

(k) Change of Control. Any Change of Control shall occur; or

(l) Material Adverse Effect. Any event(s) or condition(s) which is (are) reasonably and substantially likely to have a Material Adverse Effect shall occur or exist.

6.02. Remedies. At any time after the occurrence and during the continuance of any Event of Default (other than an Event of Default referred to in Subparagraph 6.01(f) or 6.01(g)), Agent may, with the consent of the Required Lenders, or shall, upon instructions from the Required Lenders, by written notice to Borrowers, (a) terminate the Commitments and the obligations of Lenders to make Loans and to participate in Letters of Credit and of Issuing Bank to issue Letters of Credit, and/or (b) declare all outstanding Obligations payable by Borrowers to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Notes to the contrary notwithstanding and (c) direct Borrowers to deliver to Agent cash collateral in an amount equal to the aggregate stated amount of all Letters of Credit. Upon the occurrence or existence of any Event of Default described in Subparagraph 6.01(f) or 6.01(g), immediately and without notice, (a) the Commitments and the obligations of Lenders to make Loans and to participate in Letters of Credit, and of the Issuing Bank to issue Letters of Credit shall automatically terminate and (b) all outstanding Obligations payable by Borrowers hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Notes to the contrary notwithstanding. In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, Agent may exercise any other right, power or remedy available to it under any of the Credit Documents or otherwise by law, either by suit in equity or by action at law, or both.

6.03. Lender Rate Contract Remedies. Notwithstanding any other provision of this Section VI, each Lender or its Affiliate which has entered into a Lender Rate Contract shall have the right, with prior notice to Agent, but without the approval or consent of Agent or any other Lender, (a) to declare an event of default, termination event or other similar event thereunder which will result in the early termination of such Lender Rate Contract, (b) to determine net termination amounts in accordance with the terms of such Lender Rate Contract and to set-off amounts between Lender Rate Contracts of such Lender, and (c) to prosecute any legal action against any Borrower or any of FIL’s Subsidiaries to enforce net amounts owing to such Lender or its Affiliate under such Lender Rate Contracts.

SECTION VII. THE AGENT AND RELATIONS AMONG LENDERS.

7.01. Appointment, Powers and Immunities. Each Lender hereby appoints and authorizes Agent to act as its agent hereunder and under the other Credit Documents with such powers as are expressly delegated to Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement or in any other Credit Document, be a trustee for any Lender or have any fiduciary duty to any Lender. Notwithstanding anything to the contrary contained herein Agent shall not be required to take any action which is contrary to this Agreement or any other Credit Document or any applicable Governmental Rule. Neither Agent nor any Lender shall be responsible to any other Lender for any recitals, statements, representations or warranties made by any Borrower or any Guarantor contained in this Agreement or in any other Credit Document, for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document or for any failure by any Borrower or any Guarantor to perform their respective obligations hereunder or thereunder. Agent may employ agents and attorneys-in-fact and shall not be responsible to any Lender for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. Neither Agent nor any of its directors, officers, employees, agents or advisors shall be responsible to any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Credit Document or in connection herewith or therewith, except for its or their own gross negligence or willful misconduct. Except as otherwise provided under this Agreement, Agent shall take such action with respect to the Credit Documents as shall be directed by the Required Lenders.

7.02. Reliance by Agent. Agent shall be entitled to rely upon any certificate, notice or other document (including any cable, telegram, facsimile or telex) believed by it in good faith to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by Agent with reasonable care. As to any other matters not expressly provided for by this Agreement, Agent shall not be required to take any action or exercise any discretion, but shall be required to act or to refrain from acting upon instructions of the Required Lenders and shall in all cases be fully protected by Lenders in acting, or in refraining from acting, hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders, and such instructions of the Required Lenders and any action taken or failure to act pursuant thereto shall be binding on all of Lenders.

7.03. Defaults. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default unless Agent has received a written notice from a Lender or any Borrower, referring to this Agreement, describing such Default and stating that such notice is a “Notice of Default”. If Agent receives such a notice of the occurrence of a Default, Agent shall give prompt notice thereof to Lenders. Agent shall take such action with respect to such Default as shall be reasonably directed by the Required Lenders; provided, however, that until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interest of Lenders.

7.04. Indemnification. Without limiting the Obligations of Borrowers hereunder, each Lender agrees to indemnify Agent, ratably in accordance with their Proportionate Shares, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against Agent in any way relating to or arising out of this Agreement or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or the enforcement of any of the terms hereof or thereof; provided, however, that no Lender shall be liable for any of the foregoing to the extent they arise from Agent’s gross negligence or willful misconduct. Agent shall be fully justified in refusing to take or in continuing to take any action hereunder unless it shall first be indemnified to its satisfaction by Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The obligations of each Lender under this Paragraph 7.04 shall survive the payment and performance of the Obligations, the termination of this Agreement and any Lender ceasing to be a party to this Agreement (with respect to events which occurred prior to the time such Lender ceased to be a Lender hereunder).

7.05. Non-Reliance. Each Lender represents that it has, independently and without reliance on Agent, or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of the business, prospects, management, financial condition and affairs of Borrowers and FIL’s Subsidiaries and its own decision to enter into this Agreement and agrees that it will, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own appraisals and decisions in taking or not taking action under this Agreement. Neither Agent nor any of its affiliates nor any of their respective directors, officers, employees, agents or advisors shall (a) be required to keep any Lender informed as to the performance or observance by any Borrower or any Guarantor of the obligations under this Agreement or any other document referred to or provided for herein or to make inquiry of, or to inspect the properties or books of any Borrower or any of FIL’s Subsidiaries, (b) have any duty or responsibility to provide any Lender with any credit or other information concerning any Borrower or any of FIL’s Subsidiaries which may come into the possession of Agent, except for notices, reports and other documents and information expressly required to be furnished to Lenders by Agent hereunder or (c) be responsible to any Lender for (i) any recital, statement, representation or warranty made by any Borrower or any Guarantor or any officer, employee or agent of any Borrower or any Guarantor in this Agreement or in any of the other Credit Documents, (ii) the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any Credit Document, or (iii) any failure by any Borrower or any Guarantor to perform its obligations under this Agreement or any other Credit Document.

7.06. Resignation or Removal of Agent. Agent may resign at any time by giving thirty (30) days prior written notice thereof to Borrowers and Lenders, and Agent may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent, which Agent, if not a Lender, shall be reasonably acceptable to Borrowers; provided, however, that Borrowers shall have no right to approve a successor Agent if a Default has occurred and is continuing. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days of after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Agent, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, at which point (and not earlier) the retiring Agent shall be discharged from the duties and obligations thereafter arising hereunder. After any retiring Agent’s resignation or removal hereunder as Agent, the provisions of this Section VII shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

7.07. Agent in its Individual Capacity. Agent, Issuing Bank and their respective affiliates may make loans to, accept deposits from and generally engage in any kind of banking or other business with Borrowers and any of FIL’s Subsidiaries and affiliates as though Agent was not Agent hereunder and Issuing Bank was not Issuing Bank hereunder. With respect to Loans, if any, made by Agent in its capacity as a Lender and Letters of Credit, if any, issued by Issuing Bank in its capacity as Issuing Bank, Agent and Issuing Bank shall have the same rights and powers under this Agreement and the other Credit Documents as any other Lender and may exercise the same as though it were not Agent or Issuing Bank, respectively, and the terms “Lender” and “Lenders” shall include Agent in its capacity as a Lender and Issuing Bank in its capacity as a Lender, respectively.

7.08. Lead Arranger, Co-Lead Arranger, Syndication Agent, Senior Managing Agents, Managing Agents and Co-Documentation Agents. The Lead Arranger, Co-Lead Arranger, the Syndication Agent, the Senior Managing Agents, the Managing Agents and the Co-Documentation Agents do not assume any responsibility or obligation under this Agreement or any of the other Credit Documents or any duties as agents for the Lenders. The title “Lead Arranger”, “Co-Lead Arranger”, “Syndication Agent”, “Senior Managing Agents”, “Managing Agents” and “Co-Documentation Agents” implies no fiduciary responsibility on the part of any Lead Arranger, Co-Lead Arranger, Syndication Agent, Senior Managing Agents, Managing Agents and Co-Documentation Agent to any Person, and the use of such title does not impose on any Lead Arranger, Co-Lead Arranger, Syndication Agent, Senior Managing Agents, Managing Agents and Co-Documentation Agent any duties or obligations under this Agreement or any of the other Credit Documents.

SECTION VIII. MISCELLANEOUS.

8.01. Notices. Except as otherwise provided herein, all notices, requests, demands, consents, instructions or other communications to or upon any Borrower, any Lender, Issuing Bank or Agent under this Agreement or the other Credit Documents shall be in writing and faxed, mailed or delivered, if to any Borrower, Agent or Issuing Bank, at its respective facsimile number or address set forth below or, if to any Lender, at the address or facsimile number specified for such Lender in Part B of Schedule I (or to such other facsimile number or address for any party as indicated in any notice given by that party to the other parties). All such notices and communications shall be effective (a) when sent by an overnight courier service of recognized standing, on the second Business Day following the deposit with such service, (b) when delivered by hand, upon delivery, (c) when faxed, upon confirmation of receipt, or (d) by any other means, upon receipt; provided, however, that any notice delivered to Agent or Issuing Bank under Section II shall not be effective until received by Agent or Issuing Bank.

Agent:	ABN AMRO Bank N.V.

c/o ABN AMRO Incorporated
Syndications Group
55 East 52nd Street, 6th Floor
New York, NY 10055
U.S.A.
Attn: Harvey Shih
Tel. No.: (212) 409-6267
Fax. No.: (212) 409-7497

With a copy in each case to:

ABN AMRO Bank N.V.
101 California Street, Suite 4300
San Francisco, CA 94111
Attn: William Davidson
Tel. No.: (415) 984-3734
Fax No.: (415)984-3717

ABN AMRO Bank N.V.
Agency Services

540 West Madison Street, Suite 2131
Chicago, IL 60661-2591
Attn: Carole Floyd
Tel. No.: (312) 992-5182
Fax. No.: (312) 601-3611

Issuing Bank:	Bank of America, N.A.
Trade Finance Service Center
Mail Code: CA9-703-19-23
333 S. Beaudry Ave.
Los Angeles, CA 90017-1466
Attn: Hermann J. Schutterle
Tel. No.: (213) 345-0397
Fax No.: (213) 345-6684

FIL:	Flextronics International Ltd.
2 Changi South Lane
Singapore 486123
Attn: Chairman
Tel. No.: + (65) 6299-8888
Fax No.: + (65) 6543-1888

with copies to:
Flextronics International Ltd.
2090 Fortune Drive
San Jose, CA 95131
Attn: Assistant Treasurer
Tel. No.: (408) 576-7295
Fax. No.: (408) 526-9215

ABN AMRO Bank N.V.
Agency Services
540 West Madison Street, Suite 2131
Chicago, IL 60661-2591
Attn: Carole Floyd
Tel. No.: (312) 992-5182
Fax. No.: (312) 601-3611

Each Notice of Borrowing, Notice of Interest Period Selection and LC Application shall be given by the applicable Borrower to Agent, and in the case of an LC Application, to Agent and Issuing Bank, to the office of such Person located at the address referred to above during such office’s normal business hours; provided, however, that any such notice received by any such Person after 11:00 a.m. (California time) on any Business Day shall be deemed received by such Person on the next Business Day. In any case where this Agreement authorizes notices, requests, demands or other communications by Borrowers to Agent, Issuing Bank or any Lender to be made by telephone or facsimile, Agent, Issuing Bank or any Lender may conclusively presume that anyone purporting to be a person designated in any incumbency certificate or other similar document received by Agent or a Lender is such a person.

8.02. Expenses. Borrowers jointly and severally agree to pay on demand, whether or not any Loan is made or Letter of Credit is issued hereunder, (a) all reasonable fees and expenses, including reasonable attorneys’ fees and expenses, incurred by Agent in connection with the syndication of the Loans, the preparation, negotiation, execution and delivery of, and the exercise of its duties under, this Agreement and the other Credit Documents, and the preparation, negotiation, execution and delivery of amendments and waivers hereunder and thereunder and (b)all reasonable fees and expenses, including reasonable attorneys’ fees and expenses, incurred by Agent and Lenders in the enforcement or attempted enforcement of any of the Obligations or in preserving any of Agent’s or Lenders’

rights and remedies (including all such fees and expenses incurred in connection with any “workout” or restructuring affecting the Credit Documents or the Obligations or any bankruptcy or similar proceeding involving any Borrower or any of FIL’s Subsidiaries). As used herein, the term “reasonable attorneys’ fees and expenses” shall include, without limitation, allocable costs and expenses of Agent’s and Lenders’ in-house legal counsel and staff. The obligations of Borrowers under this Paragraph 8.02 shall survive the payment and performance of the Obligations and the termination of this Agreement.

8.03. Indemnification. To the fullest extent permitted by law, Borrowers jointly and severally agree to protect, indemnify, defend and hold harmless Agent, Lenders and their Affiliates and their respective directors, officers, employees, agents and advisors (“Indemnitees”) from and against any and all liabilities, losses, damages or expenses of any kind or nature (including, with respect to Taxes, only those Taxes that constitute Non-Excluded Taxes) and from any suits, claims or demands (including in respect of or for reasonable attorney’s fees and other expenses) arising on account of or in connection with any matter or thing or action or failure to act by Indemnitees, or any of them, arising out of or relating to the Credit Documents or any transaction contemplated thereby, including any use by any Borrower of any proceeds of the Loans or any Letter of Credit, except to the extent such liability arises from the willful misconduct or gross negligence of such Indemnitee. Each request for any indemnity payment by an Indemnitee under this Paragraph 8.03 must be accompanied by a reasonably detailed written explanation identifying the liability, loss, damage or expense regarding which the indemnification is being requested and explaining the basis for such indemnification claim. In addition, if any Lender determines reasonably, in good faith, and in its sole discretion that it has received a refund of, credit or benefit of a deduction resulting from, any Non-Excluded Taxes to which it has been indemnified by Borrowers or with respect to which Borrowers have paid additional amounts pursuant to this Paragraph 8.03 or Paragraph 2.13, it shall pay the amount of such refund, credit or benefit of such deduction to Borrowers (but only to the extent of indemnity payments made, or additional amounts paid, by Borrowers with respect to the Non-Excluded Taxes giving rise to such refund, credit or deduction), net of all incurred out-of-pocket expenses of such Lender and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund, credit or benefit of such deduction); provided, however, that Borrowers shall, upon the written request of such Lender, agree to repay the amount paid over to Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Lender in the event such Lender is required by force of law to repay such refund, credit or benefit of such deduction to such Governmental Authority. The obligations of Borrowers under this Paragraph 8.03 shall survive the payment and performance of the Obligations and the termination of this Agreement.

8.04. Waivers; Amendments. Any term, covenant, agreement or condition of this Agreement or any other Credit Document may be amended or waived, and any consent under this Agreement or any other Credit Document may be given, if such amendment, waiver or consent is in writing and is signed by Borrowers and the Combined Required Lenders; provided, however, that:

(i) Any amendment, waiver or consent which would (A) increase the Total Commitment (other than as provided in Subparagraph 2.05(e)), (B) postpone, delay or extend the Maturity Date, (C) reduce the principal of or interest on any Loans or any Letter of Credit, the Commitment Fees or any other fees or amounts payable for the account of all Lenders hereunder, (D) postpone, delay or extend the scheduled date for payment of any such principal, interest, fees or amounts, (E) amend this Paragraph 8.04, (F) amend Paragraph 3.04, (G) amend the definition of Currencies, Designated Borrowers, Required Lenders or Combined Required Lenders or (H) release any Guarantor (except for releases as provided in Paragraph 2.15), must be in writing and signed or approved in writing by all Lenders;

(ii) Any amendment, waiver or consent which would increase or decrease the Commitment of any Lender (except (A) for a pro rata decrease in the Commitments of all Lenders and (B) as provided in Subparagraph 2.05(e)) must be in writing and signed by such Lender;

(iii) Any amendment, waiver or consent which would alter Paragraph 2.11 in a manner that would alter the pro rata sharing of payments required thereby must be in writing and signed by all Lenders;

(iv) Any amendment, waiver or consent which would change any provision of any Credit Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans under this Agreement differently than those Lenders holding Loans under the FIUI Credit Agreement must be in writing and signed by the Required Lenders; and

(v) Any amendment, waiver or consent which affects the rights or obligations of the Issuing Bank must be in writing and signed by the Issuing Bank; and

(vi) Any amendment, waiver or consent which affects the rights or obligations of Agent must be in writing and signed by Agent.

No failure or delay by Agent or any Lender in exercising any right under this Agreement or any other Credit Document shall operate as a waiver thereof or of any other right hereunder or thereunder nor shall any single or partial exercise of any such right preclude any other further exercise thereof or of any other right hereunder or thereunder. Unless otherwise specified in such waiver or consent, a waiver or consent given hereunder shall be effective only in the specific instance and for the specific purpose for which given.

8.05. Successors and Assigns.

(a) Binding Effect. This Agreement and the other Credit Documents shall be binding upon and inure to the benefit of Borrowers, Lenders, Agent, all future holders of the Notes and their respective successors and permitted assigns, except that any Borrower may not assign or transfer any of its rights or obligations under any Credit Document without the prior written consent of Agent and each Lender.

(b) Participations. Any Lender may at any time sell to one or more banks or other financial institutions (“Participants”) participating interests in any Loan owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under this Agreement and the other Credit Documents. In the event of any such sale by a Lender of participating interests, such Lender’s obligations under this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of its Notes for all purposes under this Agreement and Borrowers and Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which any such sale is effected may require the selling Lender to obtain the consent of the Participant in order for such Lender to agree in writing to any amendment, waiver or consent of a type specified in Subparagraph 8.04 (i), (ii) or (iii), to the extent applicable but may not otherwise require the selling Lender to obtain the consent of such Participant to any other amendment, waiver or consent hereunder. Borrowers also agree that any Lender which has transferred any participating interest in its Commitments or Loans shall, notwithstanding any such transfer, be entitled to the full benefits accorded such Lender under Paragraph 2.12, Paragraph 2.13, and Paragraph 2.14, as if such Lender had not made such transfer.

(c) Assignments. Any Lender may, at any time, sell and assign to any Eligible Assignee (individually, an “Assignee Lender”) all or a portion of its rights and obligations under this Agreement and the other Credit Documents (such a sale and assignment to be referred to herein as an “Assignment”) pursuant to an assignment and assumption substantially in the form of Exhibit D (an “Assignment and Assumption”), executed by each Assignee Lender and such assignor Lender (an “Assignor Lender”) and delivered to Agent for its acceptance and recording in the Register; provided, however, that:

(i) Without the written consent of Agent, Issuing Bank and, if no Default has occurred and is continuing, FIL (which consent of Agent, Issuing Bank and FIL shall not be unreasonably withheld or delayed), no Lender may make any Assignment of its Commitment or Loans to any Assignee Lender which is not, immediately prior to such Assignment, a Lender hereunder or an Affiliate thereof;

(ii) Without the written consent of Agent, Issuing Bank and, if no Default has occurred and is continuing, FIL (which consent of Agent, Issuing Bank and FIL shall not be unreasonably withheld or delayed), no Lender may make any Assignment of its Commitment and Loans to any Assignee Lender if, after giving effect to such Assignment, the Commitment (or, after the termination of the Commitments, the Loans) of such Assignor Lender or such Assignee Lender would be less than Two Million Five Hundred Thousand Dollars ($2,500,000), except that a Lender may make an Assignment which reduces its Commitment (or, after the termination of the Commitments, its Loans) to zero without the written consent of FIL and the Issuing Bank;

(iii) Without the written consent of Agent, Issuing Bank and, if no Default has occurred and is continuing, FIL (which consent of Agent, Issuing Bank and FIL shall not be unreasonably withheld or delayed), no Lender may make any Assignment of its Commitment and Loans which does not assign and delegate an equal pro rata interest in such Lender’s Commitment, Loans and all other rights, duties and obligations of such Lender under this Agreement and the other Credit Documents;

(iv) No Lender may make any Assignment of its Commitment and Loans under this Agreement to any Assignee Lender unless such Lender concurrently assigns and delegates to such Assignee Lender an equal pro rata interest in such Lender’s “Commitment” and “Loans” under the FIUI Credit Agreement; and

(v) Without the written consent of Agent, Issuing Bank and, if no Default has occurred and is continuing, FIL (which consent of Agent, Issuing Bank and FIL shall not be unreasonably withheld or delayed), no Lender may make any Assignment of its Commitments and Loans to any Assignee Lender in an aggregate principal amount of less than Five Million Dollars ($5,000,000), except that a Lender may make an Assignment which reduces its Commitment (or, after the termination of the Commitments, its Loans) to zero without the written consent of FIL and the Agent.

Upon such execution, delivery, acceptance and recording of each Assignment and Assumption, from and after the Assignment Effective Date determined pursuant to such Assignment and Assumption, (A) each Assignee Lender thereunder shall be a Lender hereunder with Commitments or Loans as set forth on Attachment 1 to such Assignment and Assumption (under the caption “Commitments or Loans After Assignment”) and shall have the rights, duties and obligations of such a Lender under this Agreement and the other Credit Documents and (B) the Assignor Lender thereunder shall be a Lender with Commitments or Loans as set forth on Attachment 1 to such Assignment and Assumption (under the caption “Commitments or Loans After Assignment”), or, if the Commitments or Loans of the Assignor Lender have been reduced to zero, the Assignor Lender shall cease to be a Lender and to have any obligation to make any Loan; provided, however, that any such Assignor Lender which ceases to be a Lender shall continue to be entitled to the benefits of any provision of this Agreement which by its terms survives the termination of this Agreement. Each Assignment and Assumption shall be deemed to amend Schedule I to the extent, and only to the extent, necessary to reflect the addition of each Assignee Lender, the deletion of each Assignor Lender which reduces its Commitments or Loans to zero, or the resulting adjustment of Commitments or Loans arising from the purchase by each Assignee Lender of all or a portion of the rights and obligations of an Assignor Lender under this Agreement and the other Credit Documents, as the case may be. On or prior to the Assignment Effective Date determined pursuant to each Assignment and Assumption, Borrowers, at their own expense, shall, if requested by Assignee Lenders, execute and deliver to Agent, in exchange for the surrendered Notes, if any, of the Assignor Lender thereunder, new Notes to the order of each Assignee Lender thereunder and, if the Assignor Lender is continuing as a Lender hereunder, new Notes to the order of the Assignor Lender. The Notes surrendered by the Assignor Lender shall be returned by Agent to Borrowers marked “replaced”. Each Assignee Lender which becomes a Lender and was not previously such a Lender hereunder shall, prior to becoming such a Lender, deliver such certificates and other evidence as is required by Subparagraph 2.13(b).

(d) Register. Agent shall maintain at its address referred to in Paragraph 8.01 a copy of each Assignment and Assumption delivered to it and a register (the “Register”) for the recordation of the names and addresses of Lenders and the Commitments or Loans of each Lender from time to time. The entries in the Register shall be conclusive in the absence of manifest error, and Borrowers, Agent and Lenders may treat each Person whose name is recorded in the Register as the owner of the Commitments or Loans recorded therein for all purposes of this Agreement. The Register shall be available for inspection by any Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e) Registration. Upon its receipt of an Assignment and Assumption executed by an Assignor Lender and an Assignee Lender (and, to the extent required by Subparagraph 8.05(c), by Borrowers, Agent and Issuing Bank) together with payment to Agent by Assignor Lender of a registration and processing fee of Three Thousand Five Hundred Dollars ($3,500), Agent shall (i) promptly accept such Assignment and Assumption and (ii) on the Effective Date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to Lenders and Borrowers. Agent may, from time to time at its election, prepare and deliver to Lenders and Borrowers a revised Schedule I reflecting the names, addresses and respective Commitments or Loans of all Lenders then parties hereto.

(f) Confidentiality. Subject to Paragraph 8.12, Agent and Lenders may disclose the Credit Documents and any financial or other information relating to Borrowers or any Subsidiary to each other or to any potential Participant or Assignee Lender.

(g) Pledges to Federal Reserve Banks. Notwithstanding any other provision of this Agreement, any Lender may at any time assign or pledge all or a portion of its rights under this Agreement and the other Credit Documents to a Federal Reserve Bank, and this Paragraph 8.05 shall not apply to any such pledge or assignment of a security interest. No such assignment shall relieve the assigning Lender from its obligations under this Agreement and the other Credit Documents.

8.06. Set-off; Security Interest.

(a) Set-off. In addition to any rights and remedies of Lenders provided by law, each Lender shall have the right, with prior notice to Agent but without prior notice to or consent of Borrowers, any such notice and consent being expressly waived by Borrowers to the extent permitted by applicable law, upon the occurrence and during the continuance of an Event of Default, to set-off and apply against the Obligations of any Borrower any amount owing from such Lender to such Borrower. The aforesaid right of set-off may be exercised by such Lender against a Borrower or against any trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver or execution, judgment or attachment creditor of such Borrower or against anyone else claiming through or against such Borrower or such trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off may not have been exercised by such Lender at any prior time. Each Lender agrees promptly to notify the applicable Borrower after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

(b) Security Interest. As security for the Obligations, each Borrower hereby grants to Agent and each Lender, for the benefit of all Lenders, a continuing security interest in any and all deposit accounts or moneys of such Borrower now or hereafter maintained with such Lender. Each Lender shall have all of the rights of a secured party with respect to such security interest.

8.07. No Third Party Rights. Nothing expressed in or to be implied from this Agreement is intended to give, or shall be construed to give, any Person, other than the parties hereto and their permitted successors and assigns hereunder, any benefit or legal or equitable right, remedy or claim under or by virtue of this Agreement or under or by virtue of any provision herein.

8.08. Partial Invalidity. If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law or any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Agreement nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.

8.09. Jury Trial. EACH OF BORROWERS, LENDERS AND AGENT, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AS TO ANY ISSUE RELATING HERETO IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO ANY CREDIT DOCUMENT.

8.10. Counterparts. This Agreement may be executed in any number of identical counterparts, any set of which signed by all the parties hereto shall be deemed to constitute a complete, executed original for all purposes.

8.11. Borrowers’ Liabilities. All Borrowers are jointly and severally liable for the payment and performance of all other Obligations under this Agreement and the other Credit Documents, and Borrowers also are liable for the payment and performance of all Obligations under this Agreement and the other Credit Documents as provided in the Guaranty.

8.12. Confidentiality. Neither any Lender nor Agent shall disclose to any Person any information with respect to Borrowers, any Guarantor or any of FIL’s Subsidiaries which is furnished pursuant to this Agreement or under the other Credit Documents, except that any Lender or Agent may disclose any such information (a) to its own directors, officers, employees, auditors, counsel and other advisors and to its Affiliates, (b) to any other Lender or Agent, (c) which is otherwise available to the public, (d) if required or appropriate in any report, statement or testimony submitted to any Governmental Authority having or claiming to have jurisdiction over such Lender or Agent, (e) if required in response to any summons or subpoena, (f) in connection with any enforcement by Lenders and Agent of their rights under this Agreement or the other Credit Documents or any litigation among the parties relating to the Credit Documents or the transactions contemplated thereby, (g) to comply with any Requirement of Law applicable to such Lender or Agent, (h) to any actual or prospective Assignee Lender, Participant or counterparty (or its advisors) to any Rate Contract, provided that such Person agrees to be bound by this Paragraph 8.12, or (i) otherwise with the prior consent of the applicable Borrower; provided, however, that (i) any Lender or Agent served with any summons or subpoena demanding the disclosure of any such information shall use reasonable efforts to notify Borrowers promptly of such summons or subpoena if not prohibited by any Requirement of Law and, if requested by Borrowers and not disadvantageous to such Lender or Agent, to cooperate with Borrowers in obtaining a protective order restricting such disclosure, and (ii) any disclosure made in violation of this Agreement shall not affect the obligations of Borrowers or any Guarantor under this Agreement and the other Credit Documents.

8.13. Consent to Jurisdiction. Each Borrower irrevocably submits to the non-exclusive jurisdiction of the courts of the State of New York and the courts of the United States of America, in either case located in the City of New York, and agrees that any legal action, suit or proceeding arising out of or relating to this Agreement or any of the other Credit Documents may be brought against such party in any such courts. Final judgment against any Borrower in any such action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the judgment, or in any other manner provided by law. Nothing in this Paragraph 8.13 shall affect the right of Agent or any Lender to commence legal proceedings or otherwise sue any Borrower in any other appropriate jurisdiction, or concurrently in more than one jurisdiction, or to serve process, pleadings and other papers upon any Borrower in any manner authorized by the laws of any such jurisdiction. Each Borrower agrees that process served either personally or by registered mail shall, to the extent permitted by law, constitute adequate service of process in any such suit. Without limiting the foregoing, each Borrower hereby appoints, in the case of any such action or proceeding brought in the courts of or in the State of New York, CT Corporation, with offices on the date hereof at 111 Eighth Avenue, New York, New York 10011, to receive for it and on its behalf, service of process in the State of New York with respect thereto, provided each Borrower may appoint any other person, reasonably acceptable to Agent, with offices in the State of New York to replace such agent for service of process upon delivery to Agent of a reasonably acceptable agreement of such new agent agreeing so to act. Each Borrower irrevocably waives to the fullest extent permitted by applicable law (a) any objection which it may have now or in the future to the laying of the venue of any such action, suit or proceeding in any court referred to in the first sentence above, (b) any claim that any such action, suit or proceeding has been brought in an inconvenient forum, (c) its right of removal of any matter commenced by any other party in the courts of the State of New York to any court of the United States of America, (d) any immunity which it or its assets may have in respect of its obligations under this Agreement or any other Credit Document from any suit, execution, attachment (whether provisional or final, in aid of execution, before judgment or otherwise) or other legal process, and (e) any right it may have to require the moving party in any suit, action or proceeding brought in any of the courts referred to above arising out of or in connection with this Agreement or any other Credit Document to post security for the costs of such Borrower or to post a bond or to take similar action. The obligations of Borrower under this Paragraph 8.13 shall survive the payment and performance of the Obligations and the termination of this Agreement.

8.14. Usury. In no event shall any provision of this Agreement or any other Credit Document ever obligate any Borrower to pay or allow any Lender to collect interest on any Loan or any other Obligation of a Borrower hereunder at a rate greater than the maximum non-usurious rate permitted by applicable law (herein referred to as the “highest lawful rate”), or obligate any Borrower to pay any taxes, assessments, charges, insurance premiums or other amounts to the extent that such payments, when added to the interest payable on the Loans or any other Obligations, would be held to constitute the payment by a Borrower of interest at a rate greater than the highest lawful rate. This provision shall control over any provision to the contrary. Without limiting the generality of the foregoing, in the event the maturity of all or any part of the principal amount of the Obligations of a Borrower shall be accelerated for any reason, then such principal amount so accelerated shall be credited with any interest theretofore paid thereon in advance and remaining unearned at the time of such acceleration. If, pursuant to the terms of this Agreement, any funds are applied to the payment of any part of the principal amount of the Obligations of a Borrower prior to the maturity thereof, then (a) any interest which would otherwise thereafter accrue on the principal amount so paid by such application shall be canceled and (b) the Obligations of such Borrower remaining unpaid after such application shall be credited with the amount of all interest, if any, theretofore collected on the principal amount so paid by such application and remaining unearned at the date of said application; and if the funds so applied shall be sufficient to pay in full all the Obligations of such Borrower, then the Lenders shall refund to such Borrower all interest theretofore paid thereon in advance and remaining unearned at the time of such acceleration. Regardless of any other provision in this Agreement or any other Credit Document, no Borrower shall be required to pay any unearned interest on any Obligations or any portion thereof, or be required to pay interest thereon at a rate in excess of the highest lawful rate construed by courts having competent jurisdiction thereof.

8.15. Hong Kong Branch; Full Recourse Obligations. All Loans to FIL shall be made to FIL at its Hong Kong branch located at Room 908 Dominion Center, 43-59 Queens Road East, Wanchai, Hong Kong and all payments of principal and interest by FIL will be made through its Hong Kong branch; provided, however, that notwithstanding the foregoing, FIL acknowledges that the Obligations hereunder are full recourse to Flextronics International Ltd., a Singapore corporation, and are in no manner limited to any extent to any branch thereof and shall in no manner impair the Agent’s or any Lender’s ability to collect any Obligation from FIL.

8.16. USA PATRIOT Act. Each Lender hereby notifies Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrowers, which information includes the name and address of each Borrower and other information that will allow such Lender to identify each Borrower in accordance with the Act.

8.17. Existing FIL Credit Agreement; Effectiveness of this Agreement. Until this Agreement becomes effective in accordance with the terms hereof, the Existing FIL Credit Agreement shall remain in full force and effect and shall not be affected hereby. After the Effective Date, all obligations of Borrowers under the Existing FIL Credit Agreement shall become obligations of Borrowers hereunder, secured by the Security Documents, and the provisions of the Existing FIL Credit Agreement shall be superseded by the provisions hereof.

[The first signature page follows.]

SIGNATURE PAGE TO

AMENDED AND RESTATED FIL CREDIT AGREEMENT

IN WITNESS WHEREOF, Borrowers, Agent, Syndication Agent, Senior Managing Agents, Managing Agents, Co-Documentation Agents, Issuing Bank and Lenders have caused this Agreement to be executed as of the day and year first above written.

BORROWER:	FLEXTRONICS INTERNATIONAL LTD.,

By:
Name:
Title:

AGENT:	ABN AMRO BANK N.V., As Agent

By:
Name:
Title:

By:
Name:
Title:

SIGNATURE PAGE TO

AMENDED AND RESTATED FIL CREDIT AGREEMENT

Name of Institution:

by:
Name:
Title:

by:
Name:
Title:

SCHEDULE II

PRICING GRID

FIL’S SENIOR DEBT RATING	PRICING LEVEL	APPLICABLE MARGIN FOR BASE RATE BORROWINGS	APPLICABLE MARGIN FOR LIBOR RATE BORROWINGS AND LC USAGE FEE	UTILIZATION FEE	COMMITMENT FEE PERCENTAGE
> BBB / Baa2	1	0%	0.625%	0.125%	0.125%
BBB- / Baa3	2	0%	0.750%	0.125%	0.150%
BB+ / Ba1	3	0%	0.875%	0.125%	0.175%
< BB / Ba2	4	0.125%	1.125%	0.250%	0.250%

S-31

EXPLANATION

The Applicable Margin with respect to the LIBOR Rate Loans, the LC Usage Fee (as applicable) and the Commitment Fee Percentage will be determined based on FIL’s Senior Debt Rating assigned by S&P and Moody’s as follows:

1.	In the event FIL does not have a Senior Debt Rating from either S&P or Moody’s, then such rating agency will be deemed for purposes hereof to have established a Senior Debt Rating for FIL below BB- and Ba3, respectively.

2.	If the Senior Debt Rating established or deemed to have been established by S&P and Moody’s are split within different categories above, then the lower rating shall apply (with Pricing Level 3 being lower than Pricing Level 2).

3.	Any change in FIL’s Senior Debt Rating shall be effective on the date such change is first announced by the rating agency making such change.

In addition, Borrowers will pay the utilization fee specified in the fifth column above as provided in Paragraph 2.06 of this Agreement.

S-32

EXHIBIT A

NOTICE OF BORROWING

[Date]

ABN AMRO Bank N.V.

as Agent

[                    ]

Attn: [                    ]

1. Reference is made to that certain Credit Agreement, dated as of March 3, 2004, as amended and restated by the Amended and Restated Credit Agreement dated as of May 27, 2005 (as further amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Flextronics International Ltd. (“FIL”), each of the Subsidiaries of FIL designated as borrower from time to time in accordance with the Credit Agreement (collectively, “Designated Borrowers”), Lenders, Bank of America, N.A., as Issuing Bank, and Agent. Lenders have agreed to extend credit to FIL and Designated Borrowers (together, “Borrowers”) upon the terms and subject to the conditions set forth therein. Unless otherwise indicated, all terms defined in the Credit Agreement have the same respective meanings when used herein.

2. Pursuant to Paragraph 2.02 of the Credit Agreement, the undersigned Borrower hereby irrevocably requests a Borrowing to be made upon the following terms:

(a) The Currency and principal amount of such Borrowing are to be                     ;

(b) Such Borrowing is to consist of [Base Rate] [LIBOR] Loans;

(c) If such Borrowing is to consist of LIBOR Loans, the initial Interest Period for such Borrowing is to be                      month[s];

(d) The date of such Borrowing is to be                     ,             ; and

(e) The Applicable Payment Office is located at                                                                      .

3. The undersigned Borrower hereby certifies to Lenders and Agent that, on the date of this Notice of Borrowing and after giving effect to the requested Borrowing:

(a) The representations and warranties of Borrowers and FIL’s Subsidiaries set forth in Paragraph 4.01 of the Credit Agreement and in the other Credit Documents are true and correct in all material respects as if made on such date (except for representations and warranties expressly made as of a specified date, which shall be true as of such date); and

(b) No Default has occurred and is continuing or will result from such Credit Event.

4. Please disburse the proceeds of the requested Borrowing to                     .

IN WITNESS WHEREOF, the undersigned Borrower has executed this Notice of Borrowing on the date set forth above.

Name of Borrower:

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT A-2

NOTICE OF INCREASE OR DECREASE

IN TOTAL COMMITMENTS

[Date]

ABN AMRO Bank N.V.

as Agent

[                    ]

Attn: [                    ]

1. Reference is made to that certain Credit Agreement, dated as of March 3, 2004, as amended and restated by the Amended and Restated Credit Agreement dated as of May 27, 2005 (as further amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Flextronics International Ltd. (“Borrower”), each of the subsidiaries of the Borrower designated as borrowers from time to time, as approved by each Lender, the Issuing Bank and the guarantors thereunder (collectively, the “Designated Borrowers” and, together with the Borrower, the “Borrowers”), the Lenders, Bank of America, N.A., as Issuing Bank, and ABN AMRO Bank N.V., as Agent. Lenders have agreed to extend credit to Borrowers upon the terms and subject to the conditions set forth therein. Unless otherwise indicated, all terms defined in the Credit Agreement have the same respective meanings when used herein.

2. Pursuant to Paragraph 2.05(e) of the Credit Agreement, Borrowers hereby request [an increase] [a decrease] in the Total Commitment in the amount of $[        ] and a corresponding [decrease][increase] in the “Total Commitment” under the FIUI Credit Agreement.

3. Borrowers hereby certify to Lenders and Agent that, on the date of this Notice and after giving effect to the requested [increase][decrease] in the Total Commitment:

(a) The representations and warranties set forth in Paragraph 4.01 of the Credit Agreement and in the other Credit Documents are true and correct in all material respects as if made on such date (except for representations and warranties expressly made as of a specified date, which shall be true as of such date); and

(b) No Default has occurred and is continuing or will result from such [increase][decrease] in the Total Commitment.

(c) After giving effect to such [increase][decrease] in the Total Commitment (i) the Combined Total Commitment does not exceed $1,350,000,000 and (ii) the Total Commitment is not less than the sum of (x) the Dollar amount or Dollar Equivalent of the then aggregate principal amount of Loans outstanding, (y) the aggregate amount available for drawing under all Letters of Credit and (z) the aggregate amount of all Reimbursement Obligations then outstanding.

IN WITNESS WHEREOF, Borrower has executed this Notice on the date set forth above.

FLEXTRONICS INTERNATIONAL LTD.,

By:
Name:
Title:

Consented to and Accepted:

FLEXTRONICS INTERNATIONAL USA, INC.,

By:
Name:
Title:

EXHIBIT B

FORM OF NOTE

,	May , 2005

FOR VALUE RECEIVED, the undersigned (“Borrower”), hereby promises to pay to the order of                                         , a                                               (“Lender”), pursuant to the Credit Agreement dated as of March 3, 2004, as amended and restated by the Amended and Restated Credit Agreement dated as of May 27, 2005 (as further amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Flextronics International Ltd. (“FIL”), each of the Subsidiaries of FIL designated as borrower from time to time in accordance with the Credit Agreement (collectively, “Designated Borrowers”), Lenders, Bank of America, N.A., as Issuing Bank, and Agent, on or before the Maturity Date specified in the Credit Agreement, (a) the aggregate outstanding principal balance of all Loans made by Lender to Borrower and (b) interest on said sum, at the rates and on the dates provided in the Credit Agreement. Terms used herein have the meanings assigned to those terms in the Credit Agreement, unless otherwise defined herein.

Borrower shall make all payments hereunder, for the account of Lender’s Applicable Lending Office or Offices, as the case may be, to Agent as indicated in the Credit Agreement, in the lawful Currency required by the Credit Agreement and in same day or immediately available funds.

Borrower hereby authorizes Lender to record on the schedule(s) annexed to this Note (i) the date, amount and Currency of each Loan made by such Lender, (ii) the interest rates applicable to each such Loan thereof and the effective dates of all changes thereto, (iii) the Interest Period for each LIBOR Loan, (iv) the date, amount and Currency of each principal and interest payment on each Loan and (v) such other information as such Lender may determine is necessary for the computation of principal and interest payable to it by each Borrower hereunder. Borrower agrees that all such notations shall constitute prima facie evidence of the matters recorded on the schedules; provided, however, that any failure by a Lender to make, or any error by any Lender in making, any such recordation shall not affect Borrowers’ Obligations hereunder.

This Note is one of the Notes referred to in Paragraph 2.09(b) of the Credit Agreement. This Note is subject to the terms of the Credit Agreement, including the rights of prepayment and the rights of acceleration of maturity set forth therein. In case an Event of Default shall occur and be continuing, the principal of and accrued interest on this Note may become or be declared to be due and payable in the manner and with the effect provided in the Credit Agreement.

The transfer, sale or assignment of any rights under or interest in this Note is subject to the restrictions contained in the Credit Agreement, including Paragraph 8.05 thereof.

Borrower shall pay all reasonable fees and expenses, including reasonable attorneys’ fees, incurred by Lender in connection with the enforcement or attempt to enforce any of Borrower’s obligations hereunder not performed when due. Borrower hereby waives notice of presentment, demand, protest or notice of any other kind. This Note shall be governed by and construed in accordance with the laws of the State of New York.

[ ]

By:
Name:
Title:

B-1

LOANS AND PAYMENTS OF INTEREST AND PRINCIPAL

Loans				Payments
Date	Currency	Amount of Loan	Interest Period	Date	Currency	Amount of Interest Paid or Prepaid	Amount of Principal Paid or Prepaid

B-2

EXHIBIT C

FORM OF GUARANTY

THIS GUARANTY, dated as of March 3, 2004, is executed by each of the undersigned (each such entity and each entity which hereafter executes and delivers a Subsidiary Joinder in substantially the form of Attachment 1 hereto to be referred to herein as a “Guarantor”), in favor of ABN AMRO BANK N.V., acting as agent (in such capacity, and each successor thereto in such capacity, “Agent”) for the financial institutions which are from time to time parties to the Credit Agreement referred to in Recital A below (collectively, “Lenders”).

RECITALS

A. Pursuant to a Credit Agreement dated as of March 3, 2004 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Flextronics International Ltd. (“FIL”), each of the Subsidiaries of FIL designated as borrower from time to time in accordance with the Credit Agreement (collectively, “Designated Borrowers”), Lenders, Fleet National Bank, as Issuing Bank, and Agent. Lenders have agreed to extend credit to FIL and Designated Borrowers (together, “Borrowers”) upon the terms and subject to the conditions set forth therein. Each Guarantor is a Subsidiary of FIL, expects to derive substantial direct and indirect benefit from the transactions contemplated by the Credit Agreement and is willing to execute and deliver this Guaranty to induce the Lenders to enter into the transactions contemplated by the Credit Agreement.

B. Lenders’ obligations to extend credit to Borrowers under the Credit Agreement are subject, among other conditions, to receipt by Agent of (1) this Guaranty, duly executed by each existing Eligible Material Subsidiary and each other Subsidiary required to execute the Guaranty pursuant to Subparagraph 2.15(c) of the Credit Agreement, and (2) Subsidiary Joinders, duly executed by each future Eligible Material Subsidiary and each other Subsidiary required to execute a Subsidiary Joinder pursuant to Subparagraph 2.15(c) of the Credit Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the above recitals and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, each Guarantor hereby agrees with Agent, for the ratable benefit of the Lenders and Agent, as follows:

1. Definitions and Interpretation.

(a) Definitions. When used in this Guaranty, the following terms shall have the following respective meanings:

“Agent” shall have the meaning given to that term in the introductory paragraph hereof.

“Aggregate Guaranty Payments” shall mean, with respect to any Guarantor at any time, the aggregate amount of all payments made by such Guarantor under this Guaranty (including under Paragraph 5 hereof) at or prior to such time.

“Borrowers” shall have the meaning given to that term in the Recital A hereof.

“Credit Agreement” shall have the meaning given to that term in the Recital A hereof.

“Debtor Relief Proceeding” shall mean any suit, action, case or other proceeding commenced by, against or for any Borrower or its property seeking the dissolution, liquidation, reorganization, rearrangement or other relief of such Borrower or its debts under any applicable bankruptcy, insolvency or debtor relief law or other similar Governmental Rule now or hereafter in effect or seeking the appointment of a receiver, trustee, liquidator, custodian or other similar official for such Borrower or any substantial part of its property or any general assignment by any

Borrower for the benefit of its creditors, whether or not any such suit, action, case or other proceeding is voluntary or involuntary.

“Disallowed Post-Commencement Interest and Expenses” shall mean interest computed at the rate provided in the Credit Agreement and claims for reimbursement, costs, expenses or indemnities under the terms of any of the Credit Documents accruing or claimed at any time after the commencement of any Debtor Relief Proceeding if the claim for such interest, reimbursement, costs, expenses or indemnities is not allowable, allowed or enforceable against Borrowers in such Debtor Relief Proceeding.

“Fair Share” shall mean, with respect to any Guarantor at any time, an amount equal to (i) a fraction, the numerator which is the Maximum Guaranty Amount of such Guarantor and the denominator of which is the aggregate Maximum Guaranty Amounts of all Guarantors, multiplied by (ii) the aggregate amount paid by all Funding Guarantors under this Guaranty at or prior to such time.

“Fair Share Shortfall” shall mean, with respect to any Guarantor at any time, the amount, if any, by which the Fair Share of such Guarantor at such time exceeds the Aggregate Guaranty Payments of such Guarantor at such time.

“FIL” shall have the meaning given to that term in the Recital A hereof.

“Funding Guarantor” shall have the meaning given to that term in Paragraph 5 hereof.

“Guaranteed Obligations” shall mean and include, with respect to any Guarantor, all loans, advances, debts, liabilities, and obligations, howsoever arising, owed by any Borrower (other than such Guarantor in its capacity as a Borrower if such Guarantor is a Borrower) to Agent or any Lender of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), individual or joint and several, direct or indirect, primary or secondary, absolute or contingent, due or to become due, now existing or hereafter arising pursuant to the terms of the Credit Documents and any Lender Rate Contract that (A) is in effect on the Closing Date with a counterparty that is a Lender or an Affiliate of a Lender as of the Closing Date or (B) is entered into after the Closing Date with any counterparty that is a Lender or an Affiliate of a Lender at the time such Rate Contract is entered into, including the Loans, Reimbursement Obligations with respect to Letters of Credit, all indemnification obligations, interest, fees, taxes, charges, reimbursements, expenses, attorneys’ fees and accountants’ fees (including Disallowed Post-Commencement Interest and Expenses and any other monetary obligations incurred during the pendency of any Debtor Relief Proceeding) chargeable to any Borrower or payable by any Borrower thereunder.

“Guarantor” shall have the meaning given to that term in the introductory paragraph hereof.

“Lenders” shall have the meaning given to that term in the introductory paragraph hereof.

“Maximum Guaranty Amount” shall mean, with respect to any Guarantor at any time, (i) the full amount of the Guaranteed Obligations at such time or (ii) if any court of competent jurisdiction determines in any action to enforce this Guaranty that enforcement against such Guarantor for the full amount of the Guaranteed Obligations is not lawful under or would be subject to avoidance under Section 548 of the United States Bankruptcy Code or any applicable provision of any comparable law of any state or other jurisdiction, then the maximum amount lawful and not subject to such avoidance.

“Subordinated Obligations” shall have the meaning given to that term in Paragraph 4 hereof.

“Subsidiary Joinder” shall mean an instrument substantially in the form of Attachment 1 hereto.

Unless otherwise defined herein, all other capitalized terms used herein and defined in the Credit Agreement shall have the respective meanings given to those terms in the Credit Agreement.

(b) Other Interpretive Provisions. The rules of construction set forth in Section I of the Credit Agreement shall, to the extent not inconsistent with the terms of this Guaranty, apply to this Guaranty and are hereby incorporated by reference. Each Guarantor acknowledges receipt of copies of the Credit Agreement and the other Credit Documents.

2. Guaranty.

(a) Payment Guaranty. Each Guarantor unconditionally guarantees, as a primary obligor and not merely as surety, and promises to pay and perform as and when due, whether at stated maturity, upon acceleration, upon one or more dates set for prepayment or otherwise, any and all of the Guaranteed Obligations, provided that with respect to Flextronics Manufacturing France, such guarantee shall be limited as provided in Paragraph 7 hereof. If (i) any Borrower fails to pay any Guaranteed Obligation or (ii) any Debtor Relief Proceeding relating to any Borrower is commenced, each Guarantor further unconditionally guarantees and promises to and will forthwith pay and perform, upon the demand of Agent, whether at stated maturity, upon acceleration, upon one or more dates set for prepayment or otherwise, any and all of the Guaranteed Obligations (including any and all Disallowed Post-Commencement Interest and Expenses) in accordance with the terms of the Credit Documents, whether or not such obligations are then due and payable by any Guarantor and whether or not such obligations are modified, reduced or discharged in such Debtor Relief Proceeding. This Guaranty is a guaranty of payment and not of collection.

(b) Continuing Guaranty. This Guaranty is an irrevocable continuing guaranty of the Guaranteed Obligations which shall continue in effect until (i) all the Guaranteed Obligations have been fully and indefeasibly paid in cash, (ii) the Lenders have no further commitment to lend under the Credit Agreement, (iii) the aggregate amount available for drawing under all Letters of Credit outstanding and all Reimbursement Obligations outstanding have been reduced to zero and (iv) the Issuing Bank has no further obligation to issue Letters of Credit under the Credit Agreement. If any payment on any Guaranteed Obligation is set aside, avoided, rescinded or otherwise recovered from Agent or any Lender, such recovered payment shall constitute a Guaranteed Obligation hereunder and, if this Guaranty was previously released or terminated, it automatically shall be fully reinstated, as if such payment was never made.

(c) Joint, Several and Independent Obligations. The liability of each Guarantor hereunder is joint and several and is independent of the Guaranteed Obligations. A separate action or actions may be brought and prosecuted against each Guarantor for the full amount of the Guaranteed Obligations irrespective of whether action is brought against any Borrower, any other Guarantor or any other guarantor of the Guaranteed Obligations or whether any Borrower, any other Guarantor or any other guarantor of the Guaranteed Obligations is joined in any such action or actions.

(d) Fraudulent Transfer Limitation. If, in any action to enforce this Guaranty, any court of competent jurisdiction determines that enforcement against any Guarantor for the full amount of the Guaranteed Obligations is not lawful under or would be subject to avoidance under Section 548 of the United States Bankruptcy Code or any applicable provision of any comparable law of any state or other jurisdiction, the liability of such Guarantor under this Guaranty shall be limited to the maximum amount lawful and not subject to such avoidance.

(e) Termination. Notwithstanding any termination of this Guaranty in accordance with Paragraph 2(a) hereof, this Guaranty shall continue to be in full force and effect and applicable to any Guaranteed Obligations arising thereafter which arise because prior payments of Guaranteed Obligations are rescinded or otherwise required to be surrendered by Agent or any Lender after receipt.

(f) No Discharge or Disbursement of Guaranty. Without limiting Paragraph 3 hereof, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Guaranteed Obligations), including any claim of waiver, release, surrender, alteration or compromise of any of the Guaranteed Obligations, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise.

3. Authorizations, Waivers, Etc.

(a) Authorizations. Each Guarantor authorizes Agent and Lenders, in their discretion, without notice to or further assent from such Guarantor, irrespective of any change in the financial condition of any Borrower, such Guarantor, any other Guarantor or any other guarantor of the Guaranteed Obligations since the date hereof, and without affecting or impairing in any way the liability of such Guarantor hereunder, from time to time to:

(i) Create new Guaranteed Obligations and renew, compromise, extend, accelerate or otherwise change the time for payment or performance of, or otherwise amend or modify the Credit Documents or change the terms of, the Guaranteed Obligations or any part thereof, including increase or decrease of the rate of interest thereon;

(ii) Take and hold security for the payment or performance of the Guaranteed Obligations and exchange, enforce, waive or release any such security; apply such security and direct the order or manner of sale thereof; and purchase such security at public or private sale;

(iii) Otherwise exercise any right or remedy Agent or any Lender may have against any Borrower, such Guarantor, any other Guarantor, any other guarantor of the Guaranteed Obligations or any security, including the right to foreclose upon any such security by judicial or nonjudicial sale;

(iv) Settle, compromise with, release or substitute any one or more makers, endorsers, Guarantors or any other guarantor of the Guaranteed Obligations; and

(v) Assign the Guaranteed Obligations, this Guaranty or the other Credit Documents in whole or in part to the extent provided in the Credit Agreement and the other Credit Documents.

(b) Waivers. Each Guarantor hereby waives:

(i) Any right to require Agent or any Lender to (A) proceed against any Borrower, Person, any other Guarantor or any other guarantor of the Guaranteed Obligations, (B) proceed against, resort to or exhaust any security received from, or any balance of any deposit account or credit on the books of Agent or any Lender in favor of, any Person or otherwise marshal the assets of any Borrower, such Guarantor, any other Guarantor or any other guarantor of the Guaranteed Obligations or (C) pursue any other remedy in Agent’s or any Lender’s power whatsoever;

(ii) Any defense arising by reason of the application by any Borrower of the proceeds of any borrowing;

(iii) Any defense resulting from the absence, impairment or loss of any right of reimbursement, subrogation, indemnification, contribution or other right or remedy of Guarantor against any Borrower, any other Guarantor, any other guarantor of the Guaranteed Obligations or any security, whether resulting from an election by Agent or any Lender to foreclose upon security by nonjudicial sale or otherwise;

(iv) any defense based upon or relating to the unenforceability of the Guaranteed Obligations or any part thereof;

(v) Any set-off or counterclaim of any Borrower or any defense which results from any disability or other defense of any Borrower or the cessation or stay of enforcement from any cause whatsoever of the liability of any Borrower (including the lack of validity or enforceability of any of the Credit Documents);

(vi) Any defense based upon any law, rule or regulation which provides that the obligation of a surety must not be greater or more burdensome than the obligation of the principal;

(vii) Until (A) all the Guaranteed Obligations have been fully and indefeasibly paid in cash, (B) the Lenders have no further commitment to lend under the Credit Agreement, (C) the aggregate amount available for drawing under all Letters of Credit outstanding and all Reimbursement Obligations outstanding have been reduced to zero and (D) the Issuing Bank has no further obligation to issue Letters of Credit under the Credit Agreement, any right of subrogation, reimbursement, indemnification or contribution and other similar right to enforce any remedy which Agent, Lenders or any other Person now has or may hereafter have against any Borrower on account of the Guaranteed Obligations, and any benefit of, and any right to participate in, any security now or hereafter received by Agent, any Lender or any other Person on account of the Guaranteed Obligations;

(viii) All presentments, demands for performance, notices of non-performance, notices delivered under the Credit Documents, protests, notice of dishonor, and notices of acceptance of this Guaranty and of the existence, creation or incurrence of new or additional Guaranteed Obligations and notices of any public or private foreclosure sale;

(ix) The benefit of any statute of limitations to the extent permitted by law;

(x) Any appraisement, valuation, stay, extension, moratorium redemption or similar law or similar rights with respect to the marshaling of any assets;

(xi) Any right to be informed by Agent or any Lender of (A) the financial condition of any Borrower, any other Guarantor or any other guarantor of the Guaranteed Obligations or (B) any change therein or any other circumstances bearing upon the risk of nonpayment or nonperformance of the Guaranteed Obligations;

(xii) Until (A) all the Guaranteed Obligations have been fully and indefeasibly paid in cash, (B) the Lenders have no further commitment to lend under the Credit Agreement, (C) the aggregate amount available for drawing under all Letters of Credit outstanding and all Reimbursement Obligations outstanding have been reduced to zero and (D) the Issuing Bank has no further obligation to issue Letters of Credit under the Credit Agreement, any right to revoke this Guaranty;

(xiii) Any defense arising from an election for the application of Section 1111(b)(2) of the United States Bankruptcy Code which applies to the Guaranteed Obligations;

(xiv) Any defense based upon any borrowing or grant of a security interest under Section 364 of the United States Bankruptcy Code; and

(xv) Any right it may have to a fair value hearing to determine the size of a deficiency judgment following any foreclosure on any security for the Guaranteed Obligations.

(c) Financial Condition of Borrowers, Etc. Each Guarantor is fully aware of the financial condition and affairs of each Borrower. Each Guarantor has executed this Guaranty without reliance upon any representation, warranty, statement or information concerning any Borrower furnished to such Guarantor by Agent or any Lender and has, independently and without reliance on Agent or any Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of the financial condition and affairs of each Borrower and of other circumstances affecting the risk of nonpayment or nonperformance of the Guaranteed Obligations. Each Guarantor is in a position to obtain, and assumes full responsibility for obtaining, any additional information about the financial condition and affairs of each Borrower and of other circumstances affecting the risk of nonpayment or nonperformance of the Guaranteed Obligations and will, independently and without reliance upon Agent or any Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own appraisals and decisions in taking or not taking action in connection with this Guaranty.

4. Subordination. Each Guarantor hereby subordinates any and all debts, liabilities and obligations owed to such Guarantor by each Borrower, including all rights of such Guarantor against any Borrower arising as a result of payments pursuant to Paragraph 2(a) of this Guaranty by way of right of subrogation, contribution, reimbursement, indemnity or otherwise (the “Subordinated Obligations”) to the Guaranteed Obligations as provided in this Paragraph 4.

(a) Prohibited Payments, Etc. Except during the continuance of a Default (including the commencement and continuation of any Debtor Relief Proceeding relating to any Borrower), each Guarantor may receive regularly scheduled payments from any Borrower on account of Subordinated Obligations. After the occurrence and during the continuance of any Default (including the commencement and continuation of any Debtor Relief Proceeding relating to any Borrower), however, unless Agent otherwise agrees, no Guarantor shall demand, accept or take any action to collect any payment on account of the Subordinated Obligations.

(b) Prior Payment of Guaranteed Obligations. In any Debtor Relief Proceeding relating to any Borrower, each Guarantor agrees that Agent and Lenders shall be entitled to receive payment of all Guaranteed Obligations (including any and all Disallowed Post-Commencement Interest and Expenses) before such Guarantor receives payment of any Subordinated Obligations.

(c) Turn-Over. After the occurrence and during the continuance of any Default (including the commencement and continuation of any Debtor Relief Proceeding relating to any Borrower), each Guarantor shall, if Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for Agent and Lenders and deliver such payments to Agent on account of the Guaranteed Obligations (including any and all Disallowed Post-Commencement Interest and Expenses), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of such Guarantor under the other provisions of this Guaranty.

(d) Agent Authorization. After the occurrence and during the continuance of any Default (including the commencement and continuation of any Debtor Relief Proceeding relating to any Borrower), Agent is authorized and empowered (but in no way obligated), in its discretion, (i) in the name of each Guarantor, to collect and enforce, and to submit claims in respect of, Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Disallowed Post-Commencement Interest and Expenses), and (ii) to require each Guarantor (A) to collect and enforce, and to submit claims in respect of, Subordinated Obligations and (B) to pay any amounts received on such obligations to Agent for application to the Guaranteed Obligations (including any and all Disallowed Post-Commencement Interest and Expenses).

5. Contribution among Guarantors. Guarantors desire to allocate among themselves, in a fair and equitable manner, their rights of contribution from each other when any payment is made by any Guarantor under this Guaranty. Accordingly, if any payment is made by any Guarantor under this Guaranty (a “Funding Guarantor”) that exceeds its Fair Share, the Funding Guarantor shall be entitled to a contribution from each other Guarantor in the amount of such other Guarantor’s Fair Share Shortfall, so that all such contributions shall cause each Guarantor’s Aggregate Guaranty Payments to equal its Fair Share. The amounts payable as contributions hereunder shall be determined by the Funding Guarantor as of the date on which the related payment or distribution is made by the Funding Guarantor, and such determination shall be binding on the other Guarantors absent manifest error. The allocation and right of contribution among Guarantors set forth in this Paragraph 5 shall not be construed to limit in any way the liability of any Guarantor under this Guaranty or the amount of the Guaranteed Obligations.

6. Miscellaneous.

(a) Notices. Except as otherwise provided herein, all notices, requests, demands, consents, instructions or other communications to or upon any Guarantor or Agent under this Guaranty or the other Credit Documents shall be in writing and faxed, mailed or delivered, (i) if to Agent, at its facsimile number or address set forth below, (ii) if to any Guarantor, at its facsimile number or address set forth below its signature below or in the respective Subsidiary Joinder for such Guarantor or (iii) to such other facsimile number or address for Agent or any Guarantor as indicated in any notice given by Agent or any Guarantor, as the case may be, to the other parties to this Guaranty. All such notices and communications shall be effective (i) when sent by any overnight courier service of recognized standing, on the second Business Day following the deposit with such service, (ii) when mailed via the United States Postal Service, first class and postage prepaid, upon receipt, (iii) when delivered by hand, upon delivery, and (iv) when faxed, upon confirmation of receipt.

(a) Agent: ABN AMRO Bank N.V.

Syndications Group

55 East 52nd Street, 7th Floor

New York, NY 10055

U.S.A.

Attn: John Darmanin

Tel. No: (212) 409-7398

Fax. No: (212) 409-7497

With copies to:

ABN AMRO Bank N.V.

101 California Street, Suite 4300

San Francisco, CA 94111

U.S.A.

Attn: Mathew Harvey

Tel No: (415) 984-3733

Fax No: (415) 984-3707

(b) Payments.

(i) Each Guarantor shall make all payments of the Guaranteed Obligations to Agent at the office of Agent and at the times specified in the Credit Documents for the payment of such Guaranteed Obligations. Each Guarantor shall make all other payments hereunder at such office as Agent may designate. Each payment shall be made in same-day or immediately available funds not later than 2:00 p.m. (New York City time) on the date due.

(ii) Each Guarantor shall make all payments of the Guaranteed Obligations hereunder in the currency in which such Guaranteed Obligations are required to be paid by any Borrower pursuant to the Credit Documents and shall make all other payments hereunder in Dollars; provided, however, that, if Agent shall request a Guarantor to pay any amount hereunder in the lawful currency of the United States which would otherwise be payable in another currency, such Guarantor shall pay to Agent the Dollar Equivalent of such amount.

(iii) If any sum due from any Guarantor under this Guaranty or any other Credit Document to which such Guarantor is a party or any order, judgment or award given or rendered in relation hereto or thereto has to be converted from the currency (the “first currency”) in which the same is payable hereunder or thereunder into another currency (the “second currency”) for the purpose of (A) making or filing a claim or proof against such Guarantor with any Governmental Authority, (B) obtaining an order or judgment in any court or other tribunal or (C) enforcing any order or judgment given or made in relation hereto, such Guarantor shall, to the fullest extent permitted by law, indemnify and hold harmless each of the Persons to whom such sum is due from and against any loss suffered as a result of any discrepancy between (1) the rate of exchange used for such purpose to convert the amounts in question from the first currency into the second currency and (2) the rate or rates of exchange at which such Person may, using reasonable efforts in the ordinary course of business, purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof. The foregoing indemnity shall constitute a separate obligation of each Guarantor distinct from its other obligations hereunder and shall survive the giving or making of any judgment or order in relation to all or any of such obligations.

(iv) If any amounts required to be paid by any Guarantor under this Guaranty or any order, judgment or award given or rendered in relation hereto remain unpaid after such amounts are due, such Guarantor shall pay interest on the aggregate outstanding balance of such amounts from the date due until those amounts are paid in full at a per annum rate equal to:

(1) In the case of amounts payable in Dollars, the Base Rate plus two percent (2.00%), such rate to change from time to time as the Base Rate shall change; or

(2) In the case of amounts payable in any other currency, the Overnight Rate for such currency plus three percent (3.00%), such rate to change from time to time as the Overnight Rate shall change.

(c) Expenses. Each Guarantor shall pay on demand (i) all reasonable and documented fees and expenses, including reasonable attorneys’ fees and expenses, incurred by Agent in connection with the preparation, execution and delivery of, and the exercise of its duties under, this Guaranty and the preparation, execution and delivery of any amendments and waivers hereunder and (ii) all reasonable and documented fees and expenses, including reasonable attorneys’ fees and expenses, incurred by Agent and Lenders in connection with the enforcement or attempted enforcement of this Guaranty or any of the Guaranteed Obligations or in preserving any of Agent’s or Lenders’ rights and remedies (including all such fees and expenses incurred in connection with any “workout” or restructuring affecting the Credit Documents or the Guaranteed Obligations or any bankruptcy or similar proceeding involving such Guarantor, any other Guarantor, any Borrower, or any of their respective affiliates).

(d) Waivers; Amendments. This Guaranty may not be amended or modified, nor may any of its terms be waived, except by written instruments signed by each Guarantor and Agent and subject to any consent required in accordance with Paragraph 8.04 of the Credit Agreement. Each waiver or consent under any provision hereof shall be effective only in the specific instances for the purpose for which given. No failure or delay on Agent’s or any Lender’s part in exercising any right or power hereunder shall operate as a waiver thereof or of any other right nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other further exercise thereof or of any other right or power.

(e) Successors and Assigns. This Guaranty shall be binding upon and inure to the benefit of Agent, Lenders, Guarantors and their respective successors and assigns; provided, however, that no Guarantor may assign or transfer any of its rights and obligations under this Guaranty without the prior written consent of Agent and Lenders, and provided, further, that Agent or any Lender may sell, assign and delegate their respective rights and obligations hereunder only as permitted by the Credit Agreement. All references in this Guaranty to any Person shall be deemed to include all permitted successors and assigns of such Person.

(f) Cumulative Rights, etc. The rights, powers and remedies of Agent and Lenders under this Guaranty shall be in addition to all rights, powers and remedies given to Agent and Lenders by virtue of any applicable law, rule or regulation of any Governmental Authority, the Credit Agreement, any other

Credit Document or any other agreement, all of which rights, powers, and remedies shall be cumulative and may be exercised successively or concurrently without impairing Agent’s or any Lender’s rights hereunder.

(g) Set-off; Security Interest.

(i) Upon the occurrence and during the continuance of an Event of Default, in addition to any rights and remedies of Lenders provided by law (including other rights of set-off), each Lender shall have the right at any time and from time to time, with prior notice to Agent but without prior notice to or consent of any Guarantor, any such notice and consent being expressly waived by each Guarantor to the extent permitted by applicable law, to set-off and apply against the obligations of each Guarantor any amount owing from such Lender to such Guarantor. The aforesaid right of set-off may be exercised by such Lender against a Guarantor or against any trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver or execution, judgment or attachment creditor of such Guarantor or against anyone else claiming through or against such Guarantor or such trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off may not have been exercised by such Lender at any prior time. Each Lender agrees promptly to notify the applicable Guarantor after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

(ii) As security for the obligations of each Guarantor hereunder, each Guarantor hereby grants to Agent and each Lender, for the benefit of all Lenders, a continuing security interest in any and all deposit accounts or moneys of such Guarantor now or hereafter maintained with such Lender. Each Lender shall have all of the rights of a secured party with respect to such security interest.

(h) Payments Free of Taxes. All payments made by each Guarantor under this Guaranty shall be made free and clear of, and without deduction or withholding for or on account of, all present and future Non-Excluded Taxes. If any Non-Excluded Taxes are required to be withheld from any amounts payable to Agent or any Lender hereunder, the amounts so payable to Agent or such Lender shall be increased to the extent necessary to yield to Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Guaranty or the other Credit Documents, as applicable. If under the laws of the applicable jurisdiction, a payment by a Guarantor pursuant to this Subparagraph 6(h) to Agent or any Lender may be made without deduction or withholding of any Taxes (or with reduced deduction or withholding of any Taxes), the Agent and such Lender (as applicable) shall, upon written request by the applicable Guarantor, use reasonable efforts to file with the appropriate tax authorities and deliver to Guarantor such certificates and other evidence requested by Guarantor establishing Agent’s or Lender’s entitlement to such eliminated or reduced withholding. Whenever any Non-Excluded Taxes are payable by any Guarantor, as promptly as possible thereafter, such Guarantor shall send to Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by such Guarantor showing payment thereof. If Guarantors fail to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fail to remit to Agent the required receipts or other required documentary evidence, Guarantors shall indemnify Agent and Lenders for any taxes (including interest or penalties) that may become payable by Agent or any Lender as a result of any such failure. The obligations of Guarantors under this Subparagraph 6(h) shall survive the payment and performance of the Guaranteed Obligations and the termination of this Guaranty. Nothing contained in this Subparagraph 6(h) shall require Agent or any Lender to make available any of its tax returns (or any other information relating to its taxes which Agent or any Lender deems to be confidential).

(i) Partial Invalidity. If at any time any provision of this Guaranty is or becomes illegal, invalid or unenforceable in any respect under the law or any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Guaranty nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace any illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of any such illegal, invalid or unenforceable provisions.

(j) Jury Trial. EACH OF GUARANTORS, LENDERS AND AGENT, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AS TO ANY ISSUE RELATING HERETO IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS GUARANTY.

(k) Counterparts. This Guaranty may be executed in any number of identical counterparts, each of which shall be deemed to be an original and any set of which signed by all the Guarantors shall be deemed to constitute a complete, executed original for all purposes.

(l) Survival of Guaranty. All covenants, agreements, representations and warranties made by any Borrower or any Guarantor in the Credit Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Guaranty or any other Credit Document shall be considered to have been relied upon by the Lenders and shall survive the execution and delivery of the Credit Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any Lender or on its behalf and notwithstanding that Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended under the Credit Agreement, and shall continue in full force and effect until (A) all the Guaranteed Obligations have been fully and indefeasibly paid in cash, (B) the Lenders have no further commitment to lend under the Credit Agreement, (C) the aggregate amount available for drawing under all Letters of Credit outstanding and all Reimbursement Obligations outstanding have been reduced to zero and (D) the Issuing Bank has no further obligation to issue Letters of Credit under the Credit Agreement.

(m) Governing Law, Consent to Jurisdiction, Etc.

(i) This Guaranty shall be governed by and construed in accordance with the laws of the State of New York.

(ii) Each Guarantor irrevocably submits to the non-exclusive jurisdiction of the courts of the State of New York and the courts of the United States of America located in the City of New York. In addition, Each Guarantor agrees that any legal action, suit or proceeding arising out of or relating to this Guaranty or any of the other Credit Documents may be brought against such party in any such courts. Final judgment against a Guarantor in any such action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the judgment, or in any other manner provided by law. Nothing in this Subparagraph 6(m)(ii) shall affect the right of Agent or any Lender to commence legal proceedings or otherwise sue any Guarantor in any other appropriate jurisdiction, or concurrently in more than one jurisdiction, or to serve process, pleadings and other papers upon any Guarantor in any manner authorized by the laws of any such jurisdiction. Each Guarantor agrees that process served either personally or by registered mail shall, to the extent permitted by law, constitute adequate service of process in any such suit. Without limiting the foregoing, each Guarantor hereby appoints, in the case of any such action or proceeding brought in the courts of or in the State of New York, CT Corporation, with offices on the date hereof at 111 Eighth Avenue, New York, New York 10011, to receive for it and on its behalf, service of process in the State of New York with respect thereto, provided that each Guarantor may appoint any other person, reasonably acceptable to Agent, with offices in the State of New York to replace such agent for service of process upon delivery to Agent of a reasonably acceptable agreement of such new agent agreeing so to act. Each Guarantor irrevocably waives to the fullest extent permitted by applicable law (A) any objection which it may have now or in the future to the laying of the venue of any such action, suit or proceeding in any court referred to in the first sentence of this Subparagraph 6(m)(ii) above, (B) any claim that any such action, suit or proceeding has been brought in an inconvenient forum, (C) its right of removal of any matter commenced by any other party in the courts of the State of New York to any court of the United

States of America, (D) any immunity which it or its assets may have in respect of its obligations under this Agreement or any other Credit Document from any suit, execution, attachment (whether provisional or final, in aid of execution, before judgment or otherwise) or other legal process, and (E) any right it may have to require the moving party in any suit, action or proceeding brought in any of the courts referred to above arising out of or in connection with this Agreement or any other Credit Document to post security for the costs of any Guarantor or to post a bond or to take similar action.

7. Limitation on Guarantee by Flextronics Manufacturing France

(a) The liability of Flextronics Manufacturing France under this Guaranty shall be limited at any time to 50% of the greater of:

(i) the Net Asset Value of Flextronics Manufacturing France calculated on the basis of its audited financial statements dated as of March 31, 2003; and

(ii) the Net Asset Value of the Flextronics Manufacturing France calculated on the basis of its audited financial statements available at the date on which demand is made pursuant to this Guaranty.

(b) For the purposes of Subparagraph (a) above, “Net Asset Value” of Flextronics Manufacturing France means the capitaux propres (as defined in article 22 of the French decree no. 83-1020 of November 29, 1983) of Flextronics Manufacturing France. A certificate of the statutory auditors of the Flextronics Manufacturing France as to the Net Asset Value shall be conclusive evidence as to the amount to which it relates.

(c) The limitations set forth in this Paragraph 7 with respect to Flextronics Manufacturing France shall in no way limit the Guaranty of any other Guarantor hereunder. Without limiting Subparagraph 6(i), if at any time the Guaranty of Flextronics Manufacturing France is or becomes illegal, invalid or unenforceable in any respect, neither the legality, validity or enforceability of this Guaranty against the other Guarantors shall in any way be affected or impaired thereby.

[The first signature page follows.]

SIGNATURE PAGE

TO FIL GUARANTY

IN WITNESS WHEREOF, each Guarantor has caused this Guaranty to be executed as of the day and year first above written.

Name of Guarantor:

By:

Name:
Title:

Address:
[ ]
[ ]
[ ]
Attn:[ ]
Telephone:	[ ]
Facsimile:	[ ]

SIGNATURE PAGE

TO FIL GUARANTY

ABN AMRO BANK N.V.,
As Agent

By:

Name:
Title:

By:
Name:
Title:

ATTACHMENT 1

SUBSIDIARY JOINDER

THIS SUBSIDIARY JOINDER (this “Agreement”), dated as of                     ,         , is executed by [NEW ELIGIBLE MATERIAL SUBSIDIARY OR OTHER SUBSIDIARY], a                  [insert type of entity] (“New Subsidiary”) in favor of ABN AMRO BANK N.V., acting as agent (in such capacity, and each successor thereto in such capacity, “Agent”) for the financial institutions which are from time to time parties to the Credit Agreement referred to in Recital A below (collectively, the “Lenders”).

RECITALS

A. Pursuant to a Credit Agreement dated as of March 3, 2004 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Flextronics International Ltd. (“FIL”), each of the Subsidiaries of FIL designated as borrower from time to time in accordance with the Credit Agreement (collectively, “Designated Borrowers”), Lenders, Fleet National Bank, as Issuing Bank, and Agent. Lenders have agreed to extend credit to FIL and Designated Borrowers (together, “Borrowers”) upon the terms and subject to the conditions set forth therein. Each Guarantor is a Subsidiary of FIL, expects to derive substantial direct and indirect benefit from the transactions contemplated by the Credit Agreement and is willing to execute and deliver this Subsidiary Joinder to induce the Lenders to enter into the transactions contemplated by the Credit Agreement.

B. Lenders’ obligations to extend credit to Borrowers under the Credit Agreement are subject, among other conditions, to receipt by Agent of (1) a Guaranty, dated as of March 3, 2004, duly executed by each existing Eligible Material Subsidiary and each other Subsidiary required to execute the Guaranty pursuant to Subparagraph 2.15(c) of the Credit Agreement, and (2) Subsidiary Joinders, duly executed by each future Eligible Material Subsidiary and each other Subsidiary required to execute the Subsidiary Joinder pursuant to Subparagraph 2.15(c) of the Credit Agreement.

C. New Subsidiary is a new Eligible Material Subsidiary or other Subsidiary, expects to derive substantial direct and indirect benefit from the transactions contemplated by the Credit Agreement and is willing to execute and deliver this Subsidiary Joinder to induce the Lenders to enter into the transactions contemplated by the Credit Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the above recitals and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, New Subsidiary hereby agrees with Agent, for the ratable benefit of the Lenders and Agent, as follows:

1. Definitions and Interpretation. Unless otherwise defined herein, all capitalized terms used herein and defined in the Guaranty shall have the respective meanings given to those terms in the Guaranty. New Subsidiary acknowledges receipt of copies of the Guaranty, the Credit Agreement and the other Credit Documents.

2. Representations and Warranties. On and as of the date of this Agreement (the “Effective Date”) and for the ratable benefit of Agent and the Lenders, New Subsidiary hereby makes each of the representations and warranties made by each Guarantor in the Guaranty.

3. Agreement to be Bound. New Subsidiary agrees that, on and as of the Effective Date, it shall become a Guarantor under the Guaranty and shall be bound by all the provisions of the Guaranty to the same extent as if New Subsidiary had executed the Guaranty on the Closing Date. Each reference to a “Guarantor” in the Guaranty shall be deemed to include the New Subsidiary.

4. Waiver. Without limiting the generality of the waivers in the Guaranty, New Subsidiary specifically agrees to be bound by the Guaranty and waives any right to notice of acceptance of its execution of this Agreement and of its agreement to be bound by the Guaranty.

5. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

6. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement.

7. Notice. All communications and notices hereunder shall be given as provided in Paragraph 6(a) of the Guaranty.

8. Expenses. The New Subsidiary agrees to reimburse Agent for its reasonable out-of-pocket expenses in connection with this Agreement, including the reasonable fees, other charges and disbursements of counsel for the Agent.

9. Guaranty. Except as expressly supplemented hereby, the Guaranty shall remain in full force and effect.

IN WITNESS WHEREOF, New Subsidiary has caused this Agreement to be executed by its duly authorized officer.

[NEW SUBSIDIARY]

By:

Name:
Title:

Address:
[ ]
[ ]
[ ]
Attn: [ ]
Telephone:	[( ) - ]
Facsimile:	[( ) - ]

ABN AMRO BANK N.V.,

As Agent

By:

Name:
Title:

EXHIBIT D

[FORM OF]

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Assignment Effective Date set forth below and is entered into by and between [Insert name of Assignor Lender] (the “Assignor Lender”) and [Insert name of Assignee Lender] (the “Assignee Lender”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee Lender. The Standard Terms and Conditions set forth in Attachment 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor Lender hereby irrevocably sells and assigns to the Assignee Lender, and the Assignee Lender hereby irrevocably purchases and assumes from the Assignor Lender, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Assignment Effective Date inserted by the Agent as contemplated below, (i) all of the Assignor Lender’s rights and obligations in its capacity as a Lender under the Credit Agreement and the other Credit Documents to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor Lender (including any Letters of Credit or Guaranties) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor Lender (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other Credit Document or the Loans and other transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor Lender and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor Lender.

1.	Assignor Lender: ____________________________________

2.	Assignee Lender: ____________________________________

3.	Borrower:	[Flextronics International Limited]

4.	Agent:	ABN AMRO Bank N.V., as agent under the Credit Agreement

5.	Credit Agreement:	Credit Agreement dated as of March 3, 2004, as amended and restated by the Amended and Restated Credit Agreement dated as of May 27, 2005 (as further amended, supplemented or otherwise modified from time to time), among Flextronics International Ltd. (“FIL”), each of the Subsidiaries of FIL designated as borrower from time to time in accordance with the Credit Agreement (collectively, the “Designated Borrowers”), Lenders, Bank of America, N.A., as Issuing Bank, and Agent.

6.	Assigned Interest:	See Attachment 2.

[7.	Assignment Effective Date:	______________][1]

Assignment Effective Date:                                      , 20     [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

[1]	To be completed if the Assignor Lender and the Assignee Lender intend that the minimum assignment amount is to be determined as of the Trade Date.

ASSIGNOR LENDER
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE LENDER
[NAME OF ASSIGNEE]

By:
Title:

[Consented to and]2 Accepted:

[NAME OF AGENT], as Agent

By
Title:

[Consented to:]3

[NAME OF RELEVANT PARTY]

By
Title:

[2]	To be added only if the consent of the Agent is required by the terms of the Credit Agreement.

[3]	To be added only if the consent of the Borrower and/or other parties (e.g., Issuing Bank) is required by the terms of the Credit Agreement.

ATTACHMENT 1

TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor Lender. The Assignor Lender (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or any Obligation or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective Obligations under any Credit Document.

1.2. Assignee Lender. The Assignee Lender (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee Lender under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Assignment Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Agent or any other Lender, and (v) if it is a lender not organized under the laws of the United States, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to Section 2.13(b) of the Credit Agreement, duly completed and executed by the Assignee Lender; and (b) agrees that (i) it will, independently and without reliance on the Agent, the Assignor Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2. Payments. From and after the Assignment Effective Date, the Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor Lender for amounts which have accrued to but excluding the Assignment Effective Date and to the Assignee Lender for amounts which have accrued from and after the Assignment Effective Date.4

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

[4]	The Agent should consider whether this method conforms to its systems. In some circumstances, the following alternative language may be appropriate: “From and after the Assignment Effective Date, the Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee Lender whether such amounts have accrued prior to, on or after the Assignment Effective Date. The Assignor Lender and the Assignee Lender shall make all appropriate adjustments in payments by the Agent for periods prior to the Assignment Effective Date or with respect to the making of this assignment directly between themselves.”

ATTACHMENT 2

TO ASSIGNMENT AND ASSUMPTION

PART A

Assignor Lender:	Commitments or Loans Assigned	Commitments or Loans After Assignment
______________	$____________	$____________

Assignee Lenders:
______________	$____________	$____________
______________	$____________	$____________
______________	$____________	$____________
______________	$____________	$____________

PART B

[Assignee Lender]

Domestic Lending Office:

[                                                     ],

[                                                     ],

[                                                     ],

Eurodollar Lending Office:

[                                                     ],

[                                                     ],

[                                                     ],

Address for Notices:

Wiring Instructions:

EXHIBIT E

FORM OF REAFFIRMATION AGREEMENT

REAFFIRMATION AGREEMENT (this “Agreement”), dated as of May 27, 2005, among FLEXTRONICS INTERNATIONAL LTD., a Singapore corporation (“FIL”), each other subsidiary of FIL identified herein (each, a “Subsidiary Party” and, together with FIL, the “Reaffirming Parties”) and ABN AMRO BANK N.V. (“ABN AMRO”), as Agent under the Restated Credit Agreement referred to below.

WHEREAS FIL, the Designated Borrowers identified therein, each Lender and ABN AMRO, as Agent, have entered into an Amended and Restated Credit Agreement dated as of May 27, 2005 (the “Restated Credit Agreement”), which amends and restates the Credit Agreement dated as of March 3, 2004 (the “Existing Credit Agreement”), among FIL, the Designated Borrowers identified therein, the lenders party thereto from time to time and the Agents party thereto as in effect on the date hereof;

WHEREAS each of the Reaffirming Parties is party to one or more of the Security Documents (such term and each other capitalized term used but not defined herein having the meaning assigned such terms in the Restated Credit Agreement);

WHEREAS each Reaffirming Party expects to realize, or has realized, substantial direct and indirect benefits as a result of the Restated Credit Agreement becoming effective and the consummation of the transactions contemplated thereby; and

WHEREAS the execution and delivery of this Agreement is a condition precedent to the consummation of the transactions contemplated by the Restated Credit Agreement.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Reaffirmation/Amendment and Restatement

Reaffirmation. Each of the Reaffirming Parties (i) hereby consents to the Restated Credit Agreement and the transactions contemplated thereby, (ii) hereby confirms its guarantees and other agreements, as applicable, under each of the Security Documents to which it is party and (iii) agrees that notwithstanding the effectiveness of the Restated Credit Agreement and the consummation of the transactions contemplated thereby, such guarantees and other agreements shall continue to be in full force and effect and shall accrue to the benefit of the Lenders under the Restated Credit Agreement. Each of the Reaffirming Parties further agrees to take any action that may be required or that is reasonably requested by the Agent to ensure compliance by Borrower with Subparagraph 2.15(c) of the Restated Credit Agreement and hereby reaffirms its obligations under each similar provision of each Security Document to which it is party.

Amendment and Restatement. On and after the effectiveness of the Restated Credit Agreement, (i) each reference in each Security Document to the “Credit Agreement”, “thereunder”, “thereof” or words of like import shall mean and be a reference to the Restated Credit Agreement as such agreement may be amended, modified or supplemented and in effect from time to time and (ii) the definition of any term defined in any Security Document by reference to the terms defined in the “Credit Agreement” shall be amended to be defined by reference to the defined term in the Restated Credit Agreement, as the same may be amended, modified or supplemented and in effect from time to time.

Representations and Warranties

Each Reaffirming Party hereby represents and warrants, which representations and warranties shall survive execution and delivery of this Agreement, as follows:

Organization. Such Reaffirming Party is duly organized and validly existing in good standing under the laws of the jurisdiction of its formation (or, if applicable in a foreign jurisdiction, enjoys the equivalent status under the laws of any jurisdiction outside the United States).

Authority; Enforceability. Such Reaffirming Party has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and has taken all necessary action to authorize the execution, delivery and performance by it of this Agreement. Such Reaffirming Party has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing.

Security Documents. The representations and warranties of such Reaffirming Party contained in each Security Document are true and correct in all material respects on and as of the date hereof with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall have been true and correct as of such earlier date).

Miscellaneous

Notices. All notices and other communications hereunder shall be made at the addresses, in the manner and with the effect provided in Paragraph 8.01 of the Restated Credit Agreement, provided that, for this purpose, the address of each Reaffirming Party shall be the one specified for FIL under the Restated Credit Agreement.

Expenses. Each Reaffirming Party agrees to pay all reasonable costs, fees and expenses (which may include the reasonable allocated costs of internal counsel if ABN AMRO or a Lender elects to use internal counsel in lieu of outside counsel) incurred by ABN AMRO or any Lender in collecting or enforcing any Reaffirming Party’s obligations under this Agreement.

Security Document. This Agreement is a Security Document executed pursuant to the Restated Credit Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions thereof.

Section Captions. Section captions used in this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.

Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

Amendment. This Agreement may be waived, modified or amended only by a written agreement executed by each of the parties hereto.

Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original but all of which shall together constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

Applicable Law; Waiver of Jury Trial; Consent to Jurisdiction, Etc. (i) THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

EACH PARTY HERETO HEREBY AGREES AS SET FORTH IN PARAGRAPH 8.09 OF THE RESTATED CREDIT AGREEMENT AS IF SUCH SECTION WERE SET FORTH IN FULL HEREIN.

EACH PARTY HERETO HEREBY AGREES AS SET FORTH IN PARAGRAPH 6(m)(ii) OF THE GUARANTY AS IF SUCH SECTION WERE SET FORTH IN FULL HEREIN.

No Novation. Neither this Agreement nor the execution, delivery or effectiveness of the Restated Credit Agreement shall extinguish the obligations for the payment of money outstanding under the Existing Credit Agreement or discharge or release any guarantee thereof. Nothing herein contained shall be construed as a substitution or novation of the obligations outstanding under the Existing Credit Agreement or instruments securing the same, which shall remain in full force and effect, except to any extent modified hereby or by instruments executed concurrently herewith. Nothing implied in this Agreement, the Restated Credit Agreement or in any other document contemplated hereby or thereby shall be construed as a release or other discharge of FIL or any Subsidiary under any Security Document from any of its obligations and liabilities as “FIL”, “Borrower”, a “Subsidiary” or a “Guarantor” under the Existing Credit Agreement or the Security Documents. Each of the Existing Credit Agreement and the Security Documents shall remain in full force and effect, until (as applicable) and except to any extent modified hereby or by the Restated Credit Agreement or in connection herewith and therewith.IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

Name of Reaffirming Party:___________________________
By:
Name:
Title:

Address:
[_______________________________________]
[_______________________________________]
[_______________________________________]
Attn: [___________________________________]
Telephone: [______________________________]
Facsimile: [_______________________________]

ABN AMRO BANK, N.V., as Agent
By:
Name:
Title:

By:
Name:
Title:

E-4